Exhibit 10.9

OFFICE BUILDING LEASE

BETWEEN

FLUOR ENTERPRISES, INC.

LANDLORD

AND

QUEST SOFTWARE, INC.,

TENANT

(i)

(ii)

(iii)

(iv)

EXHIBITS:
Page
A	Project Site Plan
B-I	Outline of Floor Plan of Premises – Ground Floor
B-II	Outline of Floor Plan – Second Floor
B-III	Outline of Floor Plan – Third Floor
C	Work Letter Agreement
D	Tenant’s Reserved Parking Spaces
E	Rules and Regulations
F	Definition of Operating Expenses, Real Property Taxes and Assessments, and Utilities Costs
G	Standards for Utilities and Services
H	Subordination, Non-Disturbance and Attornment Agreement
I-1	Tenant Estoppel Certificate
I-2	Landlord Estoppel Certificate
J	Option Purchase and Sale Agreement
K	Ground Floor Lease-Back Premises
L	Modified Lease Terms for Landlord Lease-Back
M	Memorandum of Lease

SCHEDULES

C-1	Contractor Insurance Requirements
G-1	Janitorial and Cleaning Specifications
G-2	Security Specifications

(v)

OFFICE BUILDING LEASE

This OFFICE BUILDING LEASE (“Lease”) is entered into as of the 13th day of February, 2004 (the “Effective Date”) by and between FLUOR ENTERPRISES, INC., a California corporation (“Landlord”), and QUEST SOFTWARE, INC., a California corporation (“Tenant”) (collectively, the “Parties”).

1. BASIC LEASE TERMS. For purposes of this Lease, the following terms have the following definitions and meanings:

(a) Landlord: Fluor Enterprises, Inc., a California corporation

(b) Landlord’s Address (For Notices):

One Enterprise Drive

Aliso Viejo, CA 92656

Attn: Director, Corporate Real Estate

or such other place as Landlord may from time to time designate by notice to Tenant.

(c) Tenant: Quest Software Inc., a California corporation.

(d) Tenant’s Address (For Notices):

Prior to the Commencement Date:

Quest Software, Inc.

8001 Irvine Center Drive

Irvine, CA 92618

Attention: General Counsel

After the Commencement Date:

Quest Software, Inc.

[At the Address of the Premises]

Attention: General Counsel

In each case with a copy to:

Paul, Hastings, Janofsky & Walker LLP

695 Town Center Drive, 17th Floor

Costa Mesa, CA 92626

Attention: John F. Simonis, Esq.

or such other place as Tenant may from time to time designate by notice to Landlord.

(e) Project: The parcel(s) of real property located in the City of Aliso Viejo (the “City”), County of Orange (the “County”), State of California (“State”), as shown on the site plan attached hereto as Exhibit “A”, including buildings, surface parking areas, landscaping, walkways and other common areas situated thereon (the “Project”).

(f) Building: A four (4) story office building upon the Land which, for purposes for this Lease, the Parties agree contains 88,885 Rentable Square Feet (and 83,286 Useable Square Feet), with the street address of One Fluor Daniel Drive, Aliso Viejo, California 92698.

(g) Premises: Those certain premises generally shown on the floor plans attached hereto as Exhibits “B-I, 2 & 3” located on a portion of the ground floor as well as the entire second (2nd) and third (3rd) floors of the Building, which for purposes for this Lease, the Parties agree contains 57,717 Rentable Square Feet and 53,941 Useable Square Feet.

(h) Premises Parcel: The legal parcel upon which the Building is located as shown on the site plan attached hereto as Exhibit “A”.

(i) Project CC&Rs: Those certain Declaration of Reciprocal Easements and Covenants recorded against or to be recorded against the Project in accordance with the Building E Purchase Agreement (as defined in Section 3(b) below).

(j) Tenant’s Percentage of Building: “Tenant’s Percentage of the Building” shall be the ratio of the Rentable Square Footage of the Premises to the total Rentable Square Footage of the Building. For purposes of this Lease the Parties agree that the initial Tenant’s Percentage of Building is 62.5%. In the event the Premises or the Building is materially modified, the exact Rentable Square Footage and Usable Square Footage of the Building and/or Premises, as the case may be, shall be recalculated in accordance with the Method for Measuring Floor Area in Office Buildings, ANSI Z65.1996 (the “BOMA Standard”).

(k) Building’s Percentage of Project: The “Building’s Percentage of the Project” shall be the ratio of the Rentable Square Footage of the Building to the total Rentable Square Footage of all buildings in the Project. For purposes of this Lease, the Building’s Percentage of the Project is 20.56%. Landlord represents and warrants that the Rentable Square Footage for the Building and the other Buildings in the Project has been calculated using the BOMA Standard. In the event the Building or any other building in the Project is materially modified, the exact Rentable Square Footage and Usable Square Footage of the Building and/or Premises, as the case may be, shall be recalculated in accordance with the BOMA Standard.

(l) Term: Ten (10) years, subject to Tenant’s early termination option pursuant to Sections 3(b) and 3(c) below.

(m) Commencement Date: The Commencement Date shall be December 1, 2005, subject to extension on a day-for-day basis for Force Majeure Delays (as defined in Section 31 below) and Landlord Delays, as defined in Section 9 of the Work Letter Agreement attached hereto as Exhibit C (the “Work Letter”).

(n) Initial Monthly Base Rent: $2.10 per rentable square foot, full service gross, subject to adjustment as provided in Section 1(o) below and as otherwise provided in this Lease.

(o) Adjustment to Monthly Base Rent: Monthly Base Rent will be adjusted in accordance with the following:

MONTHS	MONTHLY BASE RENT Per rentable square foot, full service gross
1 – 30	$2.10
31 – 60	$2.20
61 – 90	$2.30
91 – 120	$2.40

(p) Expense Allowance: The Expense Allowance as to Operating Expenses, Real Property Taxes and Assessments, and Utilities Costs means Tenant’s Percentage of Operating Expenses, Real Property Taxes and Assessments and Utilities Costs on an aggregate basis, as described in Section 6 below, for the 2006 calendar base year (hereinafter, the “Base Year”), which amount on an annual basis shall be included in Monthly Base Rent and shall be funded by Landlord without reimbursement by Tenant.

(q) Security Deposit: There shall be no security deposit under this Lease, unless Tenant fails to pay an installment of rent within ten (10) days of the date when due on three (3) or more occasions during any two-calendar year period, in which case Tenant shall deposit, with Landlord, a security deposit equal to one (1) month’s rent.

(r) Tenant Improvements: All tenant improvements installed or to be installed by Tenant within the Premises to prepare the Premises for occupancy pursuant to the terms of the Work Letter.

(s) Tenant Improvement Allowance: One Million Seventy-Eight Thousand Eight Hundred Twenty Dollars ($1,078,820).

(t) Permitted Use: General office use and any other legally permitted uses under the Project CC&Rs.

(u) Parking: Except for the exclusive parking rights set forth below in this Section, all parking within the Project shall be available for the non-exclusive use of Tenant, the Tenant Parties and the other occupants and visitors of the Project and otherwise in accordance with the Project CC&Rs. At Tenant’s option, up to twenty (20) parking stalls on the Premises Parcel (other than stalls committed to handicapped parking or loading/unloading for the Building) may be converted to reserved spaces for the exclusive use of Tenant. Pursuant to the Project CC&Rs, Landlord or successor owners of other buildings in the Project may also designate up to twenty (20) parking stalls for each other building in the Project as reserved parking stalls for the exclusive use of such Building, provided that the reserved spaces for other buildings must be located outside the parcel on which the Building is located. In addition, prior to the Commencement Date Landlord shall create and stripe a loading and unloading area for the Building (not to exceed three (3) parking spaces) in a reasonably convenient location reasonably acceptable to Tenant within the parking area on the Premise Parcel or the adjacent Building E Parcel. All parking shall be provided free of charge to Tenant and its employees, subtenants, assignees, customers, contractors and invitees (collectively, the “Tenant Parties”) for the Term of the Lease, including any exercised Extension Options (as defined in Section 38 of the Addendum). The use of Project parking areas by Tenant and the Tenant Parties shall be subject to the Project CC&Rs, the terms and conditions of Section 31 below and the Rules and Regulations regarding parking contained in Exhibit “E”.

(v) Broker(s): Cushman and Wakefield of California, Inc., representing Landlord, and Julien J. Studley, Inc., representing Tenant.

(w) Interest Rate: shall mean ten percent (10%) per annum; provided, however, the Interest Rate will in no event exceed the maximum interest rate permitted to be charged by applicable law.

(x) Exhibits: Exhibits A through M, inclusive, which Exhibits are attached to this Lease and incorporated herein by this reference.

(y) Addendum Paragraphs: 38 through 45, inclusive, which Addendum Paragraphs are attached to this Lease and incorporated herein by this reference.

This Section 1 represents a summary of the basic terms and definitions of this Lease. In the event of any inconsistency between the terms contained in this Section 1 and any specific provision of this Lease, the terms of the more specific provision shall prevail.

2. PREMISES AND COMMON AREAS.

(a) Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises as improved or to be improved with the Tenant Improvements described in the Work Letter. Tenant shall have entry access to the Building and access to the Premises twenty-four (24) hours per day, seven (7) days per week year-round. Landlord reserves the right to require Tenant to comply with Project security procedures and practices in accordance with the Project CC&Rs, applied on a consistent basis to all occupants in the Project.

(b) Mutual Covenants. Landlord and Tenant agree that the letting and hiring of the Premises is upon and subject to the terms, covenants and conditions contained in this Lease and each party covenants as a material part of the consideration for this Lease to keep and perform their respective obligations under this Lease.

(c) Tenant’s Use of Common Areas. During the Term of this Lease, Tenant and the Tenant Parties (as defined below) shall have the nonexclusive right to use in common with Landlord and all persons, firms and corporations conducting business in the Project and their respective customers, guests, licensees, invitees, subtenants, employees and agents (collectively, “Project Occupants”), subject to the terms of this Lease, the Rules and Regulations of the Project and the Project CC&Rs, the following common areas of the Building and/or the Project (collectively, the “Common Areas”):

(i) The Building’s common entrances, hallways, lobbies, public restrooms on multi-tenant floors, elevators, stairways and accessways, loading docks, ramps, drives and platforms and any passageways and serviceways thereto, and the common pipes, conduits, wires and appurtenant equipment within the Building which serve the Premises (collectively, “Building Common Areas”); and

(ii) All Project common areas, including, without limitation, the parking facilities of the Project (the “Parking Areas”), trash areas, roadways, sidewalks, walkways, parkways, driveways, landscaped areas, plaza areas, outdoor eating areas, fountains and similar areas and facilities and all other common areas identified in the Project CC&Rs and the Building C loading dock area, which will not be a common area under the Project CC&Rs but will be made available for Tenant’s use pursuant to a separate license agreement with Landlord in accordance with the same terms as set forth in Section 5.5 of the Building E Purchase Agreement (collectively, “Project Common Areas”).

(iii) The right to utilize any unutilized conduits connecting the Building and Building E in the Project and the right to install and maintain conduits, cabling and/or wiring within such conduits and other conduit & risers previously installed by Landlord for such purposes or in other commercially feasible locations reasonably approved by Landlord within the Project Common Areas to connect Tenant’s power and telecommunications systems from the minimum point of entry of the Building to existing telecommunications and power systems in Building E and in public roads and/or utility easements.

(iv) For so long as Landlord has direct control of the cafeteria located in Building C of the Project (“Cafeteria”) or such Cafeteria remains a Project common area under the Project CC&Rs, Tenant and the Tenant Parties shall have the right to use the Cafeteria on a non-exclusive, non-discriminatory basis with the Landlord and other Project Occupants and at prices generally charged to all Project Occupants, all as more particularly described in the Project CC&Rs. Tenant’s rights under this Subsection 2(c)(iv) shall survive the purchase of the Premises Parcel by Tenant pursuant to the Right of First Offer or the Purchase Option pursuant to Section 40 of the Addendum.

(v) For so long as Landlord has direct control of the gymnasium and work-out facility in Suites D1-A028 and D1-A033 on the first floor of Building D of the Project (“Gymnasium”) or such Gymnasium remains a Project common area under the Project CC&Rs, Tenant and the Tenant Parties shall have the right to use the Gymnasium, including the shower and locker room area, on a non-exclusive, non-discriminatory basis with Landlord’s employees and other Project Occupants. The use of the gym will be available to Tenant and its employees at a monthly fee per person, that is subject to periodic change at Landlord’s discretion and in accordance to certain terms and conditions as set forth in the Project CC&Rs and otherwise in accordance with non-discriminatory and reasonable rules and regulations as may be promulgated from time to time, without any other Landlord fee or mark-up. Tenant’s rights under this Subsection 2(c)(v) shall survive the purchase of the Premises Parcel by Tenant pursuant to the Right of First Refusal to Purchase or the Purchase Option pursuant to Section 40 of the Addendum.

(vi) For so long as Landlord has direct control or other right to use of the presentation room located in Suite A1-A031 on the first floor of Building A or any replacement presentation room that is created as a common area of the Project in accordance with the Project CC&Rs (the “Presentation Room”), Tenant and the Tenant Parties shall have the right to use the Presentation Room on a non-exclusive, non-discriminatory basis with Landlord and other Project Occupants. If Landlord sells Building A to a third party and reserves a lease or license for Landlord and/or its affiliates to continue to use the Presentation Room, Landlord shall reserve a similar right for Tenant to use the Presentation Room on the same terms and conditions as applicable to Landlord, applied on a non-discriminatory basis. The use of the Presentation Room by Tenant and the Tenant Parties shall be subject to reasonable fees and other terms and conditions as set forth in the Project CC&Rs and otherwise in accordance with non-discriminatory and reasonable rules and regulations as may be promulgated from time to time, without any other Landlord fee or mark-up. Tenant’s rights under this Subsection 2(c)(vi) shall survive the purchase of the Premises Parcel by Tenant pursuant to the Right of First Offer or the Purchase Option pursuant to Section 40 of the Addendum.

(d) Landlord’s Reservation of Rights. Subject to Section 2(c) above and provided Tenant’s use of and access to the Premises and Parking Areas is not interfered with in an unreasonable manner, Landlord reserves for itself and for all successor owner(s) of parcels within the Project, the right from time to time to: (i) install, use, maintain, repair, replace and relocate pipes, ducts, conduits, wires and appurtenant meters and equipment above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas of the Building; (ii) make changes to the design and layout of the Project, including, without limitation, changes to buildings, driveways, entrances, loading and unloading areas, direction of traffic, landscaped areas and walkways, and, subject to the parking provisions contained in Section 31 and Exhibit “E” the Parking Areas and (iii) use or close temporarily the Building Common Areas and the Project Common Areas while engaged in making improvements, repairs or alterations to the Building, the Project, or any portion thereof. Landlord shall operate and maintain the Building and Project in a manner consistent with the standards of comparable first class office properties (at least three rentable stories in height) in Aliso Viejo, California (“Comparable Projects”). In exercising any of the rights reserved to Landlord in this Section 2(d), and except to the extent otherwise permitted under this Lease, Landlord agrees that any exercise of the reserved rights hereunder shall impose no cost upon Tenant, and Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s use and occupancy of and access to the Premises, the Building Common Areas and the Project Common Areas.

(e) Tenant Right to Approve Changes to Project CC&Rs or Design Guidelines. Landlord shall not amend or modify (i) the Project CC&Rs in a manner that would or could materially adversely impact Tenant’s rights and interests under this Lease and the Purchase Option hereunder or (ii) the Design Guidelines (as defined in the Project CC&Rs) for the Project without the prior written consent of Tenant, which consent shall not be unreasonably withheld or delayed.

3. TERM.

(a) Term. The term of this Lease (“Term”) will be for the period designated in Section 1(k) above, commencing on the Commencement Date, plus any extensions of the Term pursuant to any provision of this Lease or any future amendment of this Lease, but subject to potential early termination in accordance Sections 3(b) or 3(c) below. If the actual Commencement Date is other than the date specified in the Basic Lease Terms, the Parties shall enter into a mutually acceptable commencement date agreement to reflect the actual Commencement Date.

(b) Termination of Lease Upon Termination of Building E Sale. Landlord and Tenant have entered into a purchase and sale agreement of even date (the “Building E Purchase Agreement”) for the potential sale by Landlord to Tenant of adjacent Building E in the Project and the legal parcel upon which Building is situated (the “Building E Parcel”). This Lease shall automatically terminate and be of no further force and effect in the event the Building E Purchase Agreement is terminated prior to the closing of the sale of the Building E Parcel to Tenant.

(c) Tenant Early Termination Right. Tenant shall have the option, upon not less than twelve (12) months prior written notice to Landlord, to terminate the Lease at any time after the seventh (7th) year of the Term. Any such election to terminate shall be irrevocable once given and, unless otherwise agreed by the Parties, the effective date of any such termination must be on an anniversary date of the Commencement Date (i.,e., the 7th, 8th or 9th anniversary date). If Tenant exercises such Option, Tenant shall pay Landlord a termination fee equal to the unamortized portion of the Tenant Improvement Allowance, space planning costs and brokerage commissions paid by Landlord’s in connection with this Lease, determined based upon a straight line amortization of such costs over the initial ten (10) year Term.

4. POSSESSION.

(a) Delivery of Possession. Landlord shall deliver the Premises in broom-clean condition and ready for Tenant’s improvement work on or before May 1, 2005 (the “Delivery Date”). In the event Tenant takes possession of the Premises prior to the Commencement Date, Tenant’s use and occupancy of the Premises until the Commencement Date shall be subject to all terms, conditions and covenants contained in this Lease other than the obligation to pay Monthly Base Rent. Pending such delivery, Landlord shall not materially modify the Premises or the Building and shall maintain same in substantially the condition that exists as of the date of this Lease, reasonable and ordinary wear and tear excepted.

(b) Condition of Premises. Landlord hereby represents and warrants to Tenant that the Premises, the Building and the Project Common Areas are, and as of the Delivery Date shall be, in material compliance with all applicable Laws (as hereinafter defined) in effect as of the date of this Lease, including, without limitation, the ADA (as defined below in but otherwise subject to the provisions of Section 7(b)), the local building fire/life safety codes and that the Building and shall not, as of the Delivery Date, contain any Hazardous Materials (as defined in Section 7(c) below) which are not permitted construction materials under applicable Laws; provided, however, Landlord shall not be responsible for compliance with Laws as to (i) Tenant’s specific and unique use (if any) of the Premises for other than general office uses or (ii) the Tenant Improvements and any Alterations (as defined in Section 12) by Tenant. Landlord at its sole cost shall be responsible for correcting any latent defects in the Building, as well as for correcting any breaches of the foregoing. Except as expressly set forth above or elsewhere in this Lease, Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises, the Building, the Project or any portions thereof or with respect to the suitability of same for the conduct of Tenant’s business, and Tenant further acknowledges that Landlord will have no obligation to construct or complete any additional buildings or improvements within the Project. Because Tenant will have had possession of the Premises prior to the Commencement Date, Tenant shall be deemed to have accepted the Premises, the Building and the Project as in good and satisfactory condition, except for latent defects and any discoverable defects that Tenant has disclosed to Landlord in writing prior to the Commencement Date.

5. RENT.

(a) Monthly Base Rent. Subject to the terms of this Lease, Tenant agrees to pay Landlord the Monthly Base Rent for the Premises (subject to adjustment as hereinafter provided) in advance on the first day of each calendar month during the Term without prior notice or demand, except that Tenant agrees to pay the Monthly Base Rent for the first month of the Term directly to Landlord concurrently with the execution of this Lease. If the Term of this Lease commences or ends on a day other than the first day of a calendar month, then the rent for such period will be prorated in the proportion that the number of days this Lease is in effect during such period bears to the number of days in such month. Subject to the terms of this Lease, all rent must be paid to Landlord, without any deduction or offset except as expressly permitted under this Lease, in lawful money of the United States of America, at the address designated by Landlord or to such other person or at such other place as Landlord may from time to time designate in writing. Monthly Base Rent will be adjusted during the Term of this Lease as provided in Section l(o).

(b) Additional Rent. All amounts and charges to be paid by Tenant hereunder (other than Monthly Base Rent), including, without limitation, payments for Operating Expenses, Real Property Taxes and Assessments and Utilities Costs, will be considered additional rent for purposes of Landlord’s default remedies under this Lease, and the word “rent” as used in this Lease will include all such additional rent unless the context specifically or clearly implies that only Monthly Base Rent is intended.

(c) Late Payments. Late payments of Monthly Base Rent and/or any item of additional rent will be subject to interest and a late charge as provided in Section 21(f) below.

(d) Abatement. Notwithstanding anything to the contrary contained in this Lease, in the event Tenant’s use of all or a part of the Premises is materially impaired, for any reason other than the acts or omissions of Tenant or any of the Tenant Parties (as defined in Section 1(u) above), such that the disruption materially and adversely interferes with the conduct of Tenant’s business in the Premises for five (5) consecutive business days after written notice from Tenant to Landlord or twenty (20) days after written notice from Tenant to Landlord in any twelve (12) month period (such five (5) consecutive business day period or twenty (20) day period after written notice from Tenant to Landlord, as applicable, is referred to herein as the “Eligibility Period”), due to (i) an interruption of utility or mechanical services to the Premises, (ii) an inability to access the Premises or parking areas within the Project which Tenant is entitled to use pursuant to this Lease unless resulting from governmental mandate, (iii) repairs, maintenance or other work required to be made to the Premises or Building which are the responsibility of Landlord under this Lease or which otherwise are performed by or on behalf of Landlord, and/or (iv) Landlord’s failure to perform repairs, maintenance or other work required to be made to the Premises or Building which are the responsibility of Landlord under this Lease or which otherwise are performed by or on behalf of Landlord, then Tenant shall be entitled to an equitable abatement of Monthly Base Rent and additional rent under this Lease based upon the portion of the Premises affected thereby (provided that if the operation of Tenant’s business from the remainder of the Premises not affected thereby is not reasonably practicable under the circumstances and Tenant in fact does not operate for business from the remainder of the Premises, all Monthly Base Rent and additional rent under this Lease shall be subject to such abatement) from the commencement of the Eligibility Period until the applicable material impairment is cured. The provisions of this Section 5(d) shall not, however, apply in the event of a casualty governed by the provisions of Section 19 below or in the event of a taking or condemnation governed by the provisions of Section 20 below.

6. OPERATING EXPENSES; REAL PROPERTY TAXES AND ASSESSMENTS; UTILITIES COSTS.

(a) Covenant to Pay. In addition to Monthly Base Rent, commencing on January 1, 2007, Tenant agrees to pay Landlord as additional rent in accordance with the terms of this Section 6, determined on an annual basis, but payable monthly as provided herein, the amount by which Tenant’s Percentage of Operating Expenses, Real Property Taxes and Assessments and Utilities Costs on an aggregate basis for any calendar year during the Term exceeds the aggregate Expense Allowance for Operating Expenses, Real Property Taxes and Assessments and Utilities Costs for the Base Year. “Operating Expenses,” “Real Property Taxes and Assessments,” and “Utilities Costs” shall have the meanings set forth in Exhibit “F” hereto.

(b) Estimate Statement. Commencing with calendar year 2007, and from time to time thereafter during the Term of this Lease, Landlord may deliver to Tenant a statement (“Estimate Statement”) wherein Landlord will estimate some or all of the Operating Expenses, Real Property Taxes and Assessments, and Utilities Costs for the then current calendar year and Tenant’s Percentage thereof. If the estimate of Tenant’s Percentage of Operating Expenses, Real Property Taxes and Assessments and Utilities Costs in the Estimate Statement exceeds Tenant’s Expense Allowance with respect to Operating Expenses, Real Property Taxes and Assessments, and Utilities Costs for the Base Year, Tenant agrees to pay Landlord, as additional rent, one-twelfth (1/12th) of such excess each month thereafter, beginning with the next installment of rent due, until such time as Landlord issues a revised Estimate Statement; except that, (i) concurrently with the regular monthly rent payment next due following the receipt of each such Estimate Statement, Tenant agrees to pay Landlord an amount equal to one monthly installment of such excess (less any applicable Operating Expenses, Real Property Taxes and Assessments, and/or Utilities Costs already paid) multiplied by the number of months from the beginning of the applicable calendar year to the month of such rent payment next due, all months inclusive, and (ii) Landlord shall not provide Tenant with revised Estimate Statements more than one time in any calendar year of the Term. Until a new Estimate Statement is furnished, Tenant shall pay monthly, along with Basic Rent, an amount equal to one-twelfth (1/12th) of the total estimated Operating Expenses, Real Property Taxes and Assessments set forth in the last Estimate Statement delivered by Landlord to Tenant.

(c) Reconciliation Statement. Within one hundred twenty (120) days after the end of each calendar year during the Term of this Lease, Landlord will deliver to Tenant a statement (“Reconciliation Statement”) which states the actual amounts incurred by Landlord for Operating Expenses, Real Property Taxes and Assessments, and Utilities Costs for the preceding calendar year. If the Reconciliation Statement reveals that Tenant’s Percentage of the actual Operating Expenses, Real Property Taxes and Assessments, and Utilities Costs is more than the total additional rent paid by Tenant for Operating Expenses, Real Property Taxes and Assessments, and Utilities Costs on account of the preceding calendar year, Tenant agrees to pay Landlord the difference in a lump sum within ten (10) business days of receipt of the Reconciliation Statement. If the Reconciliation Statement reveals that Tenant’s Percentage of the actual Operating Expenses, Real Property Taxes and Assessments, and Utilities Costs is less than the additional rent paid by Tenant for Operating Expenses, Real Property Taxes and Assessments, and Utilities Costs on account of the preceding calendar year, Landlord will credit any overpayment toward the next monthly installments of Tenant’s Percentage of, Operating Expenses, Real Property Taxes and Assessments, and Utilities Costs due under this Lease; provided however, if such excess exceeds $10,000 or this Lease has expired or terminated, Landlord will promptly refund any such overpayment to Tenant.

(d) Miscellaneous. Any delay or failure by Landlord in delivering any Estimate Statement or Reconciliation Statement pursuant to this Section 6 (so long as such delay or failure does not exceed twenty-four (24) months from the expiration of the calendar year in question) will not constitute a waiver of its right to require any payments by Tenant of additional rent nor will it relieve Tenant of its obligations pursuant to this Section 6, except that Tenant will not be obligated to make any payments based on such Estimate Statement or Reconciliation Statement until ten (10) business days after receipt of such Estimate Statement or Reconciliation Statement. Even though the Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Percentage of the actual Operating Expenses, Real Property Taxes and Assessments, and Utilities Costs for the year in which this Lease terminates (which shall occur if at all within 120 days of the expiration of the calendar year in which Lease termination occurs), Tenant agrees to promptly pay any increase due over the estimated amounts paid and, conversely, if Tenant was not in Default (as defined in Section 21(a) below) of any monetary or material nonmonetary obligation under this Lease upon such expiration, any overpayment made in the event said amounts decrease shall promptly be rebated by Landlord to Tenant. Such obligation will be a continuing one which will survive the expiration or earlier termination of this Lease. Prior to the expiration or sooner termination of the Lease Term and Landlord’s acceptance of Tenant’s surrender of the Premises, Landlord will have the right to estimate the actual Operating Expenses, Real Property Taxes and Assessments, and Utilities Costs for the then calendar year and to collect from Tenant prior to Tenant’s surrender of the Premises Tenant’s Percentage of any excess of such actual Operating Expenses, actual Real Property Taxes and Assessments, and Utilities Costs over the estimated amounts thereof paid by Tenant in such calendar year.

(e) Audit Rights. Tenant and its duly authorized representatives or any certified public accountant selected by Tenant shall have the right to audit the records of Landlord related to Operating Expenses, Real Property Taxes and Assessments with respect to the Base Year or any subsequent calendar year. Any such audit shall be performed, if at all, (i) for the Base Year within thirty (30) months after the delivery of the Reconciliation Statement for the Base Year and (ii) for any subsequent calendar year within one (1) year after receipt of the applicable Reconciliation Statement for such calendar year. Notwithstanding the foregoing, if any audit reveals that Operating Expenses have been overcharged by Landlord for any measurement year, Tenant shall, for a period of one year after receipt of such audit, have the right to audit Operating Expenses, Real Property Taxes and Assessments for all prior years, provided that once either (a) the period for review of the Base Year has passed without an audit or (b) a Base Year audit has been completed and agreed upon, the Base Year shall be deemed fixed and shall not be subject to further adjustment or audit. Any audit hereunder shall be upon not less then ten (10) days’ prior written notice to Landlord, during normal business hours at management office of the Project or an alternate location designated by Landlord in Orange County, California. Tenant’s audit to be limited to an on-site review of Landlord’s general ledger of accounts and Tenant may photocopy, at Tenant’s expense, Landlord’s ledgers and reasonable documentation supporting Operating Expense items under review. If Tenant’s Percentage of actual Operating Expenses are determined to have been overstated by Landlord for any calendar year in excess of four percent (4%), Landlord shall reimburse Tenant for the reasonable cost of Tenant’s audit within thirty (30) days following Tenant’s submission to Landlord of reasonable evidence of the amount of such costs. Tenant’s payment of Operating Expenses, Real Property Taxes and Assessments in accordance with Landlord’s Estimate Statements or Reconciliation Statements shall not constitute a waiver of any right to audit and/or dispute such expenses as set forth herein. Tenant agrees to keep, and to request that its accountant(s) and employees keep, all information revealed by any audit of Landlord’s books and records strictly confidential and not to disclose any such information or permit any such information to be disclosed to anyone other than Landlord, unless compelled to do so by a court of law or in connection with the resolution of any dispute with Landlord regarding Common Area Expenses. Landlord shall have the right to require that Tenant’s accountants and employees execute reasonable written confidentiality agreements as a condition to reviewing Landlord’s books and records. Regardless of the outcome of any such audit, if conducted, Tenant shall deliver a copy of the results thereof to Landlord. In the event that Tenant elects to conduct an audit, Tenant will not hire an auditor who conducts such audit on a contingency basis or is otherwise compensated based upon a percentage of alleged overcharges, discrepancies or errors discovered unless such auditor is a member of a public accounting firm that does not conduct operating expense audits as its primary business.

7.	USE.

(a) Tenant’s Use of the Premises. The Premises may be used for the use or uses set forth in Section 1(t) only, and Tenant will not use or permit the Premises to be used for any other purpose without the prior written consent of Landlord, which consent Landlord shall not unreasonably withhold or delay.

(b) Compliance. At Tenant’s sole cost and expense, Tenant agrees to procure, maintain all governmental licenses, insurance and permits required for the proper and lawful conduct of Tenant’s business from the Premises, if any. Tenant agrees not to use, alter or occupy the Premises or allow the Premises to be used, altered or occupied in violation of, and Tenant, at its sole cost and expense, agrees to use and occupy the Premises and cause the Premises to be used and occupied in compliance with: (i) any and all laws, statutes, zoning restrictions, ordinances, rules, regulations, orders and rulings now or hereafter in force and related to Tenant’s use of the Premises, Tenant’s particular use of the Common Areas and any reasonable requirements of any insurer, insurance authority or duly constituted public authority having jurisdiction over the Premises, the Building or the Project now or hereafter in force, including, without limitation, the provisions of Title III of the Americans With Disabilities Act of 1990 (as currently or subsequently amended, the “ADA”) and all similar federal, state and local laws, rules, regulations, codes, and ordinances and any amendments thereof, with respect to Tenant’s use, operation, alteration or improvement of the Premises, (ii) the requirements of the Board of Fire Underwriters and any other similar body, and (iii) the Certificate of Occupancy issued for the Building. Tenant agrees to comply with the Rules and Regulations referenced in Section 26 below, provided such Rules and Regulations are not modified or enforced unreasonably and are enforced against all Project Occupants on a non-discriminatory basis. Tenant agrees not to do or permit anything to be done in or about the Premises which will materially obstruct or interfere with the rights of other tenants or occupants of the Project, or injure or unreasonably annoy them, or use or allow the Premises to be used for any unlawful or unreasonably objectionable purpose. Tenant agrees not to cause, maintain or permit any nuisance or waste in, on, under or about the Premises or elsewhere within the Project. No obligation of Tenant to comply with laws shall require Tenant to make any alterations, additions or improvements to the systems or structure of the Building or any areas outside the Premises except to the extent the same arise from the Tenant Improvements to be completed by Tenant pursuant to the Work Letter or are otherwise caused or triggered by Tenant’s unique and specific use of the Premises for other than general office purposes. Tenant shall not bring on to, do or permit anything to be done on the Premises which will cause a weight load or stress on the floors or any other portion of the Premises in excess of 40 lbs. per square foot live load unless Tenant provides structural Alterations, reasonably acceptable to Landlord, to accommodate such additional load. If by reason of Tenant’s failure to comply with the provisions of this Article, the fire insurance rate shall at the beginning of this Lease or at any time thereafter be higher than it otherwise would be, then Tenant shall reimburse Landlord, as additional rent hereunder, for that part of all fire insurance premiums thereafter paid by Landlord which shall have been charged because of such failure of Tenant, and shall make such reimbursement upon the first day of the month following such outlay by Landlord.

Notwithstanding the foregoing and Section 4(b), as of the Commencement Date and throughout the Term, subject to Tenant’s obligations regarding the Premises as described above, Landlord shall be responsible for compliance with all applicable laws, rules and regulations, including the ADA, including making physical changes or additions to the Building, Common Areas, and other areas not maintained by Tenant, if and when required by applicable laws, rules and regulations including the ADA.

(c)	Hazardous Materials

(i) Tenant Hazardous Materials Requirements. Except for ordinary office and equipment supplies typically used in the ordinary course of business within office buildings, such as copier toner, liquid paper, glue, ink and common household cleaning materials (some or all of which may constitute “Hazardous Materials” as defined in this Lease and are referred to hereinafter as the “Permitted Substances”), Tenant agrees not to cause or permit any Hazardous Materials to be brought upon, stored, used, handled, generated, released or disposed of on, in, under or about the Premises, the Building, the Common Areas or any other portion of the Project by Tenant or the Tenant Parties, without the prior written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion.

(ii) Landlord Hazardous Materials Requirements. Landlord, to the best of its knowledge, is not aware of the presence of any Hazardous Material(s) which are, or have previously been, located in, or about the Building and Project. Landlord, at its sole cost and expense, shall be responsible for the removal of any such Hazardous Materials located in or about the Building or Project as of the Commencement Date of this Lease. Except for Permitted Substances, and except as may be in compliance with applicable Environmental Laws, Landlord agrees not to cause or knowingly permit any Hazardous Materials to be brought upon, stored, used, handled, generated, released or disposed of on, in, under or about the Premises, the Building, the Common Areas or any other portion of the Project by Landlord, its agents, employees, tenants, subtenants, assignees, licensees, contractors or invitees (collectively, “Landlord’s Parties”). Further, Landlord’s cost of the removal of Hazardous Materials in the Building or in any other location in the Project shall be excluded from an Operating Expenses that would be passed through to Tenant.

(iii) Hazardous Materials Indemnities. To the fullest extent permitted by law, Tenant agrees to promptly indemnify, protect, defend and hold harmless Landlord and Landlord’s partners, officers, directors, employees, agents, successors and assigns (collectively, “Landlord Indemnified Parties”) from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees and court costs) which arise or result from the presence of Hazardous Materials on, in, under or about the Premises, the Building or any other portion of the Project the presence of which was caused by Tenant or any of Tenant’s Parties. Tenant agrees to promptly notify Landlord of any release of Hazardous Materials at the Premises, the Building or any other portion of the Project which Tenant becomes aware of during the Term of this Lease, whether caused by Tenant or any other persons or entities. In the event of any release of Hazardous Materials caused or permitted by Tenant or any of Tenant’s Parties, Landlord shall have the right, but not the obligation, to cause Tenant to immediately take all steps Landlord deems necessary or appropriate to remediate such release and prevent any similar future release to the satisfaction of Landlord and Landlord’s mortgagee(s). To the fullest extent permitted by law, Landlord agrees to promptly indemnify, protect, defend and hold harmless Tenant and Tenant’s partners, officers, directors, employees, agents, successors and assigns (collectively, “Tenant Indemnified Parties”) from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, reasonable attorneys’ fees, consultant fees and expert fees and court costs) which arise or result from the presence of Hazardous Materials on, in, under or about the Premises, the Building or any other portion of the Project which exist prior to the Commencement Date or which are caused by Landlord.

(iv) Hazardous Materials. As used in this Lease, the term “Hazardous Materials” shall mean and include any chemical, substance, material, controlled substance, object, condition, waste, living organism or combination thereof, whether solid, semi-solid, liquid or gaseous, which is or may be hazardous to human health or safety or to the environment due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, phytotoxicity, infectiousness or other harmful or potentially harmful properties or effects, including, without limitation, tobacco smoke, petroleum and petroleum products, asbestos, radon, polychlorinated biphenyls (PCBs), refrigerants (including those substances defined in the Environmental Protection Agency’s “Refrigerant Recycling Rule,” as amended from time to time) and all of those chemicals, substances, materials, controlled substances, objects, conditions, wastes, living organisms or combinations thereof which are now or become in the future listed, defined or regulated in any manner by any Environmental Law based upon, directly or indirectly, such properties or effects. As used herein, “Environmental Laws” means any and all federal, state or local environmental, health and/or safety-related laws, regulations, standards, decisions of courts, ordinances, rules, codes, orders, decrees, directives, guidelines, permits or permit conditions, currently existing and as amended, enacted, issued or adopted in the future which are or become applicable to Tenant, the Premises or the Project.

(v) Survival. The provisions of this Section 7(c) shall survive the expiration of earlier termination of this Lease.

8. NOTICES. Any notice required or permitted to be given hereunder must be in writing and may be given by personal delivery (including delivery by overnight courier or an express mailing service) or by mail, if sent by registered or certified mail. Notices to Tenant shall be sufficient if delivered to Tenant at the address designated in Section 1(d) and notices to Landlord shall be sufficient if delivered to Landlord at the address designated in Section 1(b). Either party may specify a different address for notice purposes by written notice to the other, except that the Landlord may in any event use the Premises as Tenant’s address for notice purposes.

9. BROKERS. The Parties acknowledge that the brokers who negotiated this Lease are stated in Section 1(v). Landlord shall be responsible for the commissions payable to such brokers in connection with this Lease in accordance with separate commission agreements between Landlord and such brokers. Each party represents and warrants to the other, that, to its knowledge, no other broker, agent or finder (a) negotiated or was instrumental in negotiating or consummating this Lease on its behalf, and (b) is or might be entitled to a commission or compensation in connection with this Lease. Landlord and Tenant each agree to promptly indemnify, protect, defend and hold harmless the other from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including attorneys’ fees and court costs) resulting from any breach by the indemnifying party of the foregoing representation, including, without limitation, any claims that may be asserted by any broker, agent or finder undisclosed by the indemnifying party. The foregoing mutual indemnity shall survive the expiration or earlier termination of this Lease.

10. SURRENDER; HOLDING OVER.

(a) Surrender. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not constitute a merger, and shall, at the option of Landlord, operate as an assignment to Landlord of any or all subleases or subtenancies. Upon the expiration or earlier termination of this Lease, Tenant agrees to peaceably surrender the Premises to Landlord broom clean and in reasonably good repair and condition, ordinary wear and tear and casualty damage excepted, with all of Tenant’s personal property removed from the Premises and all damage caused by such removal repaired. The delivery of keys to any employee of Landlord or to Landlord’s agent or any employee thereof alone will not be sufficient to constitute a termination of this Lease or a surrender of the Premises.

(b) Holding Over. Tenant will not be permitted to hold over possession of the Premises after the expiration or earlier termination of the Term without the express written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion. If Tenant holds over after the expiration or earlier termination of the Term, Landlord may, at its option, treat Tenant as a tenant at sufferance only, and such continued occupancy by Tenant shall be subject to all of the terms, covenants and conditions of this Lease, so far as applicable, except that the Monthly Base Rent for any such holdover period shall be equal to one hundred twenty-five percent (125%) of the Monthly Base Rent in effect under this Lease immediately prior to such holdover during the first ninety (90) days of holdover and one hundred fifty percent (150%) of the Monthly Base Rent in effect under this Lease immediately prior to such holdover commencing as of the ninety first (91st) day of holdover and continuing for the duration of the holdover period, prorated on a daily basis. Acceptance by Landlord of rent after such expiration or earlier termination will not result in a renewal of this Lease. The foregoing provisions of this Section 10 are in addition to and do not affect Landlord’s right of re-entry or any rights of Landlord under this Lease or as otherwise provided by law. Tenant shall not be liable for any consequential, punitive or other damages caused by the first ninety (90) days of any holdover, but if Tenant fails to surrender the Premises within ninety (90) days after the expiration of this Lease in accordance with the terms of this Section 10 despite demand to do so by Landlord, Tenant agrees to promptly indemnify, protect, defend and hold Landlord harmless from all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including attorneys’ fees and costs), including, without limitation, costs and expenses incurred by Landlord in returning the Premises to the condition in which Tenant was to surrender it and claims made by any succeeding tenant founded on or resulting from Tenant’s failure to surrender the Premises. The provisions of this Section 10(b) will survive the expiration or earlier termination of this Lease.

11. TAXES ON TENANT’S PROPERTY. Tenant agrees to pay before delinquency, all taxes and assessments (real and personal) levied against (a) any personal property or trade fixtures placed by Tenant in or about the Premises (including any increase in the assessed value of the Premises based upon the value of any such personal property or trade fixtures); and (b) any Tenant Improvements or Alterations in the Premises (whether installed and/or paid for by Landlord or Tenant) to the extent such items are assessed at a valuation higher than the valuation at which tenant improvements conforming to standard tenant improvements within the Project are assessed. If any such taxes or assessments are levied against Landlord or Landlord’s property, Landlord may, after written notice to Tenant (and under proper protest if requested by Tenant) pay such taxes and assessments, in which event Tenant agrees to reimburse Landlord all amounts paid by Landlord within ten (10) business days after demand by Landlord; provided, however, Tenant, at its sole cost and expense, will have the right, with Landlord’s cooperation, to bring suit in any court of competent jurisdiction to recover the amount of any such taxes and assessments so paid under protest.

12. ALTERATIONS. After installation of the initial Tenant Improvements for the Premises pursuant to Exhibit “C”, Tenant may, at its sole cost and expense, make alterations, additions, improvements and decorations (including, without limitation, wall coverings, window coverings, floor coverings and other finishes) to the Premises (collectively, “Alterations”) subject to and upon the following terms and conditions:

(a) Prohibited Alterations. Tenant shall in no event make any Alterations which: (i) affect any area outside the Premises; (ii) affect the Building’s structure, equipment, services or systems, or the proper functioning thereof, or Landlord’s access thereto; (iii) affect the outside appearance, character or use of the Building or the Building Common Areas; (iv) in the reasonable opinion of Landlord, lessen the value of the Building; (v) will violate or require a change in any occupancy certificate applicable to the Premises; or (vi) exceed the greater of $2.00 per square foot or Fifty Thousand and No/100ths Dollars ($50,000.00) in cost per project; provided, however, so long as the proposed Alteration does not violate any of the clauses (i) through (v), Tenant may make Alterations costing in excess of the greater of $2.00 per square foot or Fifty Thousand and No/100ths Dollars ($50,000.00) per project without Landlord’s consent, but with reasonable prior notice to Landlord, for carpeting, floor covering and/or painting, or otherwise with Landlord’s consent, which consent shall not be unreasonably withheld, conditioned or delayed (Alterations not requiring Landlord’s consent hereunder are referred to hereinafter as “Permitted Alterations”).

(b) Landlord’s Approval. Before proceeding with any Alterations other than Permitted Alterations, Tenant must first obtain Landlord’s written approval of the plans, specifications and working drawings for such Alterations, which approval Landlord will not unreasonably withhold, condition or delay; for any such Alterations which are not prohibited by Section 12(a) above and which cost less than $2.00 per square foot as long as (i) Tenant delivers to Landlord notice and a copy of any final plans, specifications and working drawings for any such Alterations at least ten (10) days prior to commencement of the work thereof, and (ii) the other conditions of this Section 12 are satisfied, including, without limitation, conforming to Landlord’s rules, regulations and insurance requirements which govern contractors. Landlord’s approval of plans, specifications and/or working drawings for Alterations will not create any responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with applicable permits, laws, rules and regulations of governmental agencies or authorities. Landlord shall approve or be deemed to have approved all such requests for approval within twenty (20) days after request therefore. Any cosmetic alterations (e.g., paint, carpeting, etc.) will not require plans and specifications or Landlord’s prior approval; however, Tenant shall provide Landlord with reasonable prior notice of all such proposed alterations.

(c) Contractors. Alterations may be made or installed only by contractors and subcontractors which have been approved by Landlord, which approval Landlord will not unreasonably withhold, condition or delay; provided, however, Landlord reserves the right to require that Landlord’s contractor for the Building be given an opportunity to bid for any Alteration work. Before proceeding with any Alterations, Tenant agrees to provide Landlord with ten (10) days prior written notice and Tenant’s contractors must obtain and maintain, on behalf of Tenant and at Tenant’s sole cost and expense all necessary governmental permits and approvals for the commencement and completion of such Alterations. Throughout the performance of any Alterations, Tenant agrees to obtain, or cause its contractors to obtain, workers compensation insurance and general liability insurance in compliance with the provisions of Section 18 of this Lease.

(d) Manner of Performance. All Alterations must be performed: (i) substantially in accordance with the approved plans, specifications and working drawings (if applicable); (ii) in a lien-free and first-class and workmanlike manner; (iii) in compliance with all applicable permits, laws, statutes, ordinances, rules, regulations, orders and rulings now or hereafter in effect and imposed by any governmental agencies and authorities which assert jurisdiction; (iv) in such a manner so as not to materially interfere with the occupancy of any other tenant in the Building, nor impose any additional expense upon nor unreasonably delay Landlord in the maintenance and operation of the Building; and (v) at such times, in such manner, and subject to such rules and regulations as Landlord may from time to time reasonably designate.

(e) Ownership. The Tenant Improvements and all Alterations will become the property of Landlord and will remain upon and be surrendered with the Premises and become the property of the Landlord at the end of the Term of this Lease; provided, however, Landlord may, by written notice delivered to Tenant concurrently with Landlord’s approval of the final working drawings for any Alterations, identify those Alterations which Landlord will require Tenant to remove at the end of the Term of this Lease. Tenant shall have no obligation to remove upon termination of the Lease any initial Tenant Improvements constructed in accordance with the Work Letter or any Alterations to which Landlord does not specify removal in writing concurrently with its approval of working drawings. Landlord may also require Tenant to remove Alterations which Landlord did not have the opportunity to approve as provided in this Section 12. If Landlord requires Tenant to remove any Alterations, Tenant, at its sole cost and expense, agrees to remove the identified Alterations on or before the expiration or earlier termination of this Lease and repair any damage to the Premises caused by such removal and return the Premises back to the condition as when originally received by landlord, normal wear and tear and casualty excepted.

(f) Plan Review. Except for Permitted Alterations, Tenant agrees to pay Landlord, as additional rent, the reasonable costs of professional services (or comparable costs for Landlord’s in-house consultants, so long as their charges do not exceed market rates for review of all plans, specifications and working drawings for any Alterations, within ten (10) business days after Tenant’s receipt of invoices either from Landlord or such consultants. In addition, Tenant agrees to pay Landlord, within ten (10) business days after completion of any Alterations, a fee to cover Landlord’s costs of supervising and administering the installation of such Alterations, in an amount equal to the lesser of two percent (2%) of the cost of such Alterations or $5,000, but in no event less than Two Hundred Fifty Dollars ($250.00).

(g) Personal Property. All articles of personal property owned by Tenant or installed by Tenant at its expense in the Premises (including Tenant’s business and trade fixtures, furniture, movable partitions, raised floors, and equipment such as telephones and switches, copy machines, computer terminals, refrigerators, supplemental HVAC units and facsimile machines, telephone, data wiring and all other telecommunications wiring installed by Tenant) will be and remain the property of Tenant, and must be removed by Tenant from the Premises, at Tenant’s sole cost and expense, on or before the expiration or earlier termination of this Lease. Tenant agrees to repair any damage caused by such removal at its cost on or before the expiration or earlier termination of this Lease.

(h) Removal of Alterations. If Tenant fails to remove by the expiration or earlier termination of this Lease all of its personal property, or any Alterations identified in accordance with this Section 12 by Landlord for removal, Landlord may (without liability to Tenant for loss thereof) treat such personal property and/or Alterations as abandoned and, at Tenant’s sole cost and expense, and in addition to Landlord’s other rights and remedies under this Lease, at law or in equity: (a) remove and store such items; and/or (b) upon thirty (30) days prior notice to Tenant, sell, discard or otherwise dispose of all or any such items at private or public sale for such price as Landlord may obtain or by other commercially reasonable means. Tenant shall be liable to Landlord for all delay damages suffered by Landlord by reason of Tenant’s failure to timely surrender the Premises to Landlord with all Alterations and personal property removed as required in this subparagraph (h) and for all costs of removal, storage and disposition of Tenant’s abandoned property and Landlord shall have no liability to Tenant with respect to any such abandoned property. Landlord agrees to apply the proceeds of any sale of any such property to any amounts due to Landlord under this Lease from Tenant (including Landlord’s delay damages, attorneys’ fees and other costs incurred in the removal, storage and/or sale of such items), with any remainder to be paid to Tenant.

13. REPAIRS.

(a) Landlord’s Obligations. Landlord agrees to repair and maintain or cause to be repaired or maintained in a manner Comparable Projects in the Comparison Area, the structural portions of the Building, and Common Areas (including the shell and core) and the plumbing, heating, ventilating, air conditioning, elevator and electrical systems for the Building, and all Common Areas of the Project, unless such maintenance and repairs are (i) attributable to items installed in Tenant’s Premises which are above standard interior improvements (such as, for example, custom lighting, special HVAC and/or electrical panels or systems, kitchen or restroom facilities and appliances constructed or installed within Tenant’s Premises) or (ii) caused by the act, neglect or omission of any duty by Tenant or the Tenant Parties under this Lease. Landlord will not be liable for any failure to make any such repairs or to perform any maintenance unless such failure shall persist for ten (10) days (or 24 hours in the case of an emergency) after written notice of the need of such repairs or maintenance is given to Landlord by Tenant. Except as provided in Paragraphs 5 and 20, Tenant will not be entitled to any abatement of rent and Landlord will not have any liability by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Building or the Premises or in or to fixtures, appurtenances and equipment therein.

(b) Tenant’s Obligations. Tenant agrees to keep, maintain and preserve the Premises in good condition and repair (reasonable wear and tear and damage by casualty event or the negligence or misconduct of Landlord or Landlord’s Parties excepted) and, when and if needed, at Tenant’s sole cost and expense, to make all repairs to the Premises and every part thereof. Any such maintenance and repairs will be performed by Landlord’s contractor, or at Landlord’s option, by such contractor or contractors as Tenant may choose from an approved list to be submitted by Landlord. Tenant agrees to pay all costs and expenses incurred in such maintenance and repair within seven (7) days after billing by Landlord or such contractor or contractors. Tenant agrees to cause any mechanics’ liens or other liens arising as a result of work performed by Tenant or at Tenant’s direction to be eliminated as provided in Section 14 below. Except as provided in Section 13(a) above, Landlord has no obligation to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof.

(c) Tenant’s Failure to Repair. If Tenant refuses or neglects to repair and maintain the Premises properly as required hereunder to the reasonable satisfaction of Landlord, Landlord, at any time following ten (10) days from the date on which Landlord makes a written demand on Tenant to effect such repair and maintenance, may enter upon the Premises and make such repairs and/or maintenance, and upon completion thereof, Tenant agrees to pay to Landlord as additional rent, Landlord’s out-of-pocket costs for making such repairs plus an amount not to exceed five percent (5%) of such costs for overhead, within thirty (30) days of receipt from Landlord of a written itemized bill therefor. Any amounts not reimbursed by Tenant within such thirty (30) day period will bear interest at the Interest Rate until paid by Tenant.

(d) Self-Help. Notwithstanding anything to the contrary contained in this Lease, Landlord agrees that if Landlord fails to perform any repair or maintenance obligation under this Lease which it is obligated to perform within the time periods set forth in Section 22 below, then Tenant shall be permitted to perform such obligations on Landlord’s behalf in the Premises, provided Tenant first delivers to Landlord an additional two (2) business days prior written notice that Tenant will be performing such obligations, and provided Landlord fails to commence to perform such obligations within such additional two (2) business day period and diligently prosecutes such work to completion. Notwithstanding the foregoing, if the nature of the unperformed obligation is such that a bona fide emergency involving an immediate and imminent danger to life, health or property or material interference with Tenant’s business exists, the foregoing time periods and those set forth in Section 22 shall be reasonably reduced based upon such emergency circumstances. If the obligations to be performed by Tenant will affect the Building’s utility or mechanical systems, then Tenant shall use only those contractors used by Landlord in the Building for work on such systems if such contractors are available and able to act in a timely manner; otherwise, Tenant may use other qualified and reputable contractors. All other contractors shall be subject to Landlord’s reasonable approval, and Landlord agrees to approve or reject any contractor proposed to be used by Tenant within twenty-four (24) hours of receipt of Tenant’s second notice, provided that if a proposed contractor is licensed and reputable, and all requisite permits have been obtained for the desired work, then Landlord shall be deemed to have given its approval of the proposed contractor. Any work performed by or on behalf of Tenant shall be performed in accordance with provisions of clauses (ii), (iii) and (iv) of Section 13(d) of this Lease. Landlord agrees to promptly reimburse Tenant following the receipt of a written statement of all reasonable and actual costs incurred by Tenant in performing such obligations on behalf of Landlord together with interest at the Interest Rate. If Landlord fails or refuses to so reimburse Tenant within thirty (30) days after demand for same, then commencing as of the expiration of said thirty (30) day period, Tenant shall have the right to offset the cost of performing any such obligations together with interest at the Interest Rate from date such costs are incurred by Tenant, against rental or other charges payable under this Lease, and Tenant shall have the right to pursue any other remedies against Landlord available to it for failure by Landlord to timely make such payment, subject to the limitations contained in this Lease. Subject to the foregoing offset right, nothing contained in this Section 13(d) shall be interpreted to mean that Tenant shall be excused from paying rent or any other amount due under this Lease when due in the event of any alleged default by Landlord.

14. LIENS. Tenant agrees not to permit any mechanic’s, materialmen’s or other liens to be filed against all or any part of the Project, the Building or the Premises, nor against Tenant’s leasehold interest in the Premises, by reason of or in connection with any repairs, alterations, improvements or other work contracted for or undertaken by Tenant or any other act or omission of Tenant or the Tenant Parties. At Landlord’s request, Tenant agrees to provide Landlord with enforceable, conditional and final lien releases (or other evidence reasonably requested by Landlord to demonstrate protection from liens) from all persons furnishing labor and/or materials at the Premises. Landlord will have the right at all reasonable times to post on the Premises and record any notices of non-responsibility which it deems necessary for protection from such liens. If any such liens are filed, Tenant will, at its sole cost, promptly cause such liens to be released of record or bonded so that it no longer affects title to the Project, the Building or the Premises. If Tenant fails to cause any such liens to be so released or bonded within twenty (20) days after written notice to Tenant of the filing thereof, then without further notice to Tenant Landlord may, without waiving its rights and remedies based on such breach, and without releasing Tenant from any of its obligations, cause such liens to be released by any means it shall deem proper, including payment in satisfaction of the claims giving rise to such liens. Tenant agrees to pay to Landlord within thirty (30) days after receipt of invoice from Landlord, any sum paid by Landlord to remove such liens, together with interest at the Interest Rate from the date of such payment by Landlord.

15. ENTRY BY LANDLORD. Landlord and its employees and agents will at all times have the right to enter the Premises as reasonably necessary to inspect the same, to supply janitorial service and any other service to be provided by Landlord to Tenant hereunder, to show the Premises to prospective purchasers and prospective lenders and/or (during the last nine (9) months of the term only) to prospective tenants, to post notices of nonresponsibility, and/or to repair the Premises as permitted or required by this Lease. In exercising such entry rights, Landlord will use commercially reasonable efforts to minimize, as reasonably practicable, the interference with Tenant’s business, and will provide Tenant with reasonable advance notice of any such entry (except in emergency situations). Landlord may, in order to carry out such purposes, erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed. Landlord will at all times have and retain a key with which to unlock all doors in the Premises, excluding Tenant’s vaults and safes. Landlord will have the right to use any and all means which Landlord may reasonably deem proper to open said doors in an emergency in order to obtain entry to the Premises. Any entry to the Premises obtained by Landlord by any of said means, or otherwise, will not be construed or deemed to be a forcible or unlawful entry into the Premises, or an eviction of Tenant from the Premises. Landlord will not be liable to Tenant for any damages or losses for any entry by Landlord. Unless caused by the negligence or willful misconduct of Landlord or any Landlord Parties, Landlord, in exercising its rights under this Lease, (i) shall not interfere with access to the Premises or Tenant’s use and enjoyment of the Premises and all Common Areas, (ii) shall in no event have access to Tenant’s designated secure area except in the case of an emergency, and (iii) shall repair, restore and redecorate any damage to the Premises caused by or at the direction of Landlord in exercising such rights.

16. UTILITIES AND SERVICES. Throughout the Term of the Lease so long as the Premises are occupied, Landlord agrees to furnish or cause to be furnished to the Premises the utilities and services described in the Standards for Utilities and Services attached hereto as Exhibit “G”, subject to the conditions and in accordance with the standards set forth therein. Landlord may require Tenant from time to time to provide Landlord with a list of Tenant’s employees and/or agents which are authorized by Tenant to subscribe on behalf of Tenant for any additional services which may be provided by Landlord. Any such additional services will be provided to Tenant at Tenant’s cost. Landlord will not be liable to Tenant for any failure to furnish any of the foregoing utilities and services if such failure is caused by all or any of the following: (i) accident, breakage or repairs unless caused by the negligence or willful misconduct of Landlord or the Landlord Parties; (ii) strikes, lockouts or other labor disturbance or labor dispute of any character; (iii) governmental regulation, moratorium or other governmental action or inaction; (iv) inability despite the exercise of reasonable diligence to obtain electricity, water or fuel; (v) service interruptions or any other unavailability of utilities resulting from causes beyond Landlord’s control, including, without limitation, any utility service provider initiated “brown-out” or “black-out”; or (vi) any other cause beyond Landlord’s reasonable control. In the event of any failure, stoppage or interruption thereof, Landlord agrees to diligently attempt to resume service promptly. If Tenant requires or utilizes more water or electrical power than is to be provided by Landlord as indicated on Exhibit G”, Landlord may at its option require Tenant to pay, as additional rent, the additional cost incurred by such extraordinary usage. Landlord, as part of the operating expenses of the Building, shall furnish Heating Ventilation and Air Conditioning (“HVAC”) Monday through Friday from 7:00 a.m. to 6:00 p.m. and on Saturday from 8:00 a.m. to 12:00 p.m (but exclusive, in any event, of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day). The Landlord’s charge to Tenant for after hours HVAC and after hours electrical consumption (in excess of standard dormant use) shall be Landlord’s actual costs, which shall include direct and indirect utility costs. There shall be no start-up charge, no minimum usage requirement (other than the first one hour) and, if other Building tenants are using the HVAC systems, Tenant’s direct cost shall be pro-rated.

17. ASSUMPTION OF RISK AND INDEMNIFICATION.

(a) Assumption of Risk. Subject to Sections 5(d) and 7(c), the insurance, indemnity, repair and restoration obligations with respect to the Project Common Areas under the Project CC&Rs and Landlord’s restoration obligations under Section 19 of this Lease, Tenant, as a material part of the consideration to Landlord, hereby agrees that neither Landlord nor any Landlord Indemnified Parties will be liable to Tenant for, and Tenant expressly assumes the risk of and waives any and all claims it may have against Landlord or any Landlord Indemnified Parties with respect to, (i) any and all damage to property or injury to persons in, upon or about the Premises, the Building or the Project resulting from any act or omission (except for the negligent or intentionally wrongful act or omission) of Landlord or any Landlord’s Parties, (ii) any such damage caused by other tenants or persons in or about the Building or the Project, or caused by quasi-public work, (iii) any damage to property entrusted to employees of the Building, (iv) any loss of or damage to property by theft or otherwise, or (v) any injury or damage to persons or property resulting from any casualty, explosion, falling plaster or other masonry or glass, steam, gas, electricity, water or rain which may leak from any part of the Building or any other portion of the Project or from the pipes, appliances or plumbing works therein or from the roof, street or subsurface or from any other place, or resulting from dampness. Notwithstanding anything to the contrary contained in this Lease except for Section 24, neither Landlord or any Landlord Indemnified Parties nor Tenant or any Tenant Parties will be liable for consequential damages arising out of any loss of the use of the Premises or any equipment or facilities therein by Tenant or any Tenant Parties or for interference with light or other incorporeal hereditaments. Tenant agrees to give prompt notice to Landlord in case of fire or accidents in the Premises or the Building, or of defects therein or in the fixtures or equipment. Tenant shall give prompt written notice to Landlord in case of damage caused by fire or accident on the Premises. Tenant shall look solely to Landlord to enforce Landlord’s obligations hereunder and shall not seek any damages against any of Landlord Indemnified Parties (as hereinafter defined). Except with respect to a breach of Section 24, the liability of Landlord for Landlord’s obligations under this Lease shall not exceed and shall be limited to Landlord’s interest in the Building and Tenant shall not look to any other property or assets in seeking either to enforce Landlord’s obligations under this Lease to satisfy a judgment for Landlord’s failure to perform such obligations.

(b) Indemnification. Except to the extent arising from any negligent or intentionally wrongful act or omission of, or any breach of this Lease by, Landlord or any Landlord Parties, Tenant will be liable for, and agrees, to the maximum extent permissible under applicable law, to promptly indemnify, protect, defend and hold harmless Landlord and all Landlord Indemnified Parties, from and against, any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs, including attorneys’ fees and court costs (collectively, “Indemnified Claims”), arising or resulting from (i) any act or omission of Tenant or any Tenant Parties; (ii) the use of the Premises and Common Areas and conduct of Tenant’s business by Tenant or any Tenant Parties, or any other activity, work or thing done, permitted or suffered by Tenant or any Tenant Parties, in or about the Premises, the Building or elsewhere within the Project, including, without limitation, Indemnified Claims arising from the construction of the Tenant Improvements; and/or (iii) any Default by Tenant of any obligations on Tenant’s part to be performed under the terms of this Lease. In case any action or proceeding is brought against Landlord or any Landlord Indemnified Parties by reason of any such Indemnified Claims, Tenant, upon notice from Landlord, agrees to promptly defend the same at Tenant’s sole cost and expense by counsel approved in writing by Landlord, which approval Landlord will not unreasonably withhold.

Subject to Section 18(e), Landlord shall indemnify, defend and hold harmless Tenant from any and against any and all liability, claims, suits, actions, losses, damages, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) (“Losses”) for any damage or injury occurring in, on, or about any part of the Building and/or the Common Areas other than the Premises except to the extent caused by the negligence or willful misconduct of Tenant or the Tenant Parties. Subject to Section 18(e), Landlord shall further indemnify, defend and save Tenant harmless from and against any and all Losses to the Premises and to any person or property to the extent caused by or resulting from any act or negligence of Landlord or of any employee, agent, contractor or any other person or entity under the direction or control of Landlord.

(c) Survival; No Release of Insurers. The indemnification obligations under Section 17(a) and (b) will survive the expiration or earlier termination of this Lease. The covenants, agreements and indemnification obligation in Subparagraphs 18(a) and 18(b) above, are not intended to and will not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease.

18. INSURANCE.

(a) Tenant’s Insurance. On or before the earlier to occur of (i) the Commencement Date, or (ii) the date Tenant commences any work of any type in the Premises pursuant to this Lease (which may be prior to the Commencement Date), and continuing throughout the entire Term hereof and any other period of occupancy, Tenant agrees to keep in full force and effect, at its sole cost and expense, the following insurance:

(i) “Special Form” property insurance including at least the following perils: fire and extended coverage, smoke damage, vandalism, malicious mischief, sprinkler leakage. This insurance policy must be upon all property owned by Tenant, for which Tenant is legally liable, or which is installed at Tenant’s expense, and which is located in the Building including, without limitation, any Alterations made by or for the Tenant (expressly excluding the initial Tenant Improvements installed by Tenant per Exhibit “C” which shall be insured by Landlord as part of the Base Building coverage), and all furniture, fittings, installations, fixtures and any other personal property of Tenant, in an amount not less than the full replacement cost thereof.

(ii) Commercial General Liability Insurance or Comprehensive General Liability Insurance (on an occurrence form) insuring bodily injury, personal injury and property damage including the following divisions and extensions of coverage: Premises and Operations; Owners and Contractors protective; blanket contractual liability (including coverage for Tenant’s indemnity obligations under this Lease to the extent related to third party bodily injury or property damage); products and completed operations; and liquor liability (if Tenant serves alcohol on the Premises). Such insurance must have the following minimum limits of liability: bodily injury, personal injury and property damage - $3,000,000 each occurrence, $5,000,000 in the aggregate, provided that such minimum limits of liability may be adjusted periodically to reflect increases in coverages in accordance with then real estate industry standards generally observed by the owners of Comparable Projects, rounded to the nearest five hundred thousand dollars.

(iii) Workers’ Compensation as required by the laws of the State.

(iv) Comprehensive Automobile Liability insuring bodily injury and property damage arising from all owned, non-owned and hired vehicles, if any, with minimum limits of liability of $1,000,000 per accident; provided, however, that Tenant shall have the right to self-insure its obligations under this subparagraph (iv) upon written notice to Landlord.

(v) Any other form or forms of insurance as Tenant or Landlord or any mortgagees of Landlord may reasonably require from time to time in form, in amounts, and for insurance risks against which, a prudent tenant would protect itself, but only to the extent coverage for such risks and amounts are available in the insurance market at commercially acceptable rates; provided, however, that such requirements shall be consistent with the coverage then being required by lessors of Comparable Projects and provided all other tenants of the Building are required to carry such insurance unless such additional insurance is required due to a specific or unusual use of the Premises by Tenant. Landlord makes no representation that the limits of liability required to be carried by Tenant under the terms of this Lease are adequate to protect Tenant’s interests and Tenant should obtain such additional insurance or increased liability limits as Tenant deems appropriate.

(b) Supplemental Tenant Insurance Requirements.

(i) All policies must be in a form reasonably satisfactory to Landlord and issued by an insurer admitted to do business in the State.

(ii) All policies must be issued by insurers with a policyholder rating of “A” and a financial rating of “VIII” in the most recent version of Best’s Key Rating Guide.

(iii) All policies must contain a requirement that the insurer will endeavor to notify Landlord (and Landlord’s partners, members and property manager and any mortgagees or ground lessors of Landlord who are named as additional insureds, if any) in writing not less than thirty (30) days prior to any material adverse change, reduction in coverage, cancellation or other termination thereof, except ten (10) days in the event of non-payment of premium by Tenant. Tenant agrees to deliver to Landlord, as soon as practicable after placing the required insurance, but in any event within the time frame specified in Section 18(a) above, certificate(s) of insurance evidencing the existence of such insurance and Tenant’s compliance with the provisions of this Section 18. Tenant agrees to cause replacement certificates to be delivered to Landlord not less than ten (10) days prior to the expiration of any such policy or policies. If any such initial or replacement certificates are not furnished within the time(s) specified herein, Landlord will have the right, but not the obligation, to procure such insurance as Landlord deems necessary to protect Landlord’s interests at Tenant’s expense. If Landlord obtains any insurance that is the responsibility of Tenant under this Section 18, Landlord agrees to deliver to Tenant a written statement setting forth the cost of any such insurance and showing in reasonable detail the manner in which it has been computed and Tenant agrees to promptly reimburse Landlord for such costs as additional rent.

(iv) General Liability policies under Subparagraphs 19(a)(ii) must include policy endorsements naming Landlord and Landlord’s property manager (and at Landlord’s request, Landlord’s mortgagees of which Tenant has been informed in writing as additional insureds and must also contain a provision that the insurance afforded by such policy is primary insurance and any insurance carried by Landlord and Landlord’s property manager or Landlord’s mortgagees or ground lessors, if any, will be excess over and non-contributing with Tenant’s insurance.

(c) Tenant’s Use. Tenant will not keep, use, sell or offer for sale in or upon the Premises any article which may be prohibited by any insurance policy periodically in force covering the Building or the Project Common Areas. If Tenant’s occupancy or business in, or on, the Premises, whether or not Landlord has consented to the same, results in any increase in premiums for the insurance periodically carried by Landlord with respect to the Building or the Project Common Areas, Tenant agrees to pay Landlord the cost of any such increase in premiums or special or additional coverage as additional rent within ten (10) days after being billed therefor by Landlord. In determining whether increased premiums are a result of Tenant’s use of the Premises, a schedule issued by the organization computing the insurance rate on the Building, the Project Common Areas or the Tenant Improvements showing the various components of such rate, will be conclusive evidence of the several items and charges which make up such rate. Tenant agrees to promptly comply with all reasonable requirements of the insurance authority or any present or future insurer relating to the Premises.

(d) Cancellation of Landlord’s Policies. If any of Landlord’s insurance policies are cancelled or cancellation is threatened or the coverage reduced or threatened to be reduced in any way because of the use of the Premises or any part thereof by Tenant or any assignee or subtenant of Tenant for any purpose other than office use and, if Tenant fails to remedy the condition giving rise to such cancellation, threatened cancellation, reduction of coverage, threatened reduction of coverage, increase in premiums, or threatened increase in premiums, within forty-eight (48) hours after notice thereof, Tenant will be deemed to be in material default of this Lease and Landlord may, at its option, and attempt to remedy such condition, and Tenant shall promptly pay Landlord the reasonable costs of such remedy as additional rent. If Landlord is unable, or elects not to remedy such condition, then Landlord will have all of the remedies provided for in this Lease in the event of a default by Tenant.

(e) Mutual Waiver of Parties. Landlord and Tenant hereby waive their rights against each other with respect to any claims or damages or losses which are caused by or result from (a) any occurrence insured against under any insurance policy (other than the commercial general liability insurance) carried by Landlord or Tenant (as the case may be) pursuant to the provisions of this Lease and enforceable at the time of such damage or loss, or (b) any occurrence which would have been covered under any insurance (other than the commercial general liability insurance) required to be obtained and maintained by Landlord or Tenant (as the case may be) under this Lease (as applicable) had such insurance been obtained and maintained as required therein. The foregoing waivers shall be in addition to, and not a limitation of, any other waivers or releases contained in this Lease.

(f) Waiver of Insurers. Each party shall cause each insurance policy (other than the commercial general liability insurance) required to be obtained by it pursuant to this Lease to provide that the insurer waives all rights of recovery by way of subrogation against either Landlord or Tenant, as the case may be, in connection with any claims, losses and damages covered by such policy. If either party fails to maintain any such insurance required hereunder, such insurance shall be deemed to be self-insured with a deemed full waiver of subrogation as set forth in the immediately preceding sentence.

(g) Landlord Insurance. Landlord agrees to carry with solvent and responsible companies “all risk” coverage insurance for the full replacement cost of the Building (including the Tenant Improvements) excluding excavation, footings, foundations and any Alterations which Tenant is required to insure pursuant to the terms of this Lease. Landlord also agrees to carry commercial general liability insurance with limits of not less than $3,000,000 per occurrence, $5,000,000 in the aggregate, insuring against any and all liability with respect to the Building or arising out of Landlord’s maintenance, use or occupancy thereof. Landlord reserves the right to carry such insurance under an “umbrella” or “blanket” policy or policies of insurance. The costs for such insurance as applicable to the Building and the Project shall constitute an Operating Expense.

(h) Blanket Insurance. Notwithstanding anything to the contrary in this Section 18, Tenant’s obligation to obtain and maintain the insurance required hereunder may be satisfied by obtaining coverage under so-called blanket and excess liability policies of insurance carried and maintained by Tenant provided that the coverage afforded Landlord will not be reduced or diminished by reason of the use of such blanket and excess liability policies of insurance and provided further that the other applicable requirements of this Section 18 are satisfied.

(i) Landlord Self-Insurance. Provided that the Landlord is Fluor Enterprises, Inc. or an Affiliate thereof and has a net worth of at least $250,000,000, Landlord may self-insure all or a portion of the Landlord Insurance required pursuant to Section 18(g) above, provided that Landlord shall be responsible for satisfying any claim which would have been covered by the third party insurance without reimbursement (as an Operating Expense or otherwise). Any deductible in excess of $20,000 shall be deemed Landlord self-insured.

19. DAMAGE OR DESTRUCTION.

(a) Partial Destruction. If the Premises or the Building are damaged by fire or other casualty to an extent not exceeding fifty percent (50%) of the full replacement cost thereof, and the damage thereto may be repaired, reconstructed or restored to substantially its condition immediately prior to such damage within two hundred seventy (270) days from the date of such casualty, and Landlord will receive insurance proceeds sufficient to cover the costs of such repairs, reconstruction and restoration (including proceeds from Tenant and/or Tenant’s insurance which Tenant is required to (or elects to) deliver to Landlord pursuant to Section 19(e) below, then Landlord agrees to commence and proceed diligently with the work of repair, reconstruction and restoration and this Lease will continue in full force and effect.

(b) Substantial Destruction. Any damage or destruction to the Premises or the Building which Landlord is not obligated to repair pursuant to Section 19(a) above will be deemed a substantial destruction. In the event of a substantial destruction, Landlord may elect to either (i) repair, reconstruct and restore the portion of the Building or the Premises damaged by such casualty, in which case this Lease will continue in full force and effect, subject to Tenant’s termination right contained in Section 19(d) below; or (ii) terminate this Lease effective as of the date thirty (30) days after Tenant’s receipt of Landlord’s election to so terminate. Any right of Landlord to terminate this Lease by reason of fire or other casualty shall only be exercisable if Landlord also terminates all other leases in the Building of tenants who are similarly affected by the fire or casualty in question.

(c) Notice. Under any of the conditions of Section 19(a) or (b) above, Landlord agrees to give written notice to Tenant of its intention to repair or terminate, as permitted in such paragraphs, within the earlier of sixty (60) days after the occurrence of such casualty, or fifteen (15) days after Landlord’s receipt of the estimate from Landlord’s contractor (the applicable time period to be referred to herein as the “Notice Period”).

(d) Tenant’s Termination Rights. If Landlord elects to repair, reconstruct and restore pursuant to Section 19(b)(i) hereinabove but the time reasonably required to repair the casualty and restore the Premises to substantially the condition prior to the casualty exceeds two hundred seventy (270) days after the date of such damage, then Tenant may terminate this Lease effective upon delivery of written notice to Landlord within ten (10) business days after Landlord delivers notice to Tenant of its election to so repair, reconstruct or restore.

(e) Restoration Obligations. In the event of any damage or destruction of all or any part of the Premises, Tenant agrees to immediately (i) notify Landlord thereof. Landlord shall insure the Tenant Improvements installed by Tenant pursuant to Exhibit “C” and, subject to any termination rights hereunder, shall be responsible for repairing and restoring the Tenant Improvements if Landlord elects or is required to repair and restore the Premises and/or Building under this Lease. Subject to Section 13, at Tenant’s expense as provided in this Lease, shall restore any Alterations and Tenant’s furniture, fixtures, equipment and other personal property unless this Lease is terminated as permitted in this Section 19.

(f) Abatement of Rent. In the event of any damage, repair, reconstruction and/or restoration described in this Section190, rent will be abated or reduced, as the case may be, from the date of such casualty, in proportion to the degree to which Tenant’s use of the Premises is impaired during such period of repair until Landlord completes all repairs to be performed by Landlord under this Lease and Tenant has been given a reasonable period of time not to exceed forty-five (45) days to re-fixturize and move back into the Premises. Except for abatement of rent as provided hereinabove, Tenant will not be entitled to any compensation or damages for loss of, or interference with, Tenant’s business or use or access of all or any part of the Premises or for lost profits or any other consequential damages of any kind or nature, which result from any such damage, repair, reconstruction or restoration.

(g) Inability to Complete. Notwithstanding anything to the contrary contained in this Section 19, if Landlord is obligated or elects to repair, reconstruct and/or restore the damaged portion of the Building or the Premises pursuant to Section 19(a) or 20(b)(i) above, but is delayed from completing such repair, reconstruction and/or restoration beyond the date which is forty-five (45) days after the date estimated by Landlord’s contractor for completion thereof by reason of any causes (other than delays caused by Tenant, its subtenants, employees, agents or contractors or delays which are beyond the reasonable control of Landlord as described in Section 31), then Tenant may elect to terminate this Lease upon ten (10) days prior written notice given to Landlord after the expiration of such forty-five (45) day period.

(h) Damage Near End of Term. Landlord and Tenant shall each have the right to terminate this Lease if any damage to the Premises occurs during the last twelve (12) months of the Term of this Lease where Landlord’s contractor estimates in a writing delivered to Landlord and Tenant that the repair, reconstruction or restoration of such damage cannot be completed within sixty (60) days after the date of such casualty. If either party desires to terminate this Lease under this Section 19(h), it shall provide written notice to the other party of such election within ten (10) days after receipt of Landlord’s contractor’s repair estimates. Notwithstanding the foregoing, if within thirty (30) days following any damage or destruction Tenant exercises Tenant’s Extension Option in accordance with the provisions of this Lease and is not otherwise in Default (beyond all applicable cure periods), Landlord shall not have the right under this Section 19(h) to terminate this Lease, and provided the casualty was covered by Landlord’s insurance for the Building or would have been covered if Landlord maintained the required insurance, Landlord shall perform its repair obligations pursuant to this Section 19 and Tenant shall likewise perform its restoration obligations pursuant to this Section 19.

(i) Waiver of Termination Right. Landlord and Tenant agree that the foregoing provisions of this Section 19 are to govern their respective rights and obligations in the event of any damage or destruction and supersede and are in lieu of the provisions of any applicable law, statute, ordinance, rule, regulation, order or ruling now or hereafter in force which provide remedies for damage or destruction of leased premises (including, without limitation, to the extent the Premises are located in California, the provisions of California Civil Code Section 1932, Subsection 2, and Section 1933, Subsection 4 and any successor statute or laws of a similar nature).

(j) Termination. Upon any termination of this Lease under any of the provisions of this Section 19, the Parties will be released without further obligation to the other from the date possession of the Premises is surrendered to Landlord except for items which have accrued and are unpaid as of the date of termination and matters which are to survive any termination of this Lease as provided in this Lease.

20. EMINENT DOMAIN.

(a) Substantial Taking. If the whole of the Premises, or such part thereof as shall substantially and adversely interfere with Tenant’s use and occupancy of the Premises, as contemplated by this Lease, is taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, either party will have the right to terminate this Lease effective as of the date possession is required to be surrendered to such authority.

(b) Partial Taking; Abatement of Rent. In the event of a taking of a portion of the Premises which does not materially or adversely interfere with Tenant’s use and occupancy of the Premises, then, neither party will have the right to terminate this Lease and Landlord will thereafter proceed to make a functional unit of the remaining portion of the Premises, and rent will be abated with respect to the part of the Premises which Tenant is deprived of on account of such taking.

(c) Condemnation Award. In connection with any taking of the Premises or the Building, Landlord will be entitled to receive the entire amount of any award which may be made or given in such taking or condemnation, without deduction or apportionment for any estate or interest of Tenant, it being expressly understood and agreed by Tenant that no portion of any such award will be allowed or paid to Tenant for any so-called bonus or excess value of this Lease, and such bonus or excess value will be the sole property of Landlord. Tenant agrees not to assert any claim against Landlord or the taking authority for any compensation because of such taking (including any claim for bonus or excess value of this Lease); provided, however, if any portion of the Premises is taken, Tenant will have the right to recover from the condemning authority (but not from Landlord) any compensation as may be separately awarded or recoverable by Tenant for the taking of Tenant’s furniture, fixtures, equipment and other personal property within the Premises, for Tenant’s relocation expenses, and for any loss of goodwill or other damage to Tenant’s business by reason of such taking.

(d) Temporary Taking. In the event of taking of the Premises or any part thereof for temporary use, (i) this Lease will remain unaffected thereby and rent will abate for the duration of the taking in proportion to the extent Tenant’s use of the Premises is interfered with, and (ii) Landlord will be entitled to receive such portion or portions of any award made for such use provided that if such taking remains in force at the expiration or earlier termination of this Lease, Tenant will then pay to Landlord a sum equal to the reasonable cost of performing Tenant’s obligations under Section 10 with respect to surrender of the Premises and upon such payment Tenant will be excused from such obligations. For purpose of this Section 20(d), a temporary taking shall be defined as a taking for a period of ninety (90) days or less.

21. DEFAULTS AND REMEDIES.

(a) Defaults. The occurrence of any one or more of the following events will be deemed a “Default” by Tenant:

(i) The failure by Tenant to make any payment of rent or additional rent or any other payment required to be made by Tenant hereunder, as and when due, where such failure continues for a period of five (5) business days after written notice thereof from Landlord to Tenant; provided, however, that any such notice shall be in addition to, and not in lieu of, any notice required under applicable law (including, without limitation, to the extent the Premises are located in California, the provisions of California Code of Civil Procedure Section 1161 regarding unlawful detainer actions or any successor statute or law of a similar nature).

(ii) The failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in Section 21(a)(i) or (ii) above, where such failure continues (where no other period of time is expressly provided) for a period of thirty (30) days after written notice thereof from Landlord to Tenant. The provisions of any such notice will be in lieu of, and not in addition to, any notice required under applicable law (including, without limitation, to the extent the Premises are located in California, California Code of Civil Procedure Section 1161 regarding unlawful detainer actions and any successor statute or similar law). If the nature of Tenant’s Default is such that more than thirty (30) days are reasonably required for its cure, then Tenant will not be deemed to be in Default if Tenant, with Landlord’s concurrence, commences such cure within such thirty (30) day period and thereafter diligently prosecutes such cure to completion.

(iii) (a) The making by Tenant of any general assignment for the benefit of creditors; (b) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days); (c) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or (d) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease where such seizure is not discharged within thirty (30) days.

(b) Landlord’s Remedies; Termination. In the event of any Default by Tenant, in addition to any other remedies available to Landlord at law or in equity under applicable law (including, without limitation, to the extent the Premises are located in California, the remedies of Civil Code Section 1951.4 and any successor statute or similar law, which provides that Landlord may continue this Lease in effect following Tenant’s breach and abandonment and collect rent as it falls due, if Tenant has the right to sublet or assign, subject to reasonable limitations), Landlord will have the immediate right and option to terminate this Lease and all rights of Tenant hereunder. If Landlord elects to terminate this Lease then, to the extent permitted under applicable law, Landlord may recover from Tenant (i) The worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rent loss that Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rent loss that Tenant proves could be reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, results therefrom including, but not limited to: reasonable attorneys’ fees and costs; brokers’ commissions; the costs of refurbishment, alterations, renovation and repair of the Premises, and removal (including the repair of any damage caused by such removal) and storage (or disposal) of Tenant’s personal property, equipment, fixtures, Alterations, the Tenant Improvements and any other items which Tenant is required under this Lease to remove but does not remove. As used in Subparagraphs 22(b)(i) and (ii) above, the “worth at the time of award” is computed by allowing interest at the Interest Rate. As used in Section 21(b)(iii) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(c) Landlord’s Remedies; Re-Entry Rights. In the event of any Default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord will also have the right, with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere and/or disposed of at the sole cost and expense of and for the account of Tenant in accordance with the provisions of Section 13(h) of this Lease or any other procedures permitted by applicable law. No re-entry or taking possession of the Premises by Landlord pursuant to this Section 21(c) will be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction.

(d) Landlord’s Remedies; Re-Letting. In the event that Landlord elects to re-enter the Premises or takes possession of the Premises pursuant to legal proceeding or pursuant to any notice provided by law, then if Landlord does not elect to terminate this Lease, Landlord may from time to time, without terminating this Lease, either recover all rent as it becomes due or relet the Premises or any part thereof on terms and conditions as Landlord in its sole and absolute discretion may deem advisable with the right to make alterations and repairs to the Premises in connection with such reletting. If Landlord elects to relet the Premises, then rents received by Landlord from such reletting will be applied: first, to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord; second, to the payment of any cost of such reletting; third, to the payment of the cost of any alterations and repairs to the Premises incurred in connection with such reletting; fourth, to the payment of rent due and unpaid hereunder and the residue, if any, will be held by Landlord and applied to payment of future rent as the same may become due and payable hereunder. Should that portion of such rents received from such reletting during any month, which is applied to the payment of rent hereunder, be less than the rent payable during that month by Tenant hereunder, then Tenant agrees to pay such deficiency to Landlord immediately upon demand therefor by Landlord. Such deficiency will be calculated and paid monthly.

(e) Landlord’s Remedies; Performance for Tenant. All covenants and agreements to be performed by Tenant under any of the terms of this Lease are to be performed by Tenant at Tenant’s sole cost and expense and, except as expressly provided in this Lease, without any abatement of rent. If Tenant fails to pay any sum of money owed to any party other than Landlord, for which it is liable under this Lease, or if Tenant fails to perform any other act on its part to be performed hereunder, and such failure continues for ten (10) days after notice thereof by Landlord, Landlord may, without waiving or releasing Tenant from its obligations, but shall not be obligated to, make any such payment or perform any such other act to be made or performed by Tenant. Tenant agrees to reimburse Landlord upon demand for all sums so paid by Landlord and all necessary incidental costs, together with interest thereon at the Interest Rate, from the date of such payment by Landlord until reimbursed by Tenant. This remedy shall be in addition to any other right or remedy of Landlord set forth in this Section 21.

(f) Late Payment. If Tenant fails to pay any installment of rent within ten (10) days of when due or if Tenant fails to make any other payment for which Tenant is obligated under this Lease within five (5) days of when due, such late amount will accrue interest at the Interest Rate and Tenant agrees to pay Landlord as additional rent such interest on such amount from the date such amount becomes due until such amount is paid. In addition, Tenant agrees to pay to Landlord concurrently with such late payment amount, as additional rent, a late charge equal to four percent (4%) of the amount due to compensate Landlord for the extra costs Landlord will incur as a result of such late payment. The Parties agree that (i) it would be impractical and extremely difficult to fix the actual damage Landlord will suffer in the event of Tenant’s late payment, (ii) such interest and late charge represents a fair and reasonable estimate of the detriment that Landlord will suffer by reason of late payment by Tenant, and (iii) the payment of interest and late charges are distinct and separate in that the payment of interest is to compensate Landlord for the use of Landlord’s money by Tenant, while the payment of late charges is to compensate Landlord for Landlord’s processing, administrative and other costs incurred by Landlord as a result of Tenant’s delinquent payments. Acceptance of any such interest and late charge will not constitute a waiver of the Tenant’s Default with respect to the overdue amount, or prevent Landlord from exercising any of the other rights and remedies available to Landlord. Notwithstanding the foregoing, for the first two (2) monetary delinquencies in any calendar year, Tenant shall be entitled to receive written notice and 5-days from receipt of such notice to cure such monetary delinquency before Landlord may assess any interest or late charges under this Lease.

(g) Rights and Remedies Cumulative. All rights, options and remedies of Landlord and Tenant contained in this Lease will be construed and held to be cumulative, and no one of them will be exclusive of the other, and except as otherwise expressly stated in this Lease, Landlord and Tenant shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law or in equity, whether or not stated in this Lease. Nothing in this Section 21 will be deemed to limit or otherwise affect each party’s indemnification of the other pursuant to any provision of this Lease.

22. LANDLORD’S DEFAULT. Landlord will not be in default in the performance of any obligation required to be performed by Landlord under this Lease unless Landlord fails to perform such obligation within thirty (30) days after the receipt of written notice from Tenant specifying in detail Landlord’s failure to perform; provided however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for performance, then Landlord will not be deemed in default if it commences such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. Upon any default by Landlord, Tenant may exercise any of its rights provided at law or in equity.

23. ASSIGNMENT AND SUBLETTING.

(a) Restriction on Transfer. Tenant shall have the right subject to Landlord’s consent, which shall be unreasonably withheld or delayed, to sublease or assign (any such assignment, encumbrance, sublease or the like will sometimes be referred to as a “Transfer”), any portion of the Premises, and any portion of any space subsequently leased, at any time during the Term of the Lease and Renewal Option Periods. Landlord shall not have the right to recapture the Premises.

(b) Non-Transfers. Notwithstanding the provisions of this Section 23 to the contrary, for purposes of this Section 23, a reorganization, merger, sale, partnership change, assignment, transfer or hypothecation of any partnership or other ownership interest in Tenant shall not be deemed a Transfer under the Lease so long as the new entity is of comparable or greater financial strength to that of the Tenant as of the Commencement Date. Neither the use by nor the subletting of all or a portion of the Premises to any subsidiary or Affiliate of Tenant or to any entity to whom Tenant outsources a portion of its operations or business shall be deemed a Transfer under this Lease and shall not require Landlord’s consent hereunder. For purposes of this Lease, an “Affiliate” of any entity shall mean another entity which controls, is controlled by, or is under common control with such entity.

(c) Transfer Notice. If Tenant desires to effect a Transfer, then at least ten (10) days prior to the date when Tenant desires the Transfer to be effective (the “Transfer Date”), Tenant agrees to give Landlord a notice (the “Transfer Notice”), stating the name, address and business of the proposed assignee, sublessee or other transferee (sometimes referred to hereinafter as “Transferee”), reasonable information (including references) concerning the character, ownership, and financial condition of the proposed Transferee, the Transfer Date, any ownership or commercial relationship between Tenant and the proposed Transferee, and the consideration and all other material terms and conditions of the proposed Transfer, all in such detail as Landlord may reasonably require. If Landlord reasonably requests additional detail, the Transfer Notice will not be deemed to have been received until Landlord receives such additional detail, and Landlord may withhold consent to any Transfer until such information is provided to it.

(d) Reasonable Disapproval. Landlord and Tenant hereby acknowledge that Landlord’s disapproval of any proposed Transfer pursuant to Article 23 will be deemed reasonably withheld if based upon any reasonable factor, including, without limitation, any or all of the following factors: (i) the proposed Transferee is a Governmental Entity, if the proposed Transferee is entitled, directly or indirectly, to diplomatic or sovereign immunity or shall not be subject to the service of process in, and the jurisdiction of, the courts of the State of California; (ii) the use of the Premises by the Transferee) is not permitted by the use provisions in this Lease or the Project CC&Rs; (iii) the Transfer would likely result in a material increase in the demand upon utilities and services above that to be provided by Landlord to the Premises pursuant to Exhibit “G” (unless Tenant or the Transferee provides supplemental facilities to service such excess demand); (iv) the Transfer would likely result in an increase in the use of the Parking Facilities by the Transferee’s employees or visitors in excess of 4.25 spaces per thousand square feet, calculated for the entire Premises; (v) the Transferee is not a reputable person or entity or does not have the financial capability to fulfill the obligations imposed by the Transfer and this Lease (or has not furnished Landlord with reasonable proof thereof); (vi) the proposed Transferee is engaged in a business or activity, or the Premises or the relevant part thereof, will be used in a manner, which is not in keeping with the then standards of the Building or the Project; or (vii) the proposed Transferee is a person or entity with whom Landlord is or has been, within the preceding nine (9) month period, negotiating to lease space in the Project and Landlord has space comparable to the space Tenant is proposing to Transfer available for lease in the Project; or (viii) the proposed form of sublease or instrument of assignment does not comply with the applicable provisions of this Article 23.

(e) Additional Conditions. A condition to Landlord’s consent to any Transfer of this Lease will be the delivery to Landlord of a true copy of the fully executed instrument of assignment, sublease, transfer or hypothecation, and, in the case of an assignment, the delivery to Landlord of an agreement executed by the Transferee in form and substance reasonably satisfactory to Landlord, whereby the Transferee assumes and agrees to be bound by all of the terms and provisions of this Lease and to perform all of the obligations of Tenant hereunder. As a condition to Landlord’s consent to any sublease, such sublease must provide that it is subject and subordinate to this Lease and to all mortgages; that Landlord may enforce the provisions of the sublease, including collection of rent.

(f) Landlord’s Options. Within ten (10) days of Landlord’s receipt of any Transfer Notice, and Landlord will elect in writing to do one of the following (i) consent to the proposed Transfer; or (ii) refuse such consent, which refusal shall be on reasonable grounds (set forth in reasonable detail in such notice of election).

(g) Landlord Competitors. For so long as Fluor Enterprises, Inc. or any entity controlled, controlled by or under common control with Fluor Enterprises, Inc. owns or leases the Building, notwithstanding anything to the contrary contained in this Article 23, Tenant shall not assign this Lease, or sublease all or a portion of the Premises, to Bechtel Corporation, The Shaw Group, Washington Group International, Kellogg, Brown & Root, Jacobs Engineering Group, Inc., Parsons Corporation, Chicago Bridge & Iron, Foster Wheeler or any Affiliate or successor entities to such parties and any similar entity which itself or through affiliated entities generates annual revenues in excess of $750 million from the engineering, procurement, maintenance and/or construction businesses.

(h) Additional Conditions. Upon any Transfer of this Lease, Tenant shall deliver to Landlord a true copy of the fully executed instrument of assignment, sublease, transfer or hypothecation, and, in the case of an assignment, the Transferee shall assume and agree to be bound by all of the terms and provisions of this Lease and to perform all of the obligations of Tenant hereunder.

(i) Excess Rent. If Landlord consents to any assignment of this Lease, Tenant agrees to pay to Landlord, as additional rent, fifty percent (50%) of all sums and other consideration payable to and for the benefit of Tenant by the assignee on account of the assignment, after recovery of Tenant’s Re-Leasing Costs (as defined below), as and when such sums and other consideration are due and payable by the assignee to or for the benefit of Tenant (or, if Landlord so requires, and without any release of Tenant’s liability for the same, Tenant agrees to instruct the assignee to pay such sums and other consideration directly to Landlord). If for any proposed sublease Tenant receives rent or other consideration, either initially or over the term of the sublease, in excess of the rent fairly allocable to the portion of the Premises which is subleased based on square footage, Tenant agrees to pay to Landlord as additional rent fifty percent (50%) of the excess of each such payment of rent or other consideration received by Tenant, after recovery of Tenant’s Re-Leasing Costs (as defined below), promptly after its receipt. In calculating excess rent or other consideration which may be payable to Landlord under this subsection, Tenant will be entitled to deduct commercially reasonable third party brokerage commissions, transaction costs, tenant improvement costs or allowances funded by Tenant, tenant incentives, free rent periods, attorneys’ fees and other amounts reasonably and actually expended by Tenant in connection with such assignment or subletting (“Tenant’s Re-Leasing Costs”) if acceptable written evidence of such expenditures is provided to Landlord.

(j) No Release. No Transfer will release Tenant of Tenant’s obligations under this Lease or alter the primary liability of Tenant to pay the rent and to perform all other obligations to be performed by Tenant hereunder.

24. LANDLORD COVENANT TO REPURCHASE FROM SYNTHETIC LESSOR/ SUBORDINATION/NON-DISTURBANCE AND ATTORNMENT AGREEMENT.

(a) Landlord Covenant to Reacquire Premises Parcel and Adjacent Sale Parcel. Landlord and Tenant have entered into a Purchase and Sale Agreement of even date herewith (the “Building E Purchase Agreement”) for the sale to Tenant of the parcel of real property in the Project upon which Building E is located (the “Building E Parcel”). The Parties acknowledge that the Building E Parcel and the Premises Parcel are currently leased by Landlord from Fluor Daniels Realty Trust 1997 (“Synthetic Lessor”) pursuant to that certain Lease, Security Agreement and Financing Agreement dated as of December 18, 1997, a so-called synthetic lease (the “Synthetic Lease”). As a material inducement to Tenant to enter into this Lease and the Building E Purchase Agreement, Landlord covenants to reacquire the Building E Parcel and the Premises Parcel from the Synthetic Lessor and to terminate the Synthetic Lease as provided below. Upon the earlier of (a) the expiration of the “Contingency Period” pursuant to the Building E Purchase Agreement or (b) Tenant’s waiver of all contingency Items pursuant to the Building E Purchase Agreement, Landlord shall (i) exercise its purchase option under Section 20.1 of the Synthetic Lease with respect to both the Building E Parcel and the Premises Parcel (including the Building and all other Improvements thereon), (ii) timely deliver all notices to the Synthetic Lessor required under the Synthetic Lease for Landlord to acquire unencumbered fee interest in the Building E Parcel and the Premises Parcel from the Synthetic Lessor, and (iii) use good faith efforts to close escrow and consummate its acquisition of the Building E Parcel and the Premises Parcel from the Synthetic Lessor and terminate the Synthetic Lease (the “Syn Lease Closing”) on or before March 31, 2004 or as soon as commercially feasible thereafter, but in any event Landlord shall cause the Syn Lease Closing to occur on or before April 30, 2004. Notwithstanding any provision of this Lease to the contrary, upon any breach of the covenants in this Section 24, Tenant shall be entitled to pursue any and all remedies against Landlord available at law or in equity, including without limitation the specific performance of Seller’s obligations under this Section 24, the recovery of consequential damages, lost profits and lost opportunities caused by Landlord’s breach of this Section 24 and the recovery of all costs expended by Tenant in connection with this Lease. Further, Landlord shall indemnify, protect, defend and hold Tenant harmless from and against any and all Liabilities arising from Landlord’s breach or failure to perform its covenants under this Section 24. Landlord acknowledges and agrees that (i) Tenant has halted its efforts to locate and negotiate for other relocation premises suitable for Tenant’s business, (ii) Tenant intends to relocate its current headquarters to the Building E Parcel and the Premises hereunder and will incur significant costs and obligations in connection with such relocation if this Lease is terminated because of Landlord’s failure to comply with its covenant hereunder, which costs and obligations cannot be readily mitigated, (iii) the Premises are uniquely suited to the needs and requirements of Tenant, (iv) Landlord’s failure to perform its obligations under this Section 24 would severely interrupt Tenant’s business operations, cause Tenant to incur significant lost profits, opportunities and revenues, and (v) in executing this Lease, Tenant has materially relied on Landlord’s covenants and acknowledgments in this Section 24 and would not be willing to enter into this Lease without Landlord’s commitment to reacquire the Building E Parcel and the Premises Parcel from the Synthetic Lessor in accordance with this Section 24 and the right to specifically enforce Landlord’s obligations hereunder.

(b) Subordination, Non-Disturbance and Attornment Agreement. In the event of any future financing of the Premises Parcel by Landlord (after its reacquisition of the Premises Parcel from the Synthetic Lessor) during the Term of this Lease, Landlord and Tenant agree to execute, and Landlord agrees to cause its lender to execute, a Subordination, Non-Disturbance and Attornment Agreement substantially in the form attached hereto as Exhibit “H” attached hereto.

25. ESTOPPEL CERTIFICATE.

(a) Tenant’s Obligations. Within ten (10) days following any written request which Landlord may make from time to time, Tenant agrees to execute and deliver to Landlord a statement, in a form substantially similar to the form of Exhibit “I-1” attached hereto or as may reasonably be required by Landlord’s lender, certifying to Tenant’s actual knowledge (subject to any applicable exceptions set forth in such statement): (i) the Commencement Date of this Lease; (ii) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, and stating the date and nature of such modifications); (iii) the date to which the rent and other sums payable under this Lease have been paid; (iv) that there are no current Defaults under this Lease by either Landlord or Tenant except as specified in Tenant’s statement; and (v) such other matters reasonably requested by Landlord. Landlord and Tenant intend that any statement delivered pursuant to this Section 25 may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of the Building or any interest therein.

(b) Tenant’s Failure to Deliver. Tenant’s failure to deliver such statement within such time will be conclusive upon Tenant (i) that this Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) that there are no uncured Defaults in Landlord’s performance, and (iii) that not more than one (1) month’s rent has been paid in advance. Without limiting the foregoing, if Tenant fails to deliver any such statement within such ten (10) day period, Landlord may deliver to Tenant an additional request for such statement and Tenant’s failure to deliver such statement to Landlord within ten (10) days after delivery of such additional request will constitute a Default under this Lease and Tenant shall be liable for and shall pay to Landlord upon demand Five Hundred Dollars ($500.00) per day for each day beyond the expiration of the foregoing second ten (10) day period that Tenant delays in delivering the statement to Landlord.

(c) Landlord’s Obligations. Within ten (10) days following any written request which Tenant may make from time to time, Landlord agrees to execute and deliver to Tenant a statement, in a form substantially similar to the form of Exhibit “I-2” attached hereto, certifying to Landlord’s actual knowledge (subject to any applicable exceptions set forth in such statement): (i) the Commencement Date of this Lease; (ii) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, and stating the date and nature of such modifications); (iii) the date to which the rent and other sums payable under this Lease have been paid; (iv) that there are no current defaults under this Lease by either Landlord or Tenant; and (v) such other matters reasonably requested by Tenant. Landlord and Tenant intend that any statement delivered pursuant to this Section 25(c) may be relied upon by any prospective lender, purchaser and/or investor of any interest in Tenant or its interest under this Lease.

(d) Landlord’s Failure to Deliver. Landlord’s failure to deliver such statement within such time will be conclusive upon Landlord (i) that this Lease is in full force and effect, without modification except as may be represented by Tenant, (ii) that there are no uncured Defaults in Tenant’s performance, and (iii) that not more than one (1) month’s rent has been paid in advance. Without limiting the foregoing, if Landlord fails to deliver any such statement within such ten (10) day period, Tenant may deliver to Landlord an additional request for such statement and Landlord’s failure to deliver such statement to Tenant within ten (10) days after delivery of such additional request will constitute a Default under this Lease and Landlord shall be liable for and shall pay to Tenant upon demand Five Hundred Dollars ($500.00) per day for each day beyond the expiration of the foregoing second ten (10) day period that Landlord delays in delivering the statement to Tenant.

26. RULES AND REGULATIONS. To the extent not inconsistent with the terms of this Lease, Tenant agrees to faithfully observe and comply with the “Rules and Regulations,” a copy of which is attached hereto and incorporated herein by this reference as Exhibit “E”, and all reasonable and nondiscriminatory modifications thereof and additions thereto from time to time put into effect by Landlord. Landlord will not be responsible to Tenant for the violation or non-performance by any other tenant or occupant of the Building of any of the Rules and Regulations.

27. CURE RIGHTS OF LANDLORD’S MORTGAGEES AND LESSORS.

In the event of any Default on the part of Landlord, Tenant will give notice by registered or certified mail to any beneficiary of a deed of trust or mortgage covering the Premises or ground lessor of Landlord whose address has been furnished to Tenant (herein, a “Lender”) concurrently with delivery of any notice of Default to Landlord, and Tenant agrees not to exercise any Landlord default rights Tenant may possess under the Lease which would give Tenant the right, either immediately or after the lapse of a period of time, to terminate the Lease, or to claim a partial or total eviction, notwithstanding any provision of the Lease to the contrary, (a) until Tenant has given written notice of such default to Lender, and (b) until and unless Lender fails to remedy such act or omission within thirty (30) days after receipt of Tenant’s notice, or in the case of any other act or omission which cannot reasonably be remedied within said thirty (30) day period, then Lender shall have as long as reasonably necessary to remedy such act or omission, provided that, (i) Lender commences such remedy and notifies Tenant within said thirty (30) day period of Lender’s desire to remedy, and (ii) Lender pursues completion of such remedy with due diligence following such giving of notice and following the time when Lender shall have become entitled under the Deed of Trust to remedy the same. Tenant also agrees not to exercise any remedy for any Default on the part of Landlord which would give Tenant the right, either immediately or after the lapse of a period of time, to make any claim for abatement of rent, offset or other remedy, notwithstanding any provision of the Lease to the contrary, (a) until Tenant has given written notice of such default to Lender, and (b) until and unless Lender fails to remedy such Landlord Default within the cure period provided to Landlord in the Lease relative to such Landlord Default, if any.

28. DEFINITION OF LANDLORD. The term “Landlord,” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, means and includes only the owner or owners, at the time in question, of the fee title of the Premises or the lessees under any ground lease, if any. In the event of any transfer, assignment or other conveyance or transfers of any such title (other than a transfer for security purposes only), Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) will be automatically relieved from and after the date of such transfer, assignment or conveyance of all liability as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed, so long as the transferee assumes in writing all such covenants and obligations of Landlord arising after the date of such transfer. Landlord and Landlord’s transferees and assignees have the absolute right to transfer all or any portion of their respective title and interest in the Project, the Building, the Premises and/or this Lease without the consent of Tenant, and such transfer or subsequent transfer will not be deemed a violation on Landlord’s part of any of the terms and conditions of this Lease.

29. WAIVER. The waiver by either party of any breach of any term, covenant or condition herein contained will not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained, nor will any custom or practice which may develop between the Parties in the administration of the terms hereof be deemed a waiver of or in any way affect the right of either party to insist upon performance in strict accordance with said terms. The subsequent acceptance of rent or any other payment hereunder by Landlord will not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent. No acceptance by Landlord of a lesser sum than the basic rent and additional rent or other sum then due will be deemed to be other than on account of the earliest installment of such rent or other amount due, nor will any endorsement or statement on any check or any letter accompanying any check be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or other amount or pursue any other remedy provided in this Lease. The consent or approval of Landlord to or of any act by Tenant requiring Landlord’s consent or approval will not be deemed to waive or render unnecessary Landlord’s consent or approval to or of any subsequent similar acts by Tenant.

30. PARKING.

(a) Grant of Parking Rights. So long as this Lease is in effect and provided Tenant is not in Default hereunder, Landlord grants to Tenant and Tenant’s Authorized Users (as defined below) the right to use the number and type of parking spaces designated in Section 1(u) subject to the terms and conditions of this Section 31 and the Rules and Regulations regarding parking contained in Exhibit “E” attached hereto. Landlord shall not reduce the surface parking in the Project below a ratio of 4.25 spaces per 1,000 Usable Square Feet of buildings within the Project.

(b) Visitor Parking. So long as this Lease is in effect, Tenant’s visitors and guests will be entitled to use those specific parking areas which are designated for short term visitor parking and which are located within the surface parking area(s). Visitor parking will be made available to Tenant’s visitors and guests, free of charge for the Term of the Lease, including any Option Terms. All such visitor parking will be on a non-exclusive, non-discriminatory, in common basis with all other visitors and guests of the Project.

(c) Parking Rules and Regulations. Tenant and Tenant’s Authorized Users shall comply with all rules and regulations regarding parking set forth in Exhibit “E” attached hereto and Tenant agrees to cause the Tenant Parties to comply with such rules and regulations. Landlord reserves the right from time to time to modify and/or adopt such other reasonable and non-discriminatory rules and regulations for the parking facilities as it deems reasonably necessary for the operation of the parking facilities.

31. FORCE MAJEURE. If either Landlord or Tenant is delayed, hindered in or prevented from the performance of any act required under this Lease by reason of strikes, lock-outs, labor troubles, inability to procure standard materials, restrictive governmental laws, regulations or orders or governmental action or inaction (including failure, refusal or delay in issuing permits, approvals and/or authorizations which is not the result of the action or inaction of the party claiming such delay), riots, civil unrest or insurrection, war, terrorism, bioterrorism, fire, earthquake, flood or other natural disaster, unusual and unforeseeable delay which results from an interruption of any public utilities (e.g., electricity, gas, water, telephone) including, without limitation, utility service provider initiated “brown-outs” or “black-outs” or other unusual and unforeseeable delay not within the reasonable control of the party delayed in performing work or doing acts required under the provisions of this Lease (each a “Force Majeure Delay”), then performance of such act will be excused for the period of the delay and the period for the performance of any such act will be extended for a period equivalent to the period of such delay. The provisions of this Section 31 will not operate to excuse Tenant from prompt payment of rent or any other payments required under the provisions of this Lease.

32. SIGNS. Tenant, at its sole cost and expense or as a deduction from the Tenant Improvement Allowance, shall be permitted to install an identification sign on each floor of the Premises which shall be on a wall in the elevator lobby of each full floor leased by Tenant and/or adjacent to Tenant’s entry door on any other floors on which Tenant leases space, provided that Tenant’s signs on the ground floor shall may also be installed directly on the doors to the Premises and in the entry lobby(ies). In addition, Tenant shall be entitled to a proportionate share of listings on the directory board in the Building lobby. Tenant shall have the right to place the firm’s name and the name of a mutually acceptable number of individuals on the directory board (which number shall not be less than a pro rata share of listings based upon the Rentable Square Footage rented by the respective occupants in the Building. For as long as the original Landlord (i.e., Fluor Enterprises, Inc.) and/or one or more of its Affiliates collectively occupy not less than one (1) full floor of the Building, Landlord shall retain the exclusive Building top signage rights, otherwise Tenant shall have the exclusive right to install building top signage in accordance with applicable zoning, regulations and the Project CC&Rs. If any monument signs are installed in the Project and any Project tenants or users are allowed to have identification panels on such signs, Tenant shall be allowed to have a panel on such monument signs on an equal priority basis.

33. LIMITATION ON LIABILITY. In consideration of the benefits accruing hereunder, Tenant on behalf of itself and all successors and assigns of Tenant covenants and agrees that, in the event of any actual or alleged failure, breach or default hereunder by Landlord: (a) except with respect to a breach of Landlord’s covenants in Section 24 (as to which the rights and remedies described in Section 24 shall control), Tenant’s recourse against Landlord for monetary damages will be limited to Landlord’s interest in the Project and, subject to the prior rights of any Mortgagee, Landlord’s interest in the rents of the Project and any insurance or other proceeds; (b) except as may be necessary to secure jurisdiction of the partnership or company, no partner or member of Landlord shall be sued or named as a party in any suit or action and no service of process shall be made against any partner or member of Landlord; (c) no partner or member of Landlord shall be required to answer or otherwise plead to any service of process; (d) no judgment will be taken against any partner or member of Landlord and any judgment taken against any partner or member of Landlord may be vacated and set aside at any time after the fact; (e) no writ of execution will be levied against the assets of any partner or member of Landlord; (f) the obligations under this Lease do not constitute personal obligations of the individual members, partners, directors, officers or shareholders of Landlord, and Tenant shall not seek recourse against the individual members, partners, directors, officers or shareholders of Landlord or any of their personal assets for satisfaction of any liability in respect to this Lease; and (g) these covenants and agreements are enforceable both by Landlord and also by any partner or member of Landlord.

34. QUIET ENJOYMENT. Landlord covenants and agrees with Tenant that upon Tenant paying the rent required under this Lease and paying all other charges and performing all of the covenants and provisions on Tenant’s part to be observed and performed under this Lease, Tenant may peaceably and quietly have, hold and enjoy the Premises in accordance with this Lease without hindrance or molestation by Landlord or its employees or agents.

35. MISCELLANEOUS.

(a) Conflict of Laws. This Lease shall be governed by and construed solely pursuant to the laws of the State of California, without giving effect to choice of law principles thereunder.

(b) Successors and Assigns. Except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, personal representatives, successors and assigns.

(c) Professional Fees and Costs. If either Landlord or Tenant should bring suit against the other with respect to this Lease, then all costs and expenses, including without limitation, actual professional fees and costs such as appraisers’, accountants’ and attorneys’ fees and costs, incurred by the party which prevails in such action, whether by final judgment or out of court settlement, shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment. As used herein, attorneys’ fees and costs shall include, without limitation, attorneys’ fees, costs and expenses incurred in connection with any (i) post-judgment motions; (ii) contempt proceedings; (iii) garnishment, levy, and debtor and third party examination; (iv) discovery; and (v) bankruptcy litigation.

(d) Terms and Headings. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. Words used in any gender include other genders. The paragraph headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

(e) Time. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

(f) Prior Agreement; Amendments. This Lease constitutes and is intended by the Parties to be a final, complete and exclusive statement of their entire agreement with respect to the subject matter of this Lease. This Lease supersedes any and all prior and contemporaneous agreements and understandings of any kind relating to the subject matter of this Lease. There are no other agreements, understandings, representations, warranties, or statements, either oral or in written form, concerning the subject matter of this Lease. No alteration, modification, amendment or interpretation of this Lease shall be binding on the Parties unless contained in a writing which is signed by both Parties.

(g) Separability. The provisions of this Lease shall be considered separable such that if any provision or part of this Lease is ever held to be invalid, void or illegal under any law or ruling, all remaining provisions of this Lease shall remain in full force and effect to the maximum extent permitted by law.

(h) Counterparts. This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement.

(i) Nondisclosure of Lease Terms. The Parties shall keep their negotiations, and any information regarding the Buildings confidential, except as necessary to comply with applicable laws and regulations, and for consultation with professionals retained by the Parties relating to the real estate transaction.

(j) [intentionally omitted]

(k) Non-Discrimination. Tenant acknowledges and agrees that there shall be no discrimination against, or segregation of, any person, group of persons, or entity on the basis of race, color, creed, religion, age, sex, marital status, national origin, or ancestry in the leasing, subleasing, transferring, assignment, occupancy, tenure, use, or enjoyment of the Premises, or any portion thereof.

(l) Waiver of Consequential Damages. Except with respect to a breach of Section 24 by Landlord, Landlord and Tenant hereby waive, to the extent permitted by law, any consequential or punitive damages, compensation or claims for inconvenience or loss of business, rents or profits as a result of injury or damage, whether or not caused by the willful and wrongful act of the Parties.

36. EXECUTION OF LEASE.

(a) Joint and Several Obligations. If more than one person executes this Lease as Tenant, their execution of this Lease will constitute their covenant and agreement that (i) each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed and performed by Tenant, and (ii) the term “Tenant” as used in this Lease means and includes each of them jointly and severally. The act of or notice from, or notice or refund to, or the signature of any one or more of them, with respect to the tenancy of this Lease, including, but not limited to, any renewal, extension, expiration, termination or modification of this Lease, will be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or so given or received such notice or refund or so signed.

(b) Authority. If either party executes this Lease as a corporation or partnership, then such party represents and warrants that such entity is duly qualified and in good standing to do business in California and that the individuals executing this Lease on such party’s behalf are duly authorized to execute and deliver this Lease on its behalf, and in the case of a corporation, in accordance with a duly adopted resolution of the board of directors of such party, a copy of which is to be delivered to the other party on execution hereof, if requested by the other party, and in accordance with the by-laws of such party, and, in the case of a partnership, in accordance with the partnership agreement and the most current amendments thereto, if any, copies of which are to be delivered to the other party on execution hereof, if requested by the other party, and that this Lease is binding upon such party in accordance with its terms.

(c) Examination of Lease. Submission of this instrument by Landlord to Tenant for examination or signature by Tenant does not constitute a reservation of or option for lease, and it is not effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.

IN WITNESS WHEREOF, the Parties have caused this Lease to be duly executed by their duly authorized representatives as of the date first above written.

TENANT:		LANDLORD:

QUEST SOFTWARE, INC., a California corporation		FLUOR ENTERPRISES, Inc., a California corporation

By:		By:
	Print Name:		Print Name:
	Print Title:		Print Title:

By:		By:
	Print Name:		Print Name:
	Print Title:		Print Title:

ADDENDUM TO LEASE

This ADDENDUM is attached to, made a part of, incorporated into and amends and supplements that certain Office Building Lease dated as of                          , 2004 (the “Lease”), by and between FLUOR ENTERPRISES, INC., a California corporation (“Landlord”), and QUEST SOFTWARE, INC., a California corporation (“Tenant”). Landlord and Tenant agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth in this Addendum will be deemed to be a part of the Lease and will supersede any contrary provision in the Lease and shall prevail and control for all purposes. All references in the Lease and this Addendum to the defined term “Lease” are to be construed to mean the Lease as amended and supplemented by this Addendum. Terms which are not defined in this Addendum have the meanings given to them in the Lease. The paragraphs below are numbered consecutively with those in the Lease.

38. EXTENSION OPTIONS.

(a) Subject to the terms of this Section 38, Landlord hereby grants to Tenant two (2) options (the “Extension Option(s)”) to extend the Term of this Lease with respect to the entire Premises and only the entire Premises then being leased by Tenant for two (2) additional periods of five (5) years each (the “Option Terms”), on the same terms, covenants and conditions as provided for in this Lease during the initial Term, except that Monthly Base Rent shall be established based upon the “fair market rental rate” for the Premises for each Option Term as defined and determined in accordance with the provisions of this Section 38 below.

(b) An Extension Option must be exercised, if at all, by written notice (“Extension Notice”) delivered by Tenant to Landlord no earlier that three hundred sixty (360) days and no later than two hundred seventy (270) days prior to the Lease expiration of the initial Lease term or the first Option Term, as applicable.

(c) The term “fair market rental rate” as used in this Addendum shall mean the annual amount per rentable square foot, which as of the date of determination is projected for and throughout the Option Term to be acceptable to a willing, non-equity, renewal or non-renewal tenant of credit worthiness comparable to Tenant (excluding sublease and assignment transactions), and a willing landlord of a Comparable Project in South Orange County (the “Comparison Area”), in an arm’s length transaction (what Landlord has accepted in recent transactions for the Building shall be considered for purposes of determining rent for the applicable Option Term), for space of one full floor or greater in size, comparable in quality and floor height as the leased area at issue taking into account the age and layout of the existing improvements in the leased area at issue and taking into account items that professional real estate brokers customarily consider, including, but not limited to, rental rates, office space availability, tenant size, tenant improvement allowances, abatements, free rent, concessions, operating expenses and other additional rent charges and allowance, parking charges, and any other lease considerations, if any, then being charged or granted by Landlord or the lessors of such similar office buildings.

(d) Landlord shall provide written notice of Landlord’s determination of the fair market rental rate within ninety (90) days following the exercise by Tenant of the applicable Extension Option. Tenant shall have ten (10) days (“Tenant’s Review Period”) after receipt of Landlord’s notice of the fair market rental rate within which to accept such fair market rental rate or to reasonably object thereto in writing. Failure of Tenant to so object to the fair market rental rate submitted by Landlord in writing within Tenant’s Review Period shall conclusively be deemed Tenant’s objection thereto. If Tenant reasonably objects to or is deemed to have objected to the fair market rental rate submitted by Landlord, Landlord and Tenant will meet to present and discuss their individual determinations of the fair market rental rate for the Premises under the parameters set forth in Section 38(c) above and shall diligently and in good faith attempt to negotiate a rental rate on the basis of such individual determinations. Such meeting shall occur no later than ten (10) business days after Tenant objects to the fair market rental submitted by Landlord. The Parties shall each provide the other with such supporting information and documentation as they deem appropriate. At such meeting if Landlord and Tenant are unable to agree upon the fair market rental rate, they shall each submit to the other their respective best and final offer as to the fair market rental rate. If Landlord and Tenant fail to reach agreement on such fair market rental rate within five (5) business days following such a meeting (the “Outside Agreement Date”), Tenant’s Option will be deemed null and void unless Tenant demands appraisal by written notice to Landlord within five (5) business days thereafter, in which event each party’s determination shall be submitted to appraisal in accordance with the provisions below.

(i) Landlord and Tenant shall each appoint one M.A.I. member appraiser who has been active over the five (5) year period ending on the date of such appointment in the appraising of mid- to high-rise office space in the Comparison Area. Each such appraiser will be appointed within thirty (30) days after the Outside Agreement Date.

(ii) The two (2) appraisers so appointed will within fifteen (15) days of the date of the appointment of the last appointed appraiser agree upon and appoint a third appraiser who shall be qualified under the same criteria set forth herein above for qualification of the initial two (2) appraisers.

(iii) The determination of the appraisers shall be limited solely to the issue of whether Landlord’s or Tenant’s last proposed (as of the Outside Agreement Date) best and final fair market rental rate for the Premises is the closest to the actual new fair market rental rate for the Premises as determined by the appraisers, taking into account the requirements of paragraph (c) above and this paragraph (d) regarding same.

(iv) The three (3) appraisers shall within thirty (30) days of the appointment of the third appraiser reach a decision as to whether the Parties shall use Landlord’s or Tenant’s submitted best and final fair market rental rate, and shall notify Landlord and Tenant thereof. During such thirty (30) day period, Landlord and Tenant may submit to the appraisers such information and documentation to support their respective positions as they shall deem reasonably relevant and Landlord and Tenant may each appear before the appraisers jointly to question and respond to questions from the appraisers.

(v) The decision of the majority of the three (3) appraisers shall be binding upon Landlord and Tenant and neither party shall have the right to reject the decision or to undo the exercise of the applicable Option, and such decision shall be used to establish the rental rate for the Option Term. The cost of each party’s appraiser shall be the responsibility of the party selecting such appraiser, and the cost of the third appraiser shall be shared equally by Landlord and Tenant.

(vi) If either Landlord or Tenant fails to appoint an appraiser within the time period in paragraph (d)(i) herein above, the appraiser appointed by one of them shall within thirty (30) days following the date on which the party failing to appoint an appraiser could have last appointed such appraiser reach a decision based upon the same procedures as set forth above (i.e., by selecting either Landlord’s or Tenant’s submitted best and final fair market rental rate), notify Landlord and Tenant thereof and such appraiser’s decision shall be binding upon Landlord and Tenant.

(vii) If the two (2) appraisers fail to agree upon and appoint a third appraiser, either party, upon ten (10) days written notice to the other party, can apply to the American Arbitration Association to appoint a third appraiser meeting the qualifications set forth herein. The third appraiser, however, selected shall be a person who has not previously acted in any capacity for either party.

(viii) In the event that the new Monthly Base Rent is not established prior to end of the initial Term of the Lease or applicable Option Term, the Monthly Base Rent payable immediately prior to the commencement of the applicable Option Term shall be the average of Landlord and Tenant’s submitted best and final fair market rate offers. Notwithstanding the above, once the fair market rental is determined in accordance with this section, the Parties shall settle any overpayment on the next Monthly Base Rent payment date falling not less than thirty (30) days after such determination and shall enter into an amendment to this Lease confirming the terms of the determination.

39. RIGHT OF FIRST REFUSAL/RIGHT OF FIRST OFFER TO LEASE

(a) Right of First Refusal to Lease. If prior to December 1, 2005, Landlord receives a bona fide offer (“Bona Fide Offer”) from a third party (a “Prospective Tenant”) to lease any space retained by Landlord in the Building (the “Right of First Refusal Space”) upon terms and conditions which Landlord desires to accept, Landlord shall first offer the entire Right of First Refusal Space to Tenant upon the same terms, covenants and conditions as provided in such Bona Fide Offer. Tenant shall have the right (the “Right of First Refusal”) to be exercised by written notice delivered to Landlord within five (5) business days after receipt of Landlord’s offer to lease the Right of First Refusal Space upon the terms and conditions set forth in the Bona Fide Offer. If Tenant notifies Landlord in writing of Tenant’s exercise of such Right of First Refusal within such five (5) business day period after Landlord has delivered such offer to Tenant, Landlord and Tenant shall within thirty (30) days thereafter enter into a written agreement modifying and supplementing the Lease and specifying that such Right of First Refusal Space accepted by Tenant is a part of the Premises for the remainder of the Term, and containing other appropriate terms and conditions relating to the addition of the Right of First Refusal Space to this Lease (including specifically any increase or adjustment of the rent as a result of such addition). If Tenant does not notify Landlord in writing of its acceptance of such offer in such five (5) business day period, then Tenant’s rights under this Section 39(a) with respect to the then Right of First Refusal Space shall terminate and Landlord shall thereafter be able to lease the Right of First Refusal Space or any portion thereof to the Prospective Tenant subject to reinstatement as provided below. In the event Tenant elects (or is deemed to have elected) not to exercise its right to lease a Right of First Refusal Space as provided above, Landlord may thereafter for a period of six (6) months offer such Right of First Refusal Space to the Prospective Tenant upon substantially the same terms and conditions that it offered such space to Tenant. Prior to the Landlord offering such space to the Prospective Tenant upon rental terms and conditions which are at more than five percent (5%) less than initially offered to Tenant, or if Landlord has not entered into a lease for the offered space within six (6) months after Tenant elected (or was deemed to have elected) not to execute its right of first refusal to lease hereunder, Landlord will first offer the space to Tenant upon Landlord’s newly proposed terms and conditions in any then current Bona Fide Offer, and the procedure set forth above shall be repeated except that Tenant shall have three (3) business days to notify Landlord of its election to lease the Right of First Refusal Space pursuant to the modified offer. Any termination of this Lease shall terminate all rights of Tenant with respect to the Right of First Refusal Space. The rights of Tenant with respect to the Right of First Refusal are personal to Tenant (and any subsidiaries or affiliates of Tenant), and shall not be severable from this Lease.

(b) Right of First Offer to Lease. From and after December 1, 2005 and continuing during the Term of this Lease (including any Extension Options exercised by Tenant), Tenant shall have the right to lease any space which becomes available in the Building (“Right of First Offer Space”) before it is marketed for lease to any third party (the “Right of First Offer”).

If Landlord elects to lease any Right of First Offer Space during the Term, Landlord shall submit to Tenant notice of the basic terms and conditions upon which the Landlord intends to lease the Right of First Offer Space (the “First Offer Notice”) and Landlord shall offer the Right of First Offer Space to Tenant upon the same basic terms, covenants and conditions as provided in the First Offer Notice. Tenant shall have five (5) business days to notify Landlord of its election to lease the Right of First Offer Space. If Tenant notifies Landlord in writing of the acceptance of such offer within such five (5) business day period after Landlord has delivered such offer to Tenant, Landlord and Tenant shall within thirty (30) days thereafter enter into a written agreement modifying and supplementing the Lease and specifying that such Right of First Offer Space accepted by Tenant is a part of the Premises for the remainder of the Term, and containing other appropriate terms and conditions relating to the addition of the Right of First Offer Space to this Lease (including specifically any increase or adjustment of the rent as a result of such addition). If Tenant does not notify Landlord in writing of its acceptance of such offer in such five (5) business day period, then Tenant’s rights under this Section 39(b) with respect to the then Right of First Offer Space shall terminate and Landlord shall thereafter be able to lease the Right of First Offer Space or any portion thereof to any third party subject to reinstatement as provided below. In the event Tenant elects not to exercise its right to lease any First Offer Space hereunder, Landlord may for a period of six (6) months thereafter offer such First Offer Space to third parties upon substantially the same terms and conditions offered to Tenant in the First Offer Notice. Prior to the Landlord offering such space to third parties upon rental terms and conditions which are at more than five percent (5%) less than offered to Tenant in the First Offer Notice, or if Landlord has not entered into a lease for the First Offer Space within six (6) months after Tenant elected (or was deemed to have elected) not to execute its Right of First Offer to lease, Landlord will provide a new First Offer Notice to Tenant setting forth Landlord’s then current proposed terms and conditions for the lease of the First Offer Space, and the procedure set forth above shall be repeated except that Tenant shall have three (3) business days after receipt of the new First Offer Notice to notify Landlord of its election to lease the Right of First Offer Space pursuant to the terms set forth in such First Offer Notice. Any termination of this Lease shall terminate all rights of Tenant with respect to the Right of First Offer Space. Tenant’s Right of First Offer rights hereunder are personal to Tenant (and any subsidiaries or affiliates of Tenant), and shall not be severable from this Lease.

40. Tenant’s Option to Purchase/Right of First Offer

(a) Landlord hereby grants to Tenant the option to purchase the Premises Parcel (the “Purchase Option”) and a limited right of first refusal to purchase the Premises Parcel, including the Building and all other Improvements thereon, upon the terms and conditions set forth in this Section 40. The Purchase Option shall be exercised, if at all, by written notice from Tenant to Landlord given at any time after the execution and delivery of this Lease and prior to November 15, 2004, as such period may be modified pursuant to Section 40(b) below (the “Purchase Option Period”).

(b) Landlord agrees that it will not commence any marketing of the Premises Parcel for sale or entertain any purchase offers for the Premises Parcel prior to July 21, 2004. If at any time after July 21, 2004, but prior to December 1, 2004, Landlord receives a bona fide offer to purchase the Premises Parcel from a third party (the “Third Party Purchaser”) that Landlord desires to accept (a “Third Party Purchase Offer”), Landlord shall deliver written notice of such offer (the “Purchase Offer Notice”) to Tenant, together and a copy of the Third Party Purchase Offer. Within five (5) business days after receipt of such Purchase Offer Notice from Landlord, Tenant shall have the right, by written notice to Landlord, to either (i) exercise its Purchase Option under this Section 40 or (ii) elect to purchase the Premises Parcel at the price and upon the business terms set forth in the Third Party Purchase Offer (the “Right of First Refusal to Purchase”), subject to Section 40(c)(vii) below. If Tenant does not timely elect to so purchase the Premises Parcel in accordance with clause (i) or (ii) above, Landlord may proceed to sell the Premises Parcel to the Third Party Purchaser in substantial accordance with the Third Party Purchase Offer, and the Purchase Option and Right of First Refusal to Purchase pursuant to this Section 40 shall automatically terminate as to such sale to such Third Party Purchaser and, if such sale to the Third Party Purchaser is consummated the Purchase Option and Right of First Refusal to Purchase shall thereafter permanently terminate and be of no further force and effect. The Purchase Offer Notice from Landlord must contain the following statement:

“This notice is sent pursuant to Section 40 of your Lease with Fluor Enterprises, Inc (“Fluor”) for Building D in the Fluor Engineering Campus (“Building D”). Fluor has received a bona fide offer to purchase the parcel upon which Building D is located (the “Building D Property”). Fluor intends to accept such offer unless Quest Software, Inc. (“Quest”) exercises its right to purchase the Building D Property in accordance with Section 40 of the Building D Lease. Quest shall have the right for a period of five (5) business days after receipt of this notice to either (i) exercise its Purchase Option under Section 40 of the Lease or (ii) elect to purchase the Property at the price and upon the business terms set forth in the attached third party purchase offer from [insert name of third party offering to purchase Building D Property]. If Quest does not timely elect to so purchase the Property as provided in clause (i) or (ii) above, Quest’s Purchase Option and Right of First Refusal to Purchase pursuant to Section 40 of the Lease may terminate as provided in said Section 40.”

(c) Right of Entry. From and after the Effective Date and so long as the Purchase Option shall remain in effect, Tenant, its agents and representatives shall have the right at reasonable times to enter onto the Property and, at its sole cost and expense to:

(1)	perform inspections, tests and surveys of the Property, including, without limitation, such environmental assessments, investigations or tests as Tenant reasonably deems necessary;

(2)	examine and copy all records maintained by Landlord or its agents relating to the Property and/or the Project, which records are located on the Property; and

(3)	conduct such market and feasibility studies as Tenant, in its sole determination, deems necessary.

With respect to Tenant’s entry on to the Property, Tenant’s entry on the Property shall be subject to the terms and conditions of this Lease with respect to entry upon the Property prior to the Commencement Date as provided in Section 4(a) above.

In order to assist Tenant in its review and investigation of the Property in connection with any potential exercise of the Purchase Option, Landlord shall make available, at Landlord’s Aliso Viejo, California facility any and all documents and materials which Landlord may have in its actual possession describing the location, size and boundaries of the Property and copies of significant or materially relevant information contained in Landlord’s files relating to the Property, including, but not limited to, documents referring to or relating to the condition of soil and groundwater, abstracts, title reports, surveys and plats, as well as architectural plans, engineering drawings, computations and correspondence, if any, relating to the Property (collectively, the “Materials”). Such Materials shall be provided to Tenant solely for informational purposes only, and Landlord neither represents nor warrants the completeness or the accuracy of such Materials. Tenant further acknowledges that, except as expressly set forth in this Lease, Tenant is relying solely on its own investigations and inspections of the Property and not on any information provided by, through or at Landlord’s request. Tenant agrees to keep all Materials and other information provided by Landlord hereunder confidential.

Subject to possible acceleration pursuant to Section 40(b) above, Tenant may exercise its Purchase Option by delivery to Landlord of written irrevocable notice of exercise of the Purchase Option prior to the expiration or termination of the Option Period. If Tenant timely and properly exercises the Purchase Option, then Landlord shall sell the Premises Parcel to Tenant and Tenant shall purchase the Premises Parcel from Landlord upon the following terms and conditions:

(i) The purchase price (the “Purchase Price”) shall be Eighteen Million Six Hundred Twenty-Four Thousand Six Hundred Dollars ($18,624,600), payable in immediately available federal funds at the closing of Escrow, provided that such Purchase Price is subject to possible increase as provided in Subsection 40(c) (iii) below.

(iii) Within ten (10) business days after Tenant’s exercise of the Purchase Option, Landlord and Tenant shall (A) execute a purchase and sale agreement in the form attached hereto as Exhibit J (the “Purchase and Sale Agreement”), the terms of which are incorporated herein by this reference and (B) open an escrow (the “Escrow”) in accordance with such Purchase and Sale Agreement with First American Title Insurance Company, or another mutually acceptable title/escrow company in Orange County, California (the “Escrow Agent”). Tenant and Landlord shall also execute and deliver such supplemental escrow instructions not inconsistent with the Purchase and Sale Agreement as the Escrow Agent may reasonably request.

(iii) Tenant may designate the closing date for the Escrow, upon not less than ten (10) business days notice, provided that (A) such closing date shall not be later than August 31, 2005 and (B) the Purchase Price shall be increased by one-half percent (0.5%) for each thirty (30) day period after November 15, 2004 until the closing date, prorated on a per diem basis.

(iv) The Premises Parcel shall be sold to subject only to those basic terms, conditions, representations and warranties by Landlord set forth in the Purchase and Sale Agreement (defined below). Landlord shall at close of the Escrow, assign to Tenant all continuing warranties held by Landlord with respect to the Building.

(v) Landlord shall convey title to the Premises Parcel to Tenant free of the Synthetic Lease and any other monetary liens (other than those liens, if any, resulting from the construction, acts or omissions of Tenant), other than non-delinquent real property taxes. The Premises Parcel shall be conveyed subject only to the Permitted Exceptions (as defined in the Purchase and Sale Agreement attached hereto as Exhibit J). From and after the Effective Date of this Lease, Landlord shall not execute or cause any new easements or encumbrances to be recorded against the Property except with the prior written consent of Tenant, which shall not be unreasonably withheld or delayed provided such easement or encumbrance does not materially adversely impact the value or marketability of the Property or Tenant’s intended use thereof.

(vii) If Tenant exercises its Purchase Option, Landlord shall have no further obligation to provide the Tenant Improvement Allowance. If the Purchase Option is exercised but the close of the Escrow does not occur prior to Delivery Date, Landlord shall deliver the Building for Tenant’s build-out in accordance with Section 4(a) of the Lease, and Tenant may proceed to install Tenant Improvements at its sole cost and expense but otherwise subject to the requirements and restrictions of Section 9 (a) through (n) of the Work Letter and the Project CC&Rs, and the remainder of the requirements of the Work Letter shall not apply.

(viii) In the event Tenant purchases the Building pursuant to the Purchase Option or the Right of First Refusal to Purchase, Tenant shall have the option (the “Landlord Lease-Back Option”), to be exercised by irrevocable written notice to Landlord delivered concurrently with the notice of exercise of the Purchase Option or the Right of First Refusal to Purchase, as the case may be, to require Landlord to lease from Tenant (a) the fourth (4th) floor of the Building (the “Fourth Floor Lease-Back Premises”), which for purposes of such lease the Parties agree consists of 23,122 Rentable Square Feet, for a period of thirty six (36) months from and after the closing date of Tenant’s acquisition of the Premises Parcel (the “Purchase Closing Date”) or (b) the portion of the ground floor depicted on Exhibit “K” attached hereto (the “Ground Floor Lease-Back Premises”), which contains the Gymnasium and for purposes of such lease the Parties agree consists of 8,286 Rentable Square Feet, for a period of fifty two and one-half (52.5) months from and after the Purchase Closing Date or (c) both the Fourth Floor Lease-Back Premises and the Ground Floor Lease Back Premises as provided above (the applicable premises so leased-back to Landlord is sometimes referred to herein as the “Lease-Back Premises”). If Tenant exercises the Landlord Leaseback Option, (I) the base monthly rental for the applicable Lease-Back Premises shall be $2.25 per Rentable Square Foot and the Lease shall be upon other terms and conditions substantially similar to those contained in the this Lease, subject to the modifications set forth on Exhibit “L” attached hereto, which are incorporated herein by this reference, (II) Tenant shall prepare a form of lease for the applicable Lease-Back Premises, consistent with the terms of this Section 40 and Exhibit “L,” and circulate same to Landlord within ten (10) business days after the exercise of the Purchase Option or the Right of First Refusal to Purchase, as the case may be, for Landlord’s approval, which will not be unreasonably withheld, conditioned or delayed and (iii) the Parties shall use diligent good faith efforts to reach agreement upon the terms of such lease and to execute such lease no later than ten (10) business days thereafter. The failure of the Parties to execute a lease for the Lease-Back Premises or any delay in executing such Lease shall not excuse either Party from its respective lease obligations hereunder, including, without limitation, Landlord’s obligation to pay Monthly Base Rent and other rental obligations as provided in this Section and Exhibit “L”.

41. ROOFTOP COMMUNICATIONS EQUIPMENT

Subject to the terms and conditions of this Lease, including without limitation, Section 12, Landlord’s approval of Tenant’s plans, and subject to all applicable Laws, Tenant shall have the non-exclusive right to install, maintain and operate up to two (2) satellite and/or microwave dishes and/or antennae, and related communications equipment (“Communication Equipment”) on the roof of the Building. The location of and specifications for such Communication Equipment shall be subject to mutual and reasonable agreement, and compatibility with other existing tenant and Landlord equipment on the roof. Use of the roof top space shall be at no charge to Tenant during the Term, and shall be limited to the internal business use of Tenant and/or its permitted sublessees and assigns. Tenant reserves the right to run cabling, conduit or wiring across the roof of the Building to and through appropriate conduit risers that will terminate within the Premises as set forth in plans and specifications, which shall be subject to Landlord’s reasonable approval including, without limitation, as to scope of work, timing for construction, plans and installation and restoration of improvements. Tenant shall be responsible for all costs of installation, maintenance, electricity, insurance, and removal, including the damage to the Building, if any, caused thereby. Tenant’s right to install Communication Equipment shall be conditioned upon compliance with the requirements of Landlord’s roof warranty, so as to not void such warranty.

42 MEMORANDUM OF LEASE

Upon written request of Tenant, Landlord shall execute, acknowledge and deliver to Tenant a short form memorandum of lease, including Tenant’s extension and purchase options and rights of first offer to lease and purchase, in the form attached to this Lease as Exhibit M (the “Memorandum”). Tenant may record such Memorandum in the Official Records of Orange County, California, at any time after Seller has reacquired the Premises Parcel from the Synthetic Lessor in accordance with Section 24 above.

Landlord and Tenant shall execute, acknowledge and deliver a mutual cancellation of lease upon the first to occur of:

(a) The expiration of the term of this Lease.

(b) Execution by Landlord and Tenant of an agreement in writing terminating this Lease.

(c) Entry of an order or judgment by a court of competent jurisdiction to the effect that the Lease is or has been terminated.

In addition, if the Purchase Option Period expires without Tenant having exercised the option to purchase described in Section 40 above, at Landlord’s request, Tenant will execute a commercially reasonable amendment to the Memorandum reflecting that the Purchase Option has been terminated.

Upon execution, acknowledgment and delivery of such mutual cancellation, Landlord may immediately cause the same to be recorded in the office of the Orange County Recorder.

43 PROJECT NAME/STREET ADDRESS; KEYS

(a) Landlord agrees (i) to cause the Center to be renamed “Aliso Viejo Business Center” or another name mutually acceptable to Landlord and Tenant as soon as reasonably possible after the Effective Date and (ii) to use diligent, best efforts to cause the entryway currently named “Fluor Daniel Drive” (and the street address for the Center) to be renamed “Discovery Way” or another name mutually acceptable to Landlord and Tenant as soon as reasonably possible after the Effective Date.

(b) On the Delivery Date for the Premises pursuant to Section 4(a) of the Lease, Landlord shall provide Tenant one (1) key to the Premises for each 250 Rentable Square Feet in the Premises.

44 Tenant Exclusive. To protect Tenant’s trade and business secrets, employee retention and morale and for other reasons material to Tenant’s business operations, Landlord agrees not lease any space, or sell any buildings, in the Project to Oracle Corporation, VERITAS Software Corporation, BMC Software, Inc., Computer Associates International, Inc., Mercury Interactive Corp., Embarcadero Technologies, Inc., NetIQ Corporation, GoldenGate Software, Inc. or any similar independent software vendor focused on application and database management software company, or any Affiliate or successor entities to such parties (collectively, the “Tenant Competitors”). Tenant’s rights under this Section 44 shall survive the purchase of the Premises Parcel by Tenant pursuant to the Right of First Offer or the Purchase Option pursuant to Section 40 of this Addendum.

45 Fiber Loop. A fiber loop currently connects all of the buildings throughout the Project. Landlord and Tenant shall cooperate to sever and reconfigure the Project’s fiber loop so that the fiber loop connects the Project’s buildings as follows: (a) Building D and Building E, and (b) Building A, Building B and Building C. This covenants set forth in this Section 45 shall survive the purchase of the Premises Parcel by Tenant pursuant to the Right of First Offer or the Purchase Option pursuant to Section 40 of this Addendum.

EXHIBIT “A”

PROJECT SITE PLAN

[See Attached]

EXHIBIT “A”

EXHIBIT “B-I”

OUTLINE OF FLOOR PLAN OF PREMISES

GROUND FLOOR

[See Attached]

EXHIBIT “B-I”

EXHIBIT “B-II”

OUTLINE OF FLOOR PLAN OF PREMISES

SECOND FLOOR

[See Attached]

EXHIBIT “B-II”

EXHIBIT “B-III”

OUTLINE OF FLOOR PLAN OF PREMISES

THIRD FLOOR

[Attached]

EXHIBIT “B-III”

EXHIBIT “C”

WORK LETTER AGREEMENT

(TENANT BUILD W/ALLOWANCE)

This WORK LETTER AGREEMENT (“Work Letter Agreement”) is entered into as of the      day of                     , 2004 by and between FLUOR ENTERPRISES, INC., a California corporation (“Landlord”), and QUEST SOFTWARE, INC., a California corporation (“Tenant”).

R E C I T A L S :

A. Concurrently with the execution of this Work Letter Agreement, Landlord and Tenant have entered into a lease (the “Lease”) covering certain premises (the “Premises”) more particularly described in Exhibits “C-I”, “C-II” and “C-III” attached to the Lease. All terms not defined herein have the same meaning as set forth in the Lease. To the extent applicable, the provisions of the Lease are incorporated herein by this reference, including, without limitation, all indemnities contained in the Lease.

B. In order to induce Tenant to enter into the Lease and in consideration of the mutual covenants hereinafter contained, Landlord and Tenant agree as follows:

1. TENANT IMPROVEMENTS. As used in the Lease and this Work Letter Agreement, the term “Tenant Improvements” or “Tenant Improvement Work” or “Tenant’s Work” means those items of general tenant improvement construction shown on the Final Plans (described in Section 4 below), more particularly described in Section 5 below. Landlord acknowledges and agrees that Tenant may install, as part of the Tenant Improvements, an equipment yard not to exceed eight hundred forty (840) square feet (and having a width of not less than twenty (20) feet) to house supplemental chillers, generators and/or other equipment serving the Premises, which equipment yard shall be in such locations permitted by, and subject to the provisions of, the Project CC&Rs.

2. WORK SCHEDULE. Prior to commencing construction, Tenant will deliver to Landlord, for Landlord’s review and reasonable approval, a schedule (“Work Schedule”) which will set forth the timetable for the planning and completion of the installation of the Tenant Improvements.

3. CONSTRUCTION REPRESENTATIVES. Landlord hereby appoints the following person(s) as Landlord’s representative (“Landlord’s Representative”) to act for Landlord in all matters covered by this Work Letter Agreement: John Sorich, 1 Fluor Daniel Drive, Mail Stop B10, Aliso Viejo, CA 92698, telephone: (949) 349-6796, fax: (949) 349-3020.

Tenant hereby appoints the following person(s) as Tenant’s representative (“Tenant’s Representative”) to act for Tenant in all matters covered by this Work Letter Agreement: John Trulio, 8001 Irvine Center Drive, Suite 600, Irvine, CA 92618, telephone: (949) 754-8095, fax: (949) 754-1892.

All communications with respect to the matters covered by this Work Letter Agreement are to be made to Landlord’s Representative or Tenant’s Representative, as the case may be, in writing in compliance with the notice provisions of the Lease (but to the addresses set forth above) Either party may change its representative under this Work Letter Agreement at any time by written notice to the other party in compliance with the notice provisions of the Lease.

4. TENANT IMPROVEMENT PLANS

(a) Preparation of Space Plans. In accordance with the Work Schedule, Landlord agrees to meet with Tenant’s architect and/or space planner for the purpose of promptly reviewing preliminary space plans for the layout of the Premises prepared by Tenant (“Space Plans”). The Space Plans are to be sufficient to convey the architectural design of the Premises and layout of the Tenant Improvements

EXHIBIT “C”

therein and are to be submitted to Landlord in accordance with the Work Schedule for Landlord’s reasonable approval. Landlord shall approve or disapprove in writing such Space Plans within five (5) business days after Landlord’s receipt thereof from Tenant. Landlord’s failure to approve or disapprove in writing Tenant’s Space Plans within such five (5) business day period shall be deemed to constitute Landlord’s approval of such plans. If Landlord reasonably disapproves any aspect of the Space Plans, Landlord will advise Tenant in writing of such disapproval and the reasons therefor in accordance with the Work Schedule. Tenant will then submit to Landlord for Landlord’s approval within five (5) business days, a redesign of the Space Plans incorporating the revisions reasonably required by Landlord. Landlord shall then approve or disapprove in writing such revised Space Plans within five (5) business days in accordance with this Section 4(a) and the process pursuant to this Section shall continue until Landlord shall have approved the Space Plans.

(b) Preparation of Final Plans. Based on the approved Space Plans, and in accordance with the Work Schedule, Tenant’s architect will prepare complete architectural plans, drawings and specifications and complete engineered mechanical, structural and electrical working drawings for all of the Tenant Improvements for the Premises (collectively, the “Final Plans”). Provided the services of Landlord’s mechanical, electrical, plumbing and fire-life safety engineers (the “Core Systems Engineers”) are available at competitive market rates and meet the required Work Schedule, Tenant shall use only the Core Systems Engineers for the preparation of their respective components of the Final Plans. The Final Plans will show (a) the subdivision (including partitions and walls), layout, lighting, finish and decoration work (including carpeting and other floor coverings) for the Premises; (b) all internal and external communications and utility facilities which will require conduiting or other improvements from the base Building shell work and/or within common areas; and (c) all other specifications for the Tenant Improvements. The Final Plans will be submitted to Landlord for signature to confirm that they are consistent with the Space Plans which Landlord shall approve or disapprove in writing within five (5) business days after Landlord’s receipt of same. If Landlord reasonably disapproves any aspect of the Final Plans based on any inconsistency with the Space Plans, Landlord agrees to advise Tenant in writing of such disapproval within five (5) business days and the reasons therefor. In the event Landlord fails to approve or disapprove the Final Plans during such 5-day period, Landlord shall be deemed to have approved the Final Plans. Within five (5) business days, Tenant will then cause Tenant’s architect to redesign the Final Plans incorporating the revisions reasonably requested by Landlord so as to make the Final Plans consistent with the Space Plans.

(c) Requirements of Tenant’s Final Plans. Tenant’s Final Plans will include locations and complete dimensions, and the Tenant Improvements, as shown on the Final Plans, will: (i) be compatible with the Building shell and with the design, construction and equipment of the Building; (ii) comply with all applicable laws, ordinances, rules and regulations of all governmental authorities having jurisdiction, and all applicable insurance regulations; (iii) not require Building service beyond the level normally provided to other tenants in the Building and will not overload the Building floors; and (iv) be of a nature and quality consistent with the overall objectives of Landlord for the Building, as determined by Landlord in its reasonable but subjective discretion.

(d) Submittal of Final Plans. Once approved by Landlord and Tenant, Tenant’s architect will submit the Final Plans to the appropriate governmental agencies for plan checking and the issuance of a building permit. Tenant’s architect, with Landlord’s cooperation, will make any changes to the Final Plans which are requested by the applicable governmental authorities to obtain the building permit. After approval of the Final Plans by the appropriate governmental agency and Landlord no further changes may be made without the prior written approval of both Landlord and Tenant, and then only after agreement by Tenant to pay any excess costs resulting from the design and/or construction of such changes.

5. PAYMENT FOR THE TENANT IMPROVEMENTS

(a) Allowance. Landlord hereby grants to Tenant a tenant improvement allowance of One Million Seventy-Eight Thousand Eight Hundred Twenty Dollars ($1,078,820) (the “Allowance”).

EXHIBIT “C”

The Allowance may be used for the following costs and other costs expressly authorized in this Work Letter Agreement:

(i) Payment of the cost of preparing design documents, including the Space Plans, the Final Plans, mechanical, electrical, plumbing and structural drawings and of all other aspects necessary to complete the Final Plans including, without limitation, reimbursable expenses of Tenant’s architect and engineer including.

(ii) The payment of plan check, permit and license fees relating to construction of the Tenant Improvements.

(iii) Construction of the Tenant Improvements, including, without limitation, the following:

(aa) Installation within the Premises of all partitioning, doors, floor coverings, ceilings, wall coverings and painting, millwork and similar items;

(bb) All electrical wiring, lighting fixtures, outlets and switches, and other electrical work necessary for the Premises, including but not limited to voice and data wiring;

(cc) The furnishing and installation of all duct work, terminal boxes, diffusers and accessories necessary for the heating, ventilation and air conditioning systems within the Premises;

(dd) Any additional improvements to the Premises required for Tenant’s use of the Premises including, but not limited to, odor control, supplemental heating, ventilation and air conditioning and/or chillers (whether inside or outside the Building); noise or vibration control or other special systems or improvements;

(ee) All fire and life safety control systems such as fire walls, sprinklers, fire alarms, including piping, wiring and accessories, necessary for the Premises;

(ff) All plumbing, fixtures, pipes and accessories necessary for the Premises;

(gg) Testing and inspection costs;

(hh) Fees and costs attributable to general conditions associated with the construction of the Tenant Improvements including costs of construction insurance;

(ii) Finishes for the elevator lobbies on the first (1st), second (2nd) and/or third (3rd) floors;

(jj) The cost of installing conduits, cabling and/or wiring;

(kk) Built in and movable furniture,

(ll) relocation and moving costs;

(mm) Signage;

(nn) Security

(iv) Construction and project management fees and other consultant fees incurred by Tenant .

(b) Excess Costs. The cost of each item referenced in Section 5(a) above shall be charged against the Allowance. If the work cost exceeds the Allowance, Tenant shall be solely responsible for payment of all excess costs.

(c) Changes. Any changes to the Final Plans will be approved by Landlord and Tenant in the manner set forth in Section 4 above. Tenant shall be solely responsible for any additional costs associated with such changes, which costs may be charged against any unused portion of the Allowance then remaining.

EXHIBIT “C”

(D) Disbursement of the Allowance. Landlord shall disburse the Allowance to Tenant or to Tenant’s contractor and other third parties entitled to payment under contract with Tenant or Tenant’s contract for the actual construction costs for the Tenant Improvements in accordance with the following:

(i) Landlord shall make monthly progress payments to Tenant or Tenant’s contractor within thirty (30) days of receipt of Tenant’s request therefor and delivery to Landlord of “Evidence of Completion” as described herein below and satisfaction of the items described in subparagraph (iii) below as to the portion of Tenant’s Work for which disbursement is sought (subject to any retention provided for under Tenant’s construction and other contracts for the Tenant Improvement Costs).

(ii) As to each disbursement request by Tenant, the requested disbursement from the Allowance shall be disbursed to Tenant only when Landlord has received the following “Evidence of Completion”:

(A) A draw request (“Draw Request”) in a line item form reasonably satisfactory to Landlord with respect to the Improvements specifying the portion of Tenant’s Work for which payment is requested has been completed, together with invoices, receipts and bills evidencing the costs and expenses set forth in such Draw Request. The Draw Request shall constitute a representation by Tenant that the Tenant’s Work identified therein has been completed in a good and workmanlike manner and in accordance with the Final Plans and the Work Schedule;

(B) The architect for the Tenant Improvements has certified to Landlord that the Tenant Improvements have been completed to the level indicated in the Draw Request in accordance with the Final Plans;

(C) Tenant has delivered to Landlord properly executed mechanics lien releases from all of Tenant’s contractors, agents and suppliers in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4), which lien releases shall be conditional with respect to the then-requested payment amounts and unconditional with respect to all payment amounts previously disbursed by Lender, or the applicable lien period shall have expired after the filing of a notice of completion as to any contractor for whom payment is then being requested; and

(iv) Any retention amounts shall be disbursed to Tenant or Tenant’s contractor only when Landlord has received Evidence of Completion as to all of Tenant’s Work as provided hereinabove and the following conditions have been satisfied:

(A) A certificate of occupancy (or equivalent) for the Tenant Improvements and the Premises has been issued by the appropriate governmental body;

(B) Tenant has delivered to Landlord: (i) properly executed mechanics lien releases from all of Tenant’s contractors, agents and suppliers in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4), which lien releases shall be conditional with respect to the then-requested payment amounts and unconditional with respect to payment amounts previously disbursed by Landlord or the statutory period in which such liens may be filed shall have expired and (ii) an application and certificate for payment (AIA form G702-1997 or equivalent) signed by Tenant’s architect/space planner.

(D) Landlord has determined that no work exists which materially adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building or the structure of the Building.

(g) Books and Records. At its option, Landlord, at any time within three (3) years after final disbursement of the Allowance to Tenant, and upon at least ten (10) days prior written notice to Tenant,

EXHIBIT “C”

may cause an audit to be made of Tenant’s books and records relating to Tenant’s expenditures in connection with the construction of the Tenant Improvements. Tenant shall maintain complete and accurate books and records in accordance with generally accepted accounting principles of these expenditures for at least three (3) years. Tenant shall make available to Landlord’s auditor at the Premises within ten (10) business days following Landlord’s notice requiring the audit, all books and records maintained by Tenant pertaining to the construction and completion of the Tenant Improvements. In addition to all other remedies which Landlord may have pursuant to the Lease, Landlord may recover from Tenant the reasonable cost of its audit if the audit discloses that Tenant falsely reported to Landlord expenditures which were not in fact made or falsely reported a material amount of any expenditure or the aggregate expenditures.

6. CONSTRUCTION OF TENANT IMPROVEMENTS. Tenant’s contractor (selected as provided in Section 10(n)) will commence and diligently proceed with the construction of the Tenant Improvements. Tenant shall use diligent efforts to cause its contractor to complete the Tenant Improvements in a good and workmanlike manner in accordance with the Final Plans and the Work Schedule. Tenant agrees to use diligent efforts to cause construction of the Tenant Improvements to commence promptly following the issuance of a building permit for the Tenant Improvements. Landlord shall have the right to enter upon the Premises to inspect Tenant’s construction activities following reasonable advance notice Tenant.

7. SUPERVISION/OVERHEAD. Landlord shall not charge Tenant any fee or other charges for the supervision and/or overhead associated with the construction of the improvements to the Premises. Tenant’s project manager shall manage the entire construction process. Tenant, at its option, may apply a portion of the Allowance toward the project management fee

8. SUBSTANTIAL COMPLETION

The Tenant Improvements will be deemed to be “substantially completed” when Tenant’s contractor certifies in writing to Landlord and Tenant that Tenant has substantially performed all of the Tenant Improvement Work required to be performed by Tenant under this Work Letter Agreement, other than decoration and minor “punch-list” type items and adjustments which do not materially interfere with Tenant’s use of the Premises; and Tenant has obtained a temporary certificate of occupancy or other required equivalent approval from the local governmental authority permitting occupancy of the Premises. Within ten (10) days after receipt of such certificates, Tenant and Landlord will conduct a walk-through inspection of the Premises and Landlord shall provide to Tenant a written punch-list specifying those decoration and other punch-list items which require completion, which items Tenant will thereafter diligently complete.

9. Landlord Delays. In the event the completion of the Tenant Improvements is delayed on a critical path basis because of (i) Landlord’s failure to timely deliver the Premises for the commencement of Tenant’s Tenant Improvement Work in accordance with Section 4(a) of the Lease, (ii) Landlord’s failure to timely respond to a request for approval within the timeframes specified in this Work Letter or (iii) otherwise because of the wrongful acts of Landlord (any such delay a “Landlord Delay”), the Work Schedule and the Commencement Date of the Lease shall be extended on a day-for-day basis for the period of such delay and Landlord shall indemnify, protect and defend and hold Tenant harmless from all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including holdover damages and claims and attorneys’ fees and court costs) resulting from any such Landlord Delays.

10. MISCELLANEOUS CONSTRUCTION COVENANTS

(a) No Liens. Subject to Landlord’s and Lender’s timely payment of Tenant’s Contribution and the Allowance, Tenant shall not allow the Tenant Improvements or the Building or any portion thereof to be subjected to any mechanic’s, materialmen’s or other liens or encumbrances arising out of the construction of the Tenant Improvements.

EXHIBIT “C”

(b) Diligent Construction. Tenant will promptly, diligently and continuously pursue construction of the Tenant Improvements to successful completion in full compliance with the Final Plans, the Work Schedule and this Work Letter Agreement. Landlord and Tenant shall cooperate with one another during the performance of Tenant’s Work to effectuate such work in a timely and compatible manner.

(c) Compliance with Laws. Tenant will construct the Tenant Improvements in a safe and lawful manner. Tenant shall, at its sole cost and expense, comply with all applicable laws and all regulations and requirements of, and all licenses and permits issued by, all municipal or other governmental bodies with jurisdiction which pertain to the installation of the Tenant Improvements. Copies of all filed documents and all permits and licenses shall be provided to Landlord. Any portion of the Tenant Improvements which is not acceptable to any applicable governmental body, agency or department, or not reasonably satisfactory to Landlord, shall be promptly repaired or replaced by Tenant at Tenant’s expense. Notwithstanding any failure by Landlord to object to any such Tenant Improvements, Landlord shall have no responsibility therefor.

(d) Indemnification. Subject to the terms of the Lease regarding insurance and waiver of subrogation by the Parties, Tenant hereby indemnifies and agrees to defend and hold Landlord, the Premises and the Building harmless from and against any and all suits, claims, actions, losses, costs or expenses of any nature whatsoever, together with reasonable attorneys’ fees for counsel of Landlord’s choice, arising out of or in connection with the Tenant Improvements or the performance of Tenant’s Work (including, but not limited to, claims for breach of warranty, worker’s compensation, personal injury or property damage, and any materialmen’s and mechanic’s liens).

(e) Insurance. Construction of the Tenant Improvements shall not proceed without Tenant’s general contractor first acquiring workers’ compensation and Tenant or its general contractor acquiring commercial general liability insurance and Tenant’s property damage insurance as well as “All Risks” builders’ risk insurance on the Tenant Improvements, with minimum liability coverage of $2,000,000 or such other amount as may be approved by Landlord in writing and issued by an insurance company reasonably satisfactory to Landlord. Not less than thirty (30) days before commencing the construction of the Tenant Improvements, certificates of such insurance shall be furnished to Landlord or, if requested, the original policies thereof shall be submitted for Landlord’s approval. All such policies shall provide that thirty (30) days prior notice must be given to Landlord before modification, termination or cancellation. All insurance policies maintained by Tenant pursuant to this Work Letter Agreement shall name Landlord and any lender with an interest in the Premises as additional insureds and comply with all of the applicable terms and provisions of the Lease relating to insurance. Tenant’s contractor shall be required to maintain the same insurance policies as Tenant, and such policies shall name Tenant, Landlord and any lender with an interest in the Premises as additional insureds.

(f) Construction Defects. Landlord shall have no responsibility for the Tenant Improvements and Tenant will remedy, at Tenant’s own expense, and be responsible for any and all defects in the Tenant Improvements that may appear during or after the completion thereof whether the same shall affect the Tenant Improvements in particular or any parts of the Premises in general. Tenant shall indemnify, hold harmless and reimburse Landlord for any costs or expenses incurred by Landlord by reason of any defect in any portion of the Tenant Improvements constructed by Tenant or Tenant’s contractor or subcontractors, or by reason of inadequate cleanup following completion of the Tenant Improvements.

(g) Work in Adjacent Areas. Any work to be performed in areas adjacent to the Premises shall be performed only after obtaining Landlord’s written permission, which shall not be unreasonably withheld, conditioned or delayed.

(h) Coordination with Lease. Nothing herein contained shall be construed as (i) constituting Tenant as Landlord’s agent for any purpose whatsoever, or (ii) a waiver by Landlord or Tenant of any of the terms or provisions of the Lease.

(i) Approval of Plans. Landlord will not check Tenant drawings for building code compliance. Approval of the Final Plans by Landlord is not a representation that the drawings are in compliance with the requirements of governing authorities, and it shall be Tenant’s responsibility to meet and comply with

EXHIBIT “C”

all federal, state, and local code requirements. Approval of the Final Plans does not constitute assumption of responsibility by Landlord or its architect for their accuracy, sufficiency or efficiency, and Tenant shall be solely responsible for such matters.

(j) Tenant’s Deliveries. Tenant shall deliver to Landlord, at least five (5) days prior to the commencement of construction of Tenant’s Work, the following information:

(i) The names, addresses, telephone numbers, and primary contacts for the general, mechanical and electrical contractors Tenant intends to engage in the performance of Tenant’s Work; and

(ii) The date on which Tenant’s Work will commence, together with the estimated dates of completion of Tenant’s construction and fixturing work.

(k) Tenant’s Contractors/Subcontractors. Tenant shall have the right to use space planners, contractors, subcontractors, and vendors selected by Tenant for the construction of the Tenant Improvements, subject to Landlord’s approval, which will not be unreasonably withheld, conditioned or delayed provided they are licensed and qualified, and have a reputation for timeliness, quality and construction in accordance to all building codes and regulations. Tenant shall use Landlord’s mechanical, electrical and plumbing engineers, provided that such engineers agree to be retained at market rates.

(l) As-Built Drawings. Tenant shall cause “As-Built Drawings” (excluding furniture, fixtures and equipment) to be delivered to Landlord and/or Landlord’s representative no later than ninety (90) days after the completion of Tenant’s Work.

(m) Regular Landlord Updates. Tenant and its designated contractors shall agree to meet once weekly with Landlord’s designated representative with the purpose of allowing Landlord to understand the status and progression of the construction project.

(n) Completion of Construction. Upon completion of all construction activity Tenant shall provide Landlord with: (i) a record drawing off all Premises work performed by Tenants and its agents, such record to be signed by Tenant’s architect, (ii) CADD files compatible with AutoCad 2000 software, (iii) final punchlist signed by Tenant, (iv) a recorded Notice of Completion of the improvement work, and (v) a copy of the temporary or permanent Certificate of Occupancy issued by the City for the Premises.

(o) Contractor Insurance. Tenant’s general contractor shall agree to provide written proof of contractor’s compliance in obtaining insurance coverage meeting the requirements of Schedule C-1 attached hereto.

(p) Landlord shall be indemnified against any injury, loss, damage or claims that may occur to any work performed by Tenant’s contractor, except to the extent caused by the negligent acts of Landlord or the Landlord Parties.

(q) Except as provided in Section 1(m) of the Lease, Tenant’s failure to complete any or all construction work shall not extend the Lease Commencement Date.

[Signature Page Follows]

EXHIBIT “C”

IN WITNESS WHEREOF, the undersigned Landlord and Tenant have caused this Work Letter Agreement to be duly executed by their duly authorized representatives as of the date of the Lease.

TENANT:		LANDLORD:

QUEST SOFTWARE, INC., a California corporation		FLUOR ENTERPRISES, INC., a California corporation

By:		By:
	Print Name:		Print Name:
	Print Title:		Print Title:

By:		By:
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EXHIBIT “C”

SCHEDULE C-1

Contractor Insurance Requirements

1. General Coverages. All of Tenant’s contractors and subcontractors shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies are required to be carried by Tenant as set forth in Section 19 of the Lease.

2. Special Coverages. The Tenant Improvements shall be insured by Tenant pursuant to Section 19 of the Lease immediately upon completion thereof. Tenant shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Tenant Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to Section 19 of the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord. All of Tenant’s contractors and subcontractors shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $1,000,000 per incident, $5,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in Section 19 of the Lease.

3. General Terms. Certificates for all insurance carried pursuant to this Schedule “C-1” shall be delivered to Landlord before any entry into the Premises by Tenant or any of Tenant’s contractors or subcontractors. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of modification, cancellation or nonrenewal; provided, however, said insurer shall only be required to provide ten (10) days prior written notice of cancellation in the event of non-payment of premium. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. Tenant’s contractors and subcontractors shall maintain all of the foregoing insurance coverage in force until the Tenant Improvements are fully completed and accepted by Landlord, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for ten (10) years following completion of the work and acceptance by Landlord and Tenant. All insurance policies, except Workers’ Compensation, carried under this Schedule “C-1” shall insure Tenant and include Landlord as additional insured, as their interests may appear, as well as Tenant’s contractors and subcontractors. All insurance, except Workers’ Compensation, maintained by Tenant’s contractors and subcontractors shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the Landlord and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder. The requirements of the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant contained in the Work Letter.

SCHEDULE 1 TO

EXHIBIT “C”

EXHIBIT “D”

Depiction of Tenant’s Reserved Parking Spaces

[See Attached]

EXHIBIT “D”

EXHIBIT “E”

RULES AND REGULATIONS

A. General Rules and Regulations. The following rules and regulations govern the use of the Building and the Project Common Areas. Tenant will be bound by such rules and regulations and agrees to cause the Tenant Parties to observe the same. All rules and regulations shall be enforced by Landlord in a nondiscriminatory manner.

1. Except as specifically provided in the Lease to which these Rules and Regulations are attached, no sign, placard, picture, advertisement, name or notice may be installed or displayed on any part of the outside or inside of the Building or the Project without the prior written consent of Landlord. Landlord will have the right to remove, at Tenant’s expense and without notice, any sign installed or displayed in violation of this rule. All approved signs or lettering on doors and walls are to be printed, painted, affixed or inscribed at the expense of Tenant and under the direction of Landlord by a person or company designated or approved by Landlord.

2. If Landlord reasonably objects in writing to any curtains, blinds, shades, screens or hanging plants or other similar objects attached to or used in connection with any window or door of the Premises, or placed on any windowsill, which is visible from the exterior of the Premises, Tenant will immediately discontinue such use. Tenant agrees not to place anything against or near glass partitions or doors or windows which may appear unsightly from outside the Premises including from within any interior common areas.

3. Tenant will not obstruct any sidewalks, halls, passages, exits, entrances, elevators, escalators, or stairways of the Project. The halls, passages, exits, entrances, elevators and stairways are not open to the general public, but are open, subject to reasonable regulations, to Tenant’s business invitees. Landlord will in all cases retain the right to control and prevent access thereto of all persons whose presence in the reasonable judgment of Landlord would be prejudicial to the safety, character, reputation and interest of the Project and its tenants, provided that nothing herein contained will be construed to prevent such access to persons with whom any tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal or unlawful activities. No tenant and no employee or invitee of any tenant will go upon the roof of the Building without prior notice to Landlord and approval by Landlord and in any event subject to the terms and conditions of the Antenna License.

4. Except as provided in the Lease, Tenant will not obtain for use on the Premises ice, drinking water, food, food vendors, beverage, towel or other similar services or accept barbering or bootblacking service upon the Premises, except at such reasonable hours and under such reasonable regulations as may be fixed by Landlord. Landlord expressly reserves the right to absolutely prohibit solicitation, canvassing, distribution of handbills or any other written material, peddling, sales and displays of products, goods and wares in all portions of the Project except as may be expressly permitted under the Lease. Landlord reserves the right to restrict and regulate the use of the common areas of the Project and Building by invitees of tenants providing services to tenants on a periodic or daily basis including food and beverage vendors. Such restrictions may include limitations on time, place, manner and duration of access to a tenant’s premises for such purposes. Without limiting the foregoing, Landlord may require that such parties use service elevators, halls, passageways and stairways for such purposes to preserve access within the Building for tenants and the general public.

5. Landlord reserves the right to require tenants to periodically provide Landlord with a written list of any and all business invitees which periodically or regularly provide goods and services to such tenants at the Project. Landlord reserves the right to preclude all vendors from entering or conducting business within the Building and the Project if such vendors are not listed on a tenant’s list of requested vendors.

EXHIBIT “E”

6. Landlord reserves the right to exclude from the Building between the hours of 6 p.m. and 7 a.m. the following business day, or such other hours as may be reasonably established from time to time by Landlord, and on Sundays and legal holidays, any person unless that person is known to the person or employee in charge of the Building or has a pass or is properly identified. Tenant will be responsible for all persons for whom it requests passes and will be liable to Landlord for all acts of such persons. Landlord will not be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. Landlord reserves the right to prevent access to the Building in case of invasion, mob, riot, public excitement or other commotion by closing the doors or by other appropriate action.

7. The directory of the Building or the Project will be provided exclusively for the display of the name and location of tenants and subtenants only and Landlord reserves the right to exclude any other names therefrom.

8. All cleaning and janitorial services for the Project and the Premises will be provided exclusively through Landlord, and except with the written consent of Landlord, no person or persons other than those approved by Landlord will be employed by Tenant or permitted to enter the Project for the purpose of cleaning the same. Tenant will not cause any unnecessary labor by carelessness or indifference to the good order and cleanliness of the Premises.

9. Landlord may retain one set of keys to each entry door lock in the Premises. Tenant shall not alter any lock or install any new additional lock or bolt on any door of the Premises without providing a new set of keys to Landlord. Tenant may make copies of keys furnished by Landlord at Tenant’s sole cost and expense. Tenant, upon the termination of its tenancy, will deliver to Landlord the keys to all doors which have been furnished to Tenant as well as copies to all keys made by Tenant, and in the event of loss of any keys furnished by Landlord, will pay Landlord therefor.

10. Except as provided otherwise in the Lease and/or the Antenna License Agreement, If Tenant requires telegraphic, telephonic, burglar alarm, satellite dishes, antennae or similar services, it will first obtain Landlord’s approval, and comply with, Landlord’s reasonable rules and requirements applicable to such services, which may include separate licensing by, and fees paid to, Landlord.

11. Freight elevator(s) will be available for use by all tenants in the Building, subject to such reasonable scheduling as Landlord, in its discretion, deems appropriate. No equipment, materials, furniture, packages, supplies, merchandise or other property will be received in the Building or carried in the elevators except between such hours and in such elevators as may be reasonably designated by Landlord, provided Tenant’s daily transportation of Tenant’s business file boxes in the ordinary course of its business shall be permitted with Tenant to use reasonable efforts not to tie up use of any elevators for unnecessary periods of time for loading and unloading during ordinary business hours. Tenant’s initial move in and subsequent deliveries of bulky items, such as furniture, safes and similar items will, unless otherwise agreed in writing by Landlord, be made during the hours of 6:00 p.m. to 6:00 a.m. or on Saturday or Sunday. Deliveries during normal office hours shall be limited to normal office supplies and other small items and transportation of Tenant’s business file boxes in the ordinary course of its business. No deliveries will be made which unreasonably impede or interfere with other tenants or the operation of the Building.

12. Tenant will not place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by law. Landlord has provided Tenant with copies of the designed loads for the Premises. Landlord will have the right to reasonably prescribe the weight, size and position of all safes, heavy equipment, files, materials, furniture or other property brought into the Building or require appropriate structural reinforcement for such items in connection with Landlord’s review of Tenant’s plans and specifications for the Tenant Improvements or any Alterations which are subject to Landlord’s approval as provided in the Lease. Heavy objects will, if considered

EXHIBIT “E”

necessary by Landlord, stand on such platforms as determined by Landlord to be necessary to properly distribute the weight, which platforms will be provided at Tenant’s expense. Business machines and mechanical equipment belonging to Tenant, which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to any tenants in the Building or Landlord, are to be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devises sufficient to eliminate noise or vibration. Tenant will be responsible for all structural engineering required to determine structural load, as well as the expense thereof. The persons employed to move such equipment in or out of the Building must be reasonably acceptable to Landlord. Landlord will not be responsible for loss of, or damage to, any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property will be repaired at the expense of Tenant.

13. Tenant will not use or keep in the Premises any kerosene, gasoline or inflammable or combustible fluid or material other than those limited quantities necessary for the operation or maintenance of office equipment. Tenant will not use or permit to be used in the Premises any foul or noxious gas or substance, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors or vibrations, nor will Tenant bring into or keep in or about the Premises any birds or animals.

14. Tenant will not use any method of heating or air conditioning other than that supplied by Landlord without Landlord’s prior written consent not to be unreasonably withheld.

15. Tenant will not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air conditioning and to comply with any governmental energy-saving rules, laws or regulations of which Tenant has actual notice, and will refrain from attempting to adjust controls.

16. Landlord reserves the right, exercisable without notice and without liability to Tenant, to change the name and street address of the Building. Without the prior written consent of Landlord, which Landlord may deny with or without cause, Tenant will not use the name, photograph or likeness of the Building or the Project in connection with or in promoting or advertising the business of Tenant except as Tenant’s address.

17. Tenant will close and lock the doors of its Premises and entirely shut off all water faucets or other water apparatus, and lighting or gas before Tenant and its employees leave the Premises. Tenant will be responsible for any damage or injuries sustained by other tenants or occupants of the Building or by Landlord for noncompliance with this rule.

18. The toilet rooms, toilets, urinals, wash bowls and other apparatus will not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from any violation of this rule will be borne by the tenant who, or whose employees or invitees, break this rule. Cleaning of equipment of any type is prohibited.

19. Tenant will not sell, or permit the sale at retail of newspapers, magazines, periodicals, theater tickets or any other goods or merchandise to the general public in or on the Premises. Tenant will not use the Premises for any business or activity other than that specifically provided for in this Lease. Tenant will not conduct, nor permit to be conducted, either voluntarily or involuntarily, any auction upon the Premises without first having obtained Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

20. Except as provided in the Lease and/or the Antenna License Agreement, without the prior approval of Landlord, Tenant will not install any radio or television antenna, loudspeaker, satellite dishes or other devices on the roof(s) or exterior walls of the Building or the Project. Tenant will not interfere with radio or television broadcasting or reception from or in the Project or elsewhere.

EXHIBIT “E”

21. Except for the ordinary hanging of pictures and wall decorations, Tenant will not mark, drive nails, screw or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof, except in accordance with the provisions of the Lease pertaining to alterations. Landlord reserves the right to direct electricians as to where and how telephone and telegraph wires are to be introduced to the Premises. Tenant will not cut or bore holes for wires. Tenant shall repair any damage resulting from noncompliance with this rule.

22. Landlord reserves the right to exclude or expel from the Project any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of any of the Rules and Regulations of the Building.

23. Tenant will store all its trash and garbage within its Premises or in other facilities provided by Landlord. Tenant will not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal is to be made in accordance with directions issued from time to time by Landlord.

24. The Premises will not be used for lodging or for the storage of merchandise held for sale to the general public, or for lodging or for manufacturing of any kind, nor shall the Premises be used for any improper, immoral or objectionable purpose. No cooking will be done or permitted on the Premises without Landlord’s consent, except the use by Tenant of Underwriters’ Laboratory approved equipment for brewing coffee, tea, hot chocolate and similar beverages shall be permitted, and the use of a microwave oven for employees use will be permitted, provided that such equipment and use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

25. Neither Tenant nor any Tenant Parties may use in any space or in the public halls of the Building or the Project any hand truck except those equipped with rubber tires and side guards or such other material-handling equipment as Landlord may approve. Tenant will not bring any other vehicles of any kind into the Building.

26. Tenant agrees to comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

27. Tenant assumes any and all responsibility for protecting its Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

28. To the extent Landlord reasonably deems it necessary to exercise exclusive control over any portions of the Common Areas for the mutual benefit of the tenants in the Building or the Project, Landlord may do so subject to reasonable, non-discriminatory additional rules and regulations.

29. Landlord may prohibit smoking in the Building and may require Tenant and any Tenant Parties who desire to smoke, to smoke within designated smoking areas within the Project.

30. Tenant’s requirements will be attended to only upon appropriate application to Landlord’s asset management office for the Project by an authorized individual of Tenant. Employees of Landlord will not perform any work or do anything outside of their regular duties unless under special instructions from Landlord, and no employee of Landlord will admit any person (Tenant or otherwise) to any office without specific instructions from Landlord.

31. These Rules and Regulations are in addition to, and will not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of the Lease. Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord will be construed as a waiver of such Rules and Regulations in favor of Tenant or any other tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Project.

EXHIBIT “E”

32. Landlord reserves the right to make such other and reasonable and non-discriminatory Rules and Regulations as, in its judgment, may from time to time be needed for safety and security, for care and cleanliness of the Project and for the preservation of good order therein. Tenant agrees to abide by all such Rules and Regulations herein above stated and any additional reasonable and non-discriminatory rules and regulations which are adopted. Tenant is responsible for the observance of all of the foregoing rules by the Tenant’s Parties.

B. Parking Rules and Regulations. The following rules and regulations govern the use of the parking facilities which serve the Building. Tenant will be bound by such rules and regulations and agrees to cause the Tenant Parties to observe the same:

1. Tenant will not permit or allow any vehicles that belong to or are controlled by Tenant or the Tenant Parties to be loaded, unloaded or parked in areas other than those designated by Landlord for such activities.

2. Vehicles must be parked entirely within painted stall lines of a single parking stall.

3. All directional signs and arrows must be observed.

4. The speed limit within all parking areas shall be five (5) miles per hour.

5. Parking is prohibited: (a) in areas not striped for parking; (b) in aisles or on ramps; (c) where “no parking” signs are posted; (d) in cross-hatched areas; and (e) in such other areas as may be reasonably designated from time to time by Landlord or Landlord’s parking operator.

6. Landlord reserves the right, without cost or liability to Landlord, to tow any vehicle if such vehicle’s audio theft alarm system remains engaged for an unreasonable period of time.

7. Washing, waxing, cleaning or servicing of any vehicle in any area not specifically reserved for such purpose is prohibited.

8. Landlord may refuse to permit any person to park in the parking facilities who violates these rules with unreasonable frequency following written notice to quit, and any violation of these rules shall subject the violator’s car following notice of removal, at such car owner’s expense.

9. Parking transponders, stickers, access cards, or any other device or form of identification supplied by Landlord as a condition of use of the parking facilities shall remain the property of Landlord. Parking transponders and identification devices, if utilized by Landlord, must be displayed as requested and may not be mutilated in any manner. The serial number of the parking identification device may not be obliterated. Parking transponders and identification devices, if any, are not transferable and any device in the possession of an unauthorized holder will be void. Landlord reserves the right to refuse the sale of parking transponders, monthly stickers or other parking identification devices to Tenant or any of its agents, employees or representatives who willfully refuse to comply with these rules and regulations and all unposted city, state or federal ordinances, laws or agreements.

10. Loss or theft of parking transponders, identification devices or access cards must be reported to the management office in the Project immediately, and a lost or stolen report must be filed by the Tenant or user of such parking transponders, identification device or access card at the time. Landlord has the right to exclude any vehicle from the parking facilities that does not have a parking transponder, identification device or valid access card. Any parking transponder, identification device or access card which is reported lost or stolen and which is subsequently found in the possession of an unauthorized person will be confiscated and the illegal holder will be subject to prosecution.

11. All damage or loss claimed to be the responsibility of Landlord must be reported, itemized in writing and delivered to the management office located within the Project within ten (10) business days after any claimed damage or loss occurs. Any claim not so made is waived. Landlord is not responsible for damage by water or fire, or for the acts or omissions of others, or for articles left in vehicles.

EXHIBIT “E”

12. The parking operators, managers or attendants are not authorized to make or allow any exceptions to these rules and regulations, without the express written consent of Landlord. Any exceptions to these rules and regulations made by the parking operators, managers or attendants without the express written consent of Landlord will not be deemed to have been approved by Landlord.

13. Landlord reserves the right, without cost or liability to Landlord, to tow any vehicles which are used or parked in violation of these rules and regulations.

14. Landlord reserves the right from time to time to modify and/or adopt such other reasonable and non-discriminatory rules and regulations for the parking facilities as it deems reasonably necessary for the operation of the parking facilities, provided that such rules and regulations are consistent with Tenant’s parking rights under the Lease.

EXHIBIT “E”

EXHIBIT “F”

DEFINITION OF OPERATING EXPENSES, REAL PROPERTY

TAXES AND ASSESSMENTS, AND UTILITIES COSTS

1. Items Included in Operating Expenses. The term “Operating Expenses” as used in the Lease to which this Exhibit “F” is attached means: all costs and expenses of operation and maintenance of the Building and the Common Areas (as such terms are defined in the Lease), other than “Real Property Taxes and Assessments” and “Utilities Costs” as defined below, (which shall be separately accounted for), as determined by standard accounting practices, which Landlord shall pay or become obligated to pay because of or in connection with the ownership, management, maintenance, repair, replacement, restoration or operation of (1) the Project Common Areas or the Building (but not the cost of development of the Project), (2) the Building Common Area, the Project Common Area and all areas which become part of the Project Common Area, including the Parking Areas, and (4) the personal property of Landlord used in the operation of the Project Common Areas including the following costs by way of illustration but not limitation, but excluding those items specifically set forth in Section 4 below:

(a) costs of insurance obtained by Landlord;

(b) waste disposal, window cleaning, security and janitorial services for the Premises and Common Areas, to the extent not separately reimbursed to Landlord by other tenants or vendors;

(d) labor;

(e) costs incurred in the management of the Building, including, without limitation: (i) supplies, (ii) wages and salaries (and payroll taxes and similar governmental charges related thereto) of employees used in the management, operation and maintenance of the Building, (iii) Building management office rental, supplies, equipment and related operating expenses, and (iv) a market rate management/administrative fee determined as a percentage of the annual gross revenues of the Building exclusive of the proceeds of financing or a sale of the Building and a market rate administrative fee for the management of the Project Common Area determined as a percentage of Project Common Area Operating Expenses, provided the same market rate management/administrative fee percentage (and types of costs to which such percentage fee applies) that is used for the Base Year shall be used in all subsequent years of the Term;

(f) supplies, materials, equipment and tools including rental of personal property used for maintenance;

(g) repair and maintenance of the elevators and the structural portions of the Building, including the plumbing, heating, ventilating, air-conditioning and electrical systems installed or furnished by Landlord, but excluding any Building defects that existed as of the Commencement Date;

(h) maintenance, costs and upkeep of all Parking Areas and Project Common Areas (if such costs are assessed pursuant to the Project CC&Rs, the Building’s Share of such Cost shall be the regular assessments (but not special or compliance assessments) assessed against the Premises Parcel) pursuant to the CC&Rs;

(i) depreciation on a straight line basis and rental of personal property used in maintenance of the Common Areas;

EXHIBIT “F”

(j) amortization on a straight line basis over the useful life of all capitalized expenditures which are: (i) reasonably intended to produce a reduction in operating charges or energy consumption; or (ii) required under any governmental law or regulation that was not applicable to the Building as of the Commencement Date; or (iii) for replacement of any Building equipment needed to operate the Building at the same quality levels as prior to the replacement;

(k) costs and expenses of gardening and landscaping;

(l) maintenance of signs (other than signs of tenants of the Building);

(m) personal property taxes levied on or attributable to personal property used in connection with the Building or the Common Areas;

(n) reasonable accounting, audit, verification, legal and other consulting fees; but excluding any legal fees to enforce the Project CC&Rs or enforce or interpret leases or agreements with other tenants and occupants in the Project;

(o) costs and expenses of repairs, resurfacing, repairing, maintenance, painting, lighting, cleaning, refuse removal, security and similar items, including appropriate reserves; and

(p) on site Project and Building security, equipment, personnel, procedures and systems provided in common to all Buildings, but excluding costs of special services provided to particular owners or occupants in the Project.

Operating Expenses for purposes of establishing Tenant’s Expense Allowance for the Base Year shall be grossed up to reflect a the estimated cost assuming the Building is at least ninety-five percent (95%) occupied.

2. Real Property Taxes and Assessments. The term “Real Property Taxes and Assessments”, as used in this Exhibit “F”, means: real property taxes, assessments, license fees, commercial rental tax, levy, charge, improvement bond, or similar imposition imposed by any authority having the direct power to tax, including any city, county, state or federal government, or any agricultural, lighting, drainage or other improvement or special assessment district thereof, as against any legal or equitable interest of Landlord in the Premises, Building or the Premises Parcel, including the following by way of illustration but not limitation:

(a) any assessment, tax, fee, levy or charge in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax,

(b) any assessment, tax, fee, levy or charge allocable to or measured by the area of the Premises or other premises in the Building or the rent payable by Tenant hereunder or other tenants of the Building other than income tax; and/or

(e) any assessment, tax, fee, levy or charge by any governmental agency related to any transportation plan, fund or system (including assessment districts) instituted within the geographic area of which the Building is a part.

When calculating Real Property Taxes and Assessments for purposes of establishing Tenant’s Expense Allowance, Real Property Taxes and Assessments shall not include (i) Real Property Taxes and Assessments attributable to special assessments, charges, costs, or fees arising from modifications or changes in governmental laws or regulations, including, but not limited to, the institution of a split tax roll, (ii) any items excluded from Operating Expenses, (iii) voluntary assessments, (iv) penalties and other delinquency charges, and (v) the costs of any tax appeal (although Landlord may recover such costs from any rebate or recovery from such appeal).

EXHIBIT “F”

3. Utilities Costs. As used in this Lease, “Utilities Costs” shall mean all charges for utilities for the Building and the Building’s Share of charges for utilities for the Common Areas, (calculated for the Base Year assuming the Building is at least ninety five percent (95%) occupied), including but not limited to water, sewer and electricity, and the costs of heating, ventilating and air conditioning and other utilities (but excluding those charges for which tenants are individually responsible) as well as related fees, assessments and surcharges.

4. Items Excluded From Operating Expenses, Real Property Taxes and Assessments, and Utilities Costs. Notwithstanding the provisions of Paragraphs 1, 2 and 3 above to the contrary, as applicable, “Operating Expenses,” Real Property Taxes and Assessments,” and “Utilities Costs” will not include:

(a) Landlord’s federal or state income, franchise, inheritance or estate taxes;

(b) any ground lease rental;

(c) costs incurred by Landlord for the repair of damage to the Building to the extent that Landlord is reimbursed (or entitled to reimbursement) by insurance or condemnation proceeds or by tenants, warrantors or other third persons;

(d) depreciation, amortization and interest payments, except as specifically provided herein, and except on materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party, where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party’s services and such election to purchase does not result in increased operating expenses as compared to independent third party charges, all as determined in accordance with standard accounting practices;

(e) brokerage commissions, finders’ fees, attorneys’ fees, space planning costs, marketing costs and other costs incurred by Landlord in leasing or attempting to lease space in the Building or Project;

(f) costs of a capital nature, including, without limitation, capital improvements, capital replacements, capital repairs, capital equipment and capital tools, all as determined in accordance with standard accounting practices; provided, however, the capital expenditures set forth in Section 1(j) above will in any event be included in the definition of Operating Expenses;

(g) interest, principal, points and fees on debt or amortization on any mortgage, deed of trust or other debt encumbering the Building or the Project;

(h) costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements for tenants in the Building (including the original Tenant Improvements for the Premises), or incurred in renovating or otherwise improving, decorating, painting or redecorating space for tenants or other occupants of the Building, including space planning and interior design costs and fees;

(i) accounting and attorneys’ fees and other costs and expenses incurred in connection with negotiations or disputes with owners and present or prospective tenants or other occupants of the Building or Project;

(j) except for the administrative/management fees described in Section 1(e) above, costs of Landlord’s general corporate overhead;

(k) all items and services for which Tenant or any other tenant in the Building reimburses Landlord (other than through operating expense pass-through provisions);

EXHIBIT “F”

(l) electric power costs for which any tenant directly contracts with the local public service company; and

(m) costs arising from Landlord’s charitable or political contributions.

(n) any bad debt loss or expenses, rent loss, or reserves for bad debt or rent loss;

(o) costs associated with the operation of the business of the partnership or entity which constitutes Landlord as the same are distinguished from the costs of operation of the Project, including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Project, costs incurred in connection with any disputes between Landlord and its employees, or between Landlord and Project management, or between Project management and its employees;

(p) salaries and other benefits paid to the employees of Landlord to the extent not otherwise customarily included in or covered by a management fee paid or charged by landlords of Comparable Projects in connection with the management of such property;

(q) overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in the Building to the extent the same exceeds the costs of such goods and/or services rendered by similarly qualified unaffiliated third parties with respect to similar projects on a competitive basis;

(r) (except for any Cafeteria or Gymnasium operating loss subsidy pursuant to the Project CC&Rs) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord, its affiliates, agents, vendors or contractors, except for concierge service if included in the base year(s) of the Building or wherever Tenant is granted its parking privileges;

(s) costs of acquiring or leasing sculptures, paintings, or other objects of art;

(t) any costs expressly excluded from Operating Expenses elsewhere in the Lease;

(u) amount of rent for any office space occupied by Building management personnel to the extent the size or fair market rental value (prorated among the buildings being managed through such office) of such office space exceeds the size or fair market rental value of office space occupied by management personnel of Comparable Projects;

(v) costs necessitated by or resulting from the negligence or willful misconduct of Landlord, any tenant of the Building or any of their respective agents, employees, vendors or contractors, or providers of materials or services, including but not limited to penalties, fines, judgments or awards;

(w) costs arising from the testing for, remediation of, or otherwise relating in any manner to, Hazardous Materials;

(x) any flowers, gifts, balloons and the like provided to any entity whatsoever, including but not limited to Tenant, other tenants, employees, contractors, prospective tenants and agents;

(y) the costs of any magazine, newspaper, trade or other subscriptions or Landlord’s professional association dues;

(z) [Intentionally omitted]

EXHIBIT “F”

(aa) the costs of any work performed or service provided for any tenant of the Building (other than Tenant) to a materially greater extent or in a materially more favorable manner than that furnished generally to Tenant;

(bb) the cost of insurance premiums to the extent any tenant causes Landlord’s existing insurance premiums to increase or requires Landlord to purchase additional insurance, and costs arising from any type of insurance maintained by Landlord which is not required or allowed to be maintained by Landlord pursuant to this Lease, or which materially exceeds the coverage customarily carried by comparable institutional landlords of Comparable Projects;

(cc) any entertainment or dining not offered to all tenants or provided to vendors to increase service or lower Operating Expenses, or travel expenses for any purpose;

(dd) costs incurred as a result of Landlord’s negligence, inability or unwillingness to make payments of, and/or to file any tax or informational returns with respect to, any taxes, when due;

(ee) all assessments and premiums which are not specifically charged to Tenant because of what Tenant has done, which can be paid by Landlord in installments, shall be paid by Landlord in a commercially reasonable number of installments and not included as Operating Expenses except in the year in which the assessment or premium installment is actually paid;

(ff) except while making repairs or as needed on an emergency basis, rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which, if purchased, the costs of which would be excluded from Operating Expenses as a capital expenditure or which equipment would otherwise be excluded from the definition of Operating Expenses;

(gg) any expense related to tenant newsletters, gifts, events or parties or the celebration of any holiday (including, without limitation, holiday decorations);

(hh) costs of transportation system management plans and reports;

(ii) any costs or expenses relating to new development or a material change of use within the Project, including any costs to satisfy entitlement or development conditions or other agreements relating to the development, entitlement, construction or financing of the Project;

(jj) except for any Cafeteria or Gymnasium operating loss subsidy pursuant to the Project CC&Rs, costs of maintenance, repair, replacement, operation or otherwise in connection with the restaurants or retail operations of the Project;

(kk) costs of compliance with any Laws in effect as of the Commencement Date;

(ll) costs of correcting any defects in the Building or any tenant improvements therein; and

(mm) any category of expense which was not included in Operating Expenses for the calendar year 2006, unless the Operating Expense Allowance is grossed up to include what such expense would have cost had it been included in Operating Expenses for the calendar year 2006.

(nn) Fees payable by Landlord for management of the Project in excess of 4% of the gross rental revenue.

(oo) Wages and benefits of any employee who does not devote substantially all of his or her time to the Project, unless appropriately prorated, using sound accounting practices.

(pp) Any Operating Expenses over 100% of Operating Expenses actually incurred by Landlord.

EXHIBIT “F”

(qq) Any expenses for repairs or maintenance which are covered by warranties, guarantees or service contracts (excluding any mandatory deductibles).

(rr) Any of the following items incurred by Landlord: (1) income tax, tax on rents or rentals, excess profits or revenue tax, excise tax or inheritance tax, gift tax, franchise tax, corporation tax, capital levy transfer, estate, succession or other similar tax or charge that may be payable by or chargeable to Landlord under any present Laws; (2) interest or penalties imposed upon Landlord for late payment of real estate taxes; and (3) real estate taxes resulting from the expansion of the Project, construction of new buildings in the Project, or any tenant’s above-standard tenant improvements to the extent identifiable on the tax assessor’s work sheets for the Project.

(ss) Costs of any after-hours HVAC provided to any tenant premises.

EXHIBIT “F”

EXHIBIT “G”

STANDARDS FOR UTILITIES AND SERVICES

The following standards for utilities and services are in effect. Landlord reserves the right to adopt nondiscriminatory modifications and additions hereto.

Subject to the terms and conditions of the Lease and provided Tenant remains in occupancy of the Premises, Landlord will provide or make available the following utilities and services:

1. Provide non-attended automatic elevator facilities Monday through Friday, except holidays, from 8 a.m. to 6 p.m., and have one elevator available for Tenant’s use at all other times.

2. On Monday through Friday, except holidays, from 7 a.m. to 6 p.m. and on Saturday from 8 a.m. to 12 Noon (and other times upon request for a reasonable additional charge to be fixed by Landlord), ventilate the Premises and furnish air conditioning or heating consistent with standards of Comparable Projects in the Comparison Area. After hours HVAC rates shall be determined based upon Landlord’s actual costs, which shall be subject to change per direct and indirect utility costs. The air conditioning system achieves maximum cooling when the window coverings are extended to the full width of the window opening and adjusted to a 45° sideway angle. Landlord will not be responsible for room temperatures if Tenant does not keep all window coverings in the Premises extended to the full width of the window opening and adjusted to a 45° sideway angle whenever the system is in operation. Tenant agrees to cooperate fully at all times with Landlord, and to abide by all reasonable regulations and requirements which Landlord may prescribe for the proper function and protection of said air conditioning system. Tenant agrees not to connect any apparatus, device, conduit or pipe to the chilled and hot water air conditioning supply lines of the Building. Tenant further agrees that neither Tenant nor its servants, employees, agents, visitors, licensees or contractors shall at any time enter the mechanical installations or facilities of the Building or the Project or adjust, tamper with, touch or otherwise in any manner affect said installations or facilities. The cost of maintenance and service calls to adjust and regulate the air conditioning system will be charged to Tenant if the need for maintenance work results from excessive adjustment of room thermostats by Tenant’s employees after notice from Landlord to Tenant’s office manager or Tenant’s failure to comply with its obligations under this Exhibit. Such work will be charged at hourly rates equal to then-current journeyman’s wages for air conditioning mechanics.

3. Landlord will make available to the Premises, 24 hours per day, seven days a week, electric current as required by the Building standard office lighting and fractional horsepower office business machines including copiers, personal computers and word processing equipment in an amount not to exceed six (6) watts per square foot for power and two (2) watts per square foot for lighting per normal business day. If Landlord reasonably determines that Tenant is using electricity in excess of Tenant’s pro rata share to be supplied by Landlord pursuant to the foregoing sentence, Landlord may require Tenant to pay an increased share of the electricity costs, as equitably determined by Landlord, or to install, at Tenant’s sole cost and expense, a separate meter for the electricity supplied to the Premises. If a separate meter is not installed at Tenant’s cost, such excess cost will be established by an estimate agreed upon by Landlord and Tenant, and if the Parties fail to agree, such cost will be established by an independent licensed engineer selected in Landlord’s reasonable discretion and approved by Tenant, whose fee shall be shared equally by Landlord and Tenant. Tenant agrees not to use any apparatus or device in, upon or about the Premises (other than standard office business machines, personal computers and word processing equipment) which may in any way substantially increase the amount of such services usually furnished or supplied to said Premises, and Tenant further agrees not to connect any apparatus or device with wires, conduits or pipes, or other means by which such services are supplied, for the purpose of using additional or unusual amounts of such services without the written consent of Landlord. Should Tenant use the same to excess, the refusal on the part of Tenant to pay

EXHIBIT “G”

upon demand of Landlord the amount established by Landlord for such excess charge will constitute a breach of the obligation to pay rent under this Lease and will entitle Landlord to the rights therein granted for such breach. Tenant’s use of electric current will never exceed the capacity of the feeders to the Building, or the risers or wiring installation and Tenants will not install or use or permit the installation or use of any computer or electronic data processing equipment in the Premises (except standard office business machines, personal computers and word processing equipment) without the prior written consent of Landlord.

4. Water will be available in public areas for drinking and lavatory purposes only, but if Tenant requires, uses or consumes water for any purpose in addition to ordinary drinking and lavatory purposes, of which fact Tenant constitutes Landlord to be the sole judge, Landlord may install a water meter and thereby measure Tenant’s water consumption for all purposes. Tenant agrees to pay Landlord for the cost of the meter and the cost of the installation thereof and throughout the duration of Tenant’s occupancy Tenant will keep said meter and installation equipment in good working order and repair at Tenant’s own cost and expense, in Default of which Landlord may cause such meter and equipment to be replaced or repaired and collect the cost thereof from Tenant. Tenant agrees to pay for water consumed, as shown on such meter, as and when bills are rendered, and on Default in making such payment, Landlord may pay such charges and collect the same from Tenant. Any such costs or expenses incurred, or payments made by Landlord for any of the reasons or purposes hereinabove stated will be deemed to be additional rent payable by Tenant and collectible by Landlord as such.

5. As an Operating Expense, Landlord will provide janitor service to the Premises five (5) days per week excluding Building holidays substantially in accordance with the janitorial and cleaning specifications attached hereto as Schedule G-1, and unless otherwise agreed to by Landlord and Tenant no one other than persons approved by Landlord shall be permitted to enter the Premises for such purposes. Tenant agrees to pay to Landlord the cost of removal of any of Tenant’s refuse and rubbish to the extent that the same materially exceeds the refuse and rubbish usually attendant upon the use of the Premises as offices.

6. Landlord reserves the right to stop service of one (1) elevator (provided similar alternative services are available in at least one elevator at all times), plumbing, ventilation, air conditioning and electrical systems, when necessary, by reason of accident or emergency or for repairs, alterations or improvements, when in the reasonable judgment of Landlord such actions are desirable or necessary to be made, until said repairs, alterations or improvements shall have been completed, and except as otherwise set forth in the Lease, Landlord will have no responsibility or liability for failure to supply elevator facilities, plumbing, ventilating, air conditioning or electric service, when prevented from so doing by strike or accident or by any cause beyond Landlord’s reasonable control, or by laws, rules, orders, ordinances, directions, regulations or by reason of the requirements of any federal, state, county or municipal authority or failure of gas, oil or other suitable fuel supply or inability by exercise of reasonable diligence to obtain gas, oil or other suitable fuel supply. It is expressly understood and agreed that any covenants on Landlord’s part to furnish any services pursuant to any of the terms, covenants, conditions, provisions or agreements of this Lease, or to perform any act or thing for the benefit of Tenant, will not be deemed breached if Landlord is unable to furnish or perform the same by virtue of a strike or labor trouble or any other cause whatsoever beyond Landlord’s control.

7. As part of Operating Expenses, Landlord shall provide security services for the Building and the Project, including, without limitation, equipment, personnel, systems and procedures as reasonably determined by Landlord, consistent with services provided by landlords of other Comparable Projects in the Comparison Area. The security specifications are attached hereto as Schedule G-2. Subject to interruptions due to causes beyond Landlord’s control, an attendant shall be present at the Project from 6:00 p.m. to 9:00 a.m. seven (7) days per week, year round.

8. Subject to Landlord’s prior approval of the plans and specifications therefor, Tenant shall have the right, at Tenant’s sole cost and expense, to install and maintain a security system within the Premises, so long as such system is compatible with the Building security system, and Building Fire Life Safety System; provided that at Tenant’s option, such security system may be installed as a part of the Tenant Improvements and paid for in the manner provided under the Lease of which this Exhibit is a part for payment of the costs of the Tenant Improvements.

EXHIBIT “G”

9. Subject to service interruptions due to causes beyond Landlord’s control, Landlord shall provide a building engineer from 9:00 a.m. to 4:00 p.m. Monday through Friday, excluding Building holidays.

EXHIBIT “G”

SCHEDULE G-1

JANITORIAL AND CLEANING SPECIFICATIONS

CLEANING SPECIFICATIONS

A.	Corridors and Entries

Daily Services

1	Sweep and clean building entrances.

2.	Building telephones will be cleaned and sanitized.

3.	Clean and remove smudges from entry door glass.

4.	Clean all entry handles, door plates and metal trim.

5.	Wipe clean all glass, wood or metal doors and door jams.

6.	Screen and sand urns of butts and debris. Clean container and add sand as needed.

7.	Empty all trash receptacles and replace plastic liner where necessary.

8.	Remove all debris from landscaped pots and planters.

9.	Dust and clean all horizontal surfaces under seven feet.

10.	Dust mop, damp mop or buff tile floors.

11.	Clean and remove smudges and marks on painted walls, where possible without removing the paint, wall coverings and enclosed art work.

12.	Clean and sanitize all water fountains.

13.	Wipe clean all directory boards.

14.	Wipe clean all fire extinguisher cabinets and glass

15.	Spot clean all elevator doors and call plates.

16.	Dust and clean all lobby and corridor signage.

Weekly Services

1.	Clean and polish all entry metal and sills.

2.	Dust all ledges.

3.	Dust and clean or polish all lobby baseboards.

SCHEDULE G-1

Monthly Services

1.	Dust high ceiling corners and entry ways.

2.	Dust and clean or polish all hallway baseboards.

Quarterly Services

1.	Clean all ceiling vents and grills.

2.	Strip, reseal or refinish common area floors as necessary.

B.	General Offices and Workstations

Daily Services Unless Otherwise Stated

1.	Remove hand spots or smudges from entry doors.

2.	Dust and/or damp mop all non-carpeted areas.

3.	Vacuum traffic areas and general office space.

4.	Properly position furniture in conference rooms.

5.	Remove fingerprints and smudges from all walls, partitions, desks, cabinets and doors, light switch covers and doorknob handles twice a week.

6.	Empty all wastebaskets and carry trash to designated areas for removal. Replace plastic liners as needed.

7.	Clean and wash all lunchroom table tops and counter cabinets.

Weekly Services Unless Otherwise Stated

1.	Thoroughly vacuum entire carpet areas. Remove staples and other debris. Two times a week.

2.	Dust all ledges, files baseboards and sills under 7 feet monthly.

Monthly Services Unless Otherwise Stated

1	Dust all ledges, moldings, picture shelves, etc. over 7 feet.

2.	Brush down and clean all vents and grills.

3.	Strip, clean and apply floor dressing to all composition floors yearly.

4.	Scrub and refinish all tile floors quarterly.

SCHEDULE G-1

C.	Restrooms

Daily Services

1.	Clean and damp-mop floors.

2.	Dust, clean and wash where necessary all partitions, tile walls, dispensers, and receptacles.

3.	Clean underside rims of urinals, toilet bowls nightly, removing scale and stains, wash both sides of toilet seats with soap and water disinfectant.

4.	Empty, clean, sanitize and polish all paper dispensers, replacing liners as necessary.

8.	Clean all mirrors.

7.	Damp wipe all chrome, metal fixtures, hand plates, kick plates, utility covers, plumbing, clean out covers and door knobs.

11.	Spot clean with disinfectant all partitions and tile walls.

12.	Fill all dispensers with soap, towels, toilet paper and sanitary napkins.

13.	Report all burned out lights, leaking faucets, running plumbing or other maintenance needs.

14.	Janitor carts will not be brought into restroom areas or used to prop open doors. Carts can be parked outside the restroom doors.

15.	Restroom doors will be propped open with a rubber stop and sign indicating restroom closed for cleaning, placed outside.

Weekly Services

1.	Wash all waste containers and disinfect.

2.	Clean and polish all doors, door plates and hardware.

3.	Wash down partitions inside and out and disinfect.

Monthly Services

1.	Detail all toilet compartments and fixtures.

5.	Brush and clean all grills and vents.

6.	Dust ledges and base boards every other month.

Yearly Services

1.	Strip and apply new finish to tile floors.

SCHEDULE G-1

SCHEDULE G-2

SECURITY SPECIFICATIONS

1.0	DESCRIPTION OF WORK – GENERAL

Except as otherwise expressly provided herein, Contractor shall supply all adequate and competent labor, supervision, tools, equipment, installed and consumable materials, services, and each and every item of expense necessary for the performance of Building and Site Area Security Services for Company facilities located at the below described Engineering Site, hereinafter called the Work.

Company facility is defined as the following, hereinafter referred to as the Environment or Site:

Engineering Site – Company’s facilities located on 22.5 contiguous acres of land at One Fluor Daniel Drive, Aliso Viejo, CA, 92698. Aliso Viejo is located in the southern part of Orange County, California. The property contains the following structures which total 425,000 square feet: 1) Three 4-story office buildings (Buildings B, C, and D), Building C with basement; 2) Two 3-story office buildings (Buildings A and E). There is a large parking area around these structures for and estimated 1807 vehicles, and a landscaped common area between them. There are three entrances to the property.

2.0	DESCRIPTION OF WORK - SPECIFIC

The Work described in Articles 1.0 of this PART I shall include, but not be limited to, the following:

2.1	GENERAL DUTIES - Contractor shall supply Security Officers who shall be responsible for asset protection, in accordance with post orders mutually agreed upon by Contractor and Company to cover:

2.1.1	Protection of the Environment against fire, theft, pilferage, malicious injury, damage, and destruction.

2.1.2	Permitting only authorized persons to enter the buildings.

2.1.3	Reporting violations of fire and safety regulations to Company Building Manager.

2.1.4	Providing surveillance of the Building’s Security System (CCTV)

2.1.5	Making periodic rounds of the Environment to ensure that all designated doors are locked.

2.1.6	Performing regular vehicle roving patrol of the parking lots and perimeters of Environment site.

2.1.7	Controlling traffic in parking lots, when obviously necessary or when requested by Company.

2.1.8	Assist Company management in the extraction of trespassers from the environment as required.

SCHEDULE G-2

2.2	MINIMUM OFFICER STANDARDS - The following minimum standards shall apply to all Contractor personnel assigned to Company’s premises:

2.2.1	Speak and write intelligibly in the English language.

2.2.2	Employees with records of criminal convictions, other than minor traffic violations, or employees who have had personal credit difficulties within the past three (3) years, shall not be assigned to Company’s premises until a detailed statement of the circumstances is furnished to Company for its review and Company has given written approval of such assignment. In fulfilling its obligations under this clause, the Contractor shall comply fully with the laws relating to the releasing of investigative reports and disclosure of information contained therein.

2.2.3	Medical - Employees must be in good general health without physical defects or abnormalities that would interfere with performance of security officers’ essential job functions with or without reasonable accommodation. They must have binocular vision correctable to 20/30 and be able to discriminate standard colors. They also must be capable of hearing normal conversation at 20 feet and whispered conversation at 10 feet with each ear without the benefit of a hearing aid. They must be fully capable of performing normal as well as emergency duties requiring moderate to arduous physical exertion, such as:

A.	Standing or walking for an entire shift.

B.	Climbing stairs and ladders

C.	Running

Medical examinations shall be conducted within the first thirty (30) days of Contractors employees’ assignment to Company’s facilities.

2.2.4	All Security Officers shall possess valid California Guard Cards.

2.2.5	All Security Officers and Security Supervisors shall be unarmed at all times while on Company property.

2.2.6	Contractor employee’s conduct and appearance are of the utmost importance to Company. The first impressions made by the Security Officer affects their perceived level of efficiency, professionalism, and reliability. Therefore, all Security Officer’s personal appearance shall be “above average” at all times. Ideally, Officers should be encouraged to strive for impeccable appearance whenever possible. Company’s Building Manager will make random and unannounced inspections of assigned Contractor personnel.

2.2.7	Contractor warrants that all persons performing work shall at all times be recognized as Contractor’s employees and under its control and supervision. Contractor, its agents and employees shall, in the performance of the work, comply with the written or verbal instructions received from authorized Company representatives.

2.2.8	Contractor and its employees shall adhere to and reasonably enforce the Site Security Procedures furnished to Contractor upon award of this Contract.

SCHEDULE G-2

2.2.9	Contractor shall distribute a weekly safety topic to all Security Officers. Contractor’s Cover Officer or Account Manager shall make weekly visits to each officer to confirm this safety requirement.

2.2.10	All duties shall be performed in accordance with California State and Federal Law, departmental rules, regulations, and the lawful instructions of Company’s Building Manager or Contractor.

2.3	TRAINING - Contractor shall certify that all assigned personnel have received training for a minimum of sixteen (16) hours at Company site, including eight (8) hours on the shift the Officer is initially assigned to at no cost to Company. This training must be accomplished before the Officer is allowed to work a Post alone. Contractor shall train all assigned personnel in the following fields prior assignment to Company’s premises:

2.3.1	Legal restrictions on arrest, search and seizure, and use of force.

2.3.2	Recognition and prevention of workplace violence.

2.3.3	Control, detection, and reporting of fires, the use of portable fire-fighting equipment, and the control of sprinkler systems.

2.3.4	Proper operations of the Security Command Post (SCR) located at Site Building A.

2.3.5	Procedure to be used when notifying police in the event of criminal activity. Notification of police should be accomplished through the Company Building Manager as much as is practical. If, in the Security Officer’s opinion, circumstances require immediate action, the police may be notified directly by the Officer and Company’s Building Manager notified immediately thereafter.

2.3.6	Personal appearance, attitude and conduct in accordance with standards and practices acceptable to the industry.

2.3.7	Those additional fields which may be required by law or which the Contractor in its experience, might consider useful.

2.3.8	Contractor personnel shall be properly certified in CPR, First Aid and AED (Automatic External Defibrulator). This certification training shall be provided by Contractor within the first thirty (30) days of the individuals assignment to Company facilities and certification maintained annually.

2.3.9	Contractor personnel shall have successfully completed the required training for certification as an unarmed guard in the State of California.

2.3.10	Contractor shall ensure that the assigned personnel receive continuous, documented training in specific areas. These should include, but not be limited to, CPR/First Aid/AED Certification, emergency response, firefighting, driving safety, violence in the workplace, safety in the workplace, public relations, and security specific topics.

2.3.11	Training checklist approved by the Company Building Manager must be completed by Contractor on each Security Officer and Supervisor every six (6) months.

SCHEDULE G-2

2.3.12	Contractor shall train in advance substitute Security Officers and Account Manager, at no expense to Company, to be assigned when replacements are required.

2.3.13	Contractors Officers assigned to Company’s facilities shall be encouraged to participate in and complete all five tiers of Contractor’s “ALLSTAR” (Allied Security Training Awareness and Recognition) program Upon initial certification of all five tiers of the program the Officers shall receive the following:

A.	Company will provide to the Officers a Letter of Recognition from Company’s Building Manager.

B.	Contractor shall issue an Achievement/Completion Certificate.

C.	Contractor shall provide an “ALLSTAR Master Security Officer” insignia for the Officer’s uniform.

D.	Contractor shall recognize the Officer in Contractor’s newsletter.

As mutually agreed by both parties, Contractor shall provide a Two Hundred Dollar bonus check to the Officer and invoice Company for One Hundred Dollars as a miscellaneous charge.

2.4	ASSIGNMENTS/POSTS - SCOPE OF WORK – SPECIFIC

2.4.1	SENIOR RECEPTIONIST/PHOTO ID CLERK - Contractor shall provide one (1) Senior Receptionist/Photo ID Clerk, Monday through Friday, 7:00 AM to 3:45 PM, located at Company’s Engineering site. This position shall be assigned as necessary and rates will be determined by modification to this Contract. The Senior Receptionist/Photo ID Clerk shall report directly to Company’s Building Manager.

A.	Duties for Senior Receptionist/Photo ID Clerk shall be as follows:

1.	Supervise operations of the Engineering Reception Desk and the personnel assigned to it

2.	Ensure that all supplies and equipment are on hand and functional for the Reception Desk and the Photo ID office at the start of each business day.

3.	Be knowledgeable and adhere to all guidelines and instructions contained in Company’s Receptionist Desktop Manual.

4.	Manage security database entry as required.

2.4.2	POST 0/ACCOUNT MANAGER – Contractor shall assign one (1) Account Manager, Monday through Friday, 7:00 AM to 3:00 PM, located at Company’s Engineering Site. The Account Manager shall be available 24 hours per day via pager, for contact with Company’s Building Manager and Contractor personnel as necessary. The Account Manager shall supervise Contractor’s on site staff and serve as a liaison between Company’s Building Manager and Contractor’s off site management staff. The Account Manager shall have the authority to direct and supervise Contractor personnel on site and make decisions to comply with duties and responsibilities as identified in the Scope of Work. The Account Manager

SCHEDULE G-2

shall also identify solutions and make suggestions about Scope of Work duties and responsibilities during meetings and discussions with Company’s Building Manager. To ensure capability and future compliance, changes in Scope of Work will be reviewed with the Contractor’s local off site management staff prior to acceptance or implementation.

A.	Duties for Post #0 shall be as follows:

1.	Responsible for all Contractor personnel assigned to Company sites listed herein, except the Senior Security Specialist and Senior Receptionist/Photo ID Clerk listed in Part I above.

2.	Specific duties shall include but not be limited to the following:

a.	Training of Contractor personnel assigned to Company.

b.	Scheduling of Contractor personnel to Company sites.

c.	Morale of Contractor personnel assigned to Company.

d.	Overall performance of Contractor personnel assigned to Company.

e.	Overall appearance of Contractor personnel assigned to Company

f.	Professional development of Contractor personnel assigned to Company

g.	Retention of Contractor personnel assigned to Company.

h.	Assist Company’s Building Manager with keeping all security related policies and directives current and up-to-date as necessary.

i.	Meet with Company’s Building Manager a minimum of one time per day. This meeting shall be in person, but under unusual circumstances may be accomplished by telephone.

j.	Review, cause to be corrected and/or approve all reports generated by Contractor personnel assigned to Company. The reports and Contractor supervisor logbook shall be forwarded to Company’s Building Manager daily. All corrected reports shall be forwarded to Company’s Building Manager as they are received.

k.	Ensure that all Contractor personnel adhere to all aspects of the Contract.

2.4.3	POST 1/COVER OFFICER/SHIFT SUPERVISOR – Contractor shall assign a Cover Officer/Shift Supervisor at Company’s Engineering Site. The Cover Officer shall be assigned to work Watch 1. Shift Supervisors will be assigned to work Watch 2 and Watch 3.

SCHEDULE G-2

A.	The specific duties of Post 1 shall include:

1.	Ensure that their assigned officers perform their duties in a competent, professional manner.

2.	Inspecting, counseling and completing timely performance ratings of their subordinate officers.

3.	Plan, develop, schedule and help implement a comprehensive training program to assure the continued professional development of all subordinate Security Department personnel. They may also be required to participate as an instructor for training classes on occasion.

4.	On occasion do follow-up investigations and remain qualified and prepared to assume any task performed by their subordinates.

5.	Ensure that a chain-of-command is in place and utilized due to the quasi-military structure of the Security Department.

6.	Proficient in all administrative duties.

7.	Ability to exercise considerable independent judgment in interpreting the application of all laws, post orders, rules and regulations pertaining to the security function at Company’s facilities.

8.	Assist in the planning and implementation of the security function of their assigned facility. This includes the scheduling of days off, rotating days off, and training requirements.

9.	Conduct either formal “Roll-Call Training” or impromptu instruction and daily uniform inspections for the officers assigned to their facility, prior to the start of each tour of duty.

10.	Oversee the day-to-day operations of the security function on their shift.

11.	Receive complaints and emergency reports and deploy personnel as necessary to handle any and all such situations. They shall also report any unusual situations to their superior promptly.

12.	Ensure compliance to all orders and directions by the assigned officers, make periodic checks of all personnel on duty at their assigned posts, and direct the activities and personnel assigned to the Security Command Post.

13.	May be required to provide emergency first aid in appropriate situations.

14.	Thoroughly proficient in operating Company owned equipment including portable radios, SCR console, access card door locks, etc.

15.	The Cover Officer will be responsible for performing all duties all as directed during their tour of duty, in accordance with the Scope of Work.

SCHEDULE G-2

16.	The Cover Officer will be the SME (Subject Matter Expert) on the DSX Access Control System.

2.4.4	Post 2A/Dispatch Control Officer - The Dispatch Control Officer (DCO) shall be assigned to Watch 1 in the Engineering Site Security Control Room (SCR). This is a service-oriented position. The DCO should have experience with CCTV surveillance type equipment.

All coordination matters come through this post in emergency situations such as earthquake, fire, tornado, etc. The DCO assigned must be prepared to competently handle such contingencies until the arrival of superiors in the chain of command.

A.	Duties for Post 2A shall be as follows:

1.	Assist the Cover Officer or Shift Supervisor in the direct supervision of the on-duty security force.

2.	Assist the Cover Officer or shift supervisor in conducting “Roll-Call Training” for the officers assigned to the shift.

3.	Report any unusual situations to superior officers promptly.

4.	Ensure that the SCR functions effectively. Such functions include but are not limited to:

a.	Ensure that the SCR is in operation 24-hours per day, 7 days per week.

b.	Maintain order and decorum in the SCR.

c.	Supervise the CCTV Monitoring Officer.

d.	Ensure that all telephones are answered promptly and courteously.

e.	Ensure that the required preventive maintenance is performed on the CCTV recording equipment.

f.	Ensure that all alarm activations and other irregularities are addressed promptly.

g.	Ensure that the “Notes” section in the DSX security system is properly utilized.

h.	Ensure that Officers are dispatched as required to handle all incidents or requests for service.

i.	Continually look for ways to improve the SCR operation.

j.	Report any unusual conditions with the SCR to Company’s Building Manager as soon as possible.

5.	When necessary, make prompt notification to the civil authorities.

SCHEDULE G-2

6.	Participate as an instructor when so required.

7.	Coordinate emergency first-aid response in appropriate situations.

8.	Operate Company owned, security related equipment, as necessary.

2.4.5	Post 2B/Senior Officer - This is also a service-oriented position. The Senior Officer position shall be assigned to either Watch 2 or 3, from Monday to Friday, or on Watch 1, 2, or 3 on Saturday and Sunday. During these times the Senior Officer will perform all of the duties listed below and the CCTV duties listed below.

All coordination matters come through this post in emergency situations such as earthquake, fire, tornado, etc. The Officer assigned must be prepared to competently handle such contingencies until the arrival of superiors in the chain of command.

A.	Duties for Post 2B shall be as follows:

1.	Assist the Cover Officer or shift supervisor in conducting “Roll-Call Training” for the officers assigned to the shift.

2.	Report any unusual situations to superior officers promptly.

3.	Ensure that the SCR functions effectively. Such functions include but are not limited to:

a.	Ensure that the SCR is in operation 24-hours per day, 7 days per week.

b.	Maintain order and decorum in the SCR.

c.	Ensure that all telephones are answered promptly and courteously.

d.	Ensure that the required preventive maintenance is performed on the CCTV recording equipment.

e.	Ensure that all alarm activations and other irregularities are addressed promptly.

f.	Ensure that the “Notes” section in the DSX security system is properly utilized.

g.	Ensure that Officers are dispatched as required to handle all incidents or requests for service.

h.	Continually look for ways to improve the SCR operation.

i.	Report any unusual conditions with the SCR to Company’s Building Manager as soon as possible.

4.	When necessary, make prompt notification to the civil authorities.

5.	Demonstrate equipment used, as required.

SCHEDULE G-2

6.	Coordinate emergency first-aid response in appropriate situations.

7.	Operate Company owned, security related equipment, as necessary.

2.4.6	Post 3/CCTV Monitoring Officer - This post will be assigned to work only when directed by Account Manager upon direction from Company’s Building Manager. The CCTV Monitoring Officer is responsible for keeping constant watch on all of the CCTV monitors in the Security Control Room (SCR) in an effort to prevent, detect all crimes and unusual incidents occurring at Company’s Engineering site. The CCTV Officer will be assigned to Watch 1, Monday through Friday. This position is also a service-oriented position.

A.	The duties of Post 3 are as follows:

1.	The primary focus in this position is to “OBSERVE AND REPORT” through the utilization of the technology in the SCR.

2.	The CCTV Officer must exercise considerable judgment and skill in the routine performance of their duties. They must be able to act without direct supervision at times as in the case of emergencies.

3.	The CCTV Officer is responsible for maintaining vigilant observation of all of the CCTV monitors in the Security Control Room (SCR).

4.	The CCTV Officer shall immediately report to the DCO any suspicious circumstances observed on the CCTV system.

5.	If for some reason the DCO is not in the room, the CCTV Officer will assume those duties in their absence.

6.	Assist the DCO as required.

2.4.7	Post 4/Engineering Foot Patrol - This post will be assigned to work only when directed by Account Manager upon direction from Company’s Building Manager. This is a service-oriented position. The Engineering Foot Patrol Officer is responsible for the prevention, detection and investigation of all crimes and vehicular accidents occurring at Company’s Engineering Site.

A.	The duties for Post 4 are as follows:

1.	The primary mission for this post is to “OBSERVE AND REPORT.”

2.	Primarily, this post is constantly mobile. However, the Officer assigned may be called upon from time to time to assist at Company’s Main Reception desk located on the first floor of Building A.

3.	This post shall remain in contact with the SCR at all times via the handheld radios.

SCHEDULE G-2

4.	The Engineering Foot Patrol Officer shall walk in and around all buildings on the Engineering site. They shall also pay close attention to the parking lot areas and the bicycle rack located on the southside of Building D.

5.	They will immediately report all suspicious, dangerous, or unusual occurrences to the SCR.

6.	As part of their patrol responsibilities, this Officer will be especially watchful and alert for any and all unsafe conditions within the workplace. These instances, when seen, should be fully documented with an Incident Report. If the unsafe condition is such that it creates an immediate hazard, notify the Site or Shift Supervisor to make an evaluation.

7.	This position must be able to act without direct supervision at times as in the case of emergencies. In an event such as an earthquake, fire, tornado, hurricane, etc., the Officer may initially be the senior Security representative on hand, and may be the person that other employees look to for guidance.

8.	Enforce safety policies and procedures pertaining to employees, guests, and clients.

9.	Investigate accidents, thefts and disturbances.

10.	Provide escort service for employees and other activities as necessary.

11.	Ensure that the doors to the facility are both locked and unlocked at the appropriate times.

12.	Diligently patrol assigned area at all times.

13.	Follow and observe all general orders and directions provided.

14.	Provide emergency first aid in appropriate situations.

15.	Operate Company owned equipment: portable radios, camera monitoring stations, access card door locks, etc.

16.	Report any unusual situations to your superior promptly.

2.4.8	Post 6/Vehicle Patrol Officer - This is an 8-hour per day, 5-day per week post. This post is a service-oriented position. The officer assigned to this post must possess a valid California Driver’s License.

A.	The duties of Post 6 shall be as follows:

1.	The Vehicle Patrol Officer is responsible for the prevention, detection and investigation of all crimes and vehicular accidents occurring at Company’s Engineering Site.

2.	Upon assuming duties the Vehicle Patrol Officer will thoroughly Inspect the assigned vehicle for damage and/or unsafe

SCHEDULE G-2

conditions. This officer will also conduct an inventory of equipment provided in the vehicle. The results of this inspection and inventory will be annotated on the Vehicle Operators Log.

3.	The Officer assigned this post will at all times operate the Security vehicle with due care and diligence. It should be kept in mind that this vehicle will be distinctly marked and will be readily recognizable. Any and all violations of traffic laws, and/or unsafe driving will undoubtedly be reported promptly by whomever observes such behavior.

4.	The primary mission for this post is to “OBSERVE AND REPORT.”

5.	Primarily, this post should be constantly mobile. However, the Officer assigned may be called upon from time to time to assist to assist with other security related obligations or commitments.

6.	This post should remain in contact with the SCR at all times via the handheld radios.

7.	The Vehicle Patrol Officer will drive through the parking areas of Company’s sites at least twice per hour while Company employees are on site.

8.	During Watches 2 and 3, and weekends and any other time that there is no Engineering Foot Patrol Officer, the Vehicle Patrol Officer will make rounds on every floor of the Engineering site buildings at least once per hour.

9.	They will immediately report all suspicious, dangerous, or unusual occurrences to the SCR.

10.	As part of their patrol responsibilities, this Officer will be especially watchful and alert for any and all unsafe conditions at the facility. These instances, when seen, should be fully documented with an Incident Report. If the unsafe condition is such that it creates an immediate hazard, notify the Site or Shift Supervisor to make an evaluation.

11.	This position must be able to act without direct supervision at times as in the case of emergencies. In an event such as an earthquake, fire, tornado, hurricane, etc., the Officer may initially be the senior Security representative on hand, and may be the person that other employees look to for guidance. Because of this, the Officer must be prepared to competently handle such contingencies until the arrival of superiors.

12.	The following essential duties must also be addressed as they arise:

a.	Enforce safety policies and procedures pertaining to employees, guests, and clients.

SCHEDULE G-2

b.	Provide escort service for employees and other activities as necessary.

c.	Ensure that the doors to the facility are both locked and unlocked at the appropriate times.

d.	Provide emergency first aid in appropriate situations.

e.	Operate company equipment: portable radios, camera monitoring stations, access card door locks, security vehicles, etc.

f.	Perform the duties of your assigned post. Report any unusual situations to your superior promptly.

g.	Maintain a clean, professional, image at all times.

h.	Other lawful duties as may be assigned.

2.4.9	RECEPTIONIST OFFICER - Contractor will provide a Receptionist Officer for assignment to the Company’s Engineering Site, as necessary. When requested by Company, working hours for this position shall be as assigned, 40 hours per week, with overtime as necessary and approved in writing by Company representative.

Reception Officers may also be requested by Company on an as needed basis, to fill in for other Company receptionists as required. Standard terms as stated elsewhere in this Contract shall apply regarding notice for such emergency staffing. If a qualified Reception Officer is not available, a Security Officer may fill the emergency request if approved by Company representative. Rates for fill-in by a Security Officer shall be at the Security Officers’ then prevailing rate.

A.	Duties for the Receptionist Officer include but shall not be limited to the following:

1.	Report for duty daily no later than 7:00 AM at the assigned location. Fulfill all duties required of Company’s Receptionist assigned to same position.

2.	Become familiar with all aspects of Company’s Receptionist manual within 2-weeks of being assigned to this position.

3.	Attire will be consistent with standards normally associated with “professional business attire” as delineated in Company’s Dress Standards attached herein as part of this Contract. Contractor’s Security Account Manager will ensure compliance with this requirement.

4.	Regarding the day to day activities associated with this position, the Reception Officer will report directly to the designated Company Representative at the site where posted.

5.	Contractor’s Security Account Manager will retain responsibility for all administrative support, i.e. payroll, training, and job performance issues.

SCHEDULE G-2

6.	The Reception Officer will report all matters pertaining to the daily routine of the receptionist’s duties, both adverse and commendatory, directly to Company representative in an expeditious manner. After reporting such matters to Company representative, the Reception Officer will then make notifications forthwith to Contractor’s Security Account Manager.

7.	During emergency conditions or events requiring a security response, Contractors Security Account Manager will assume direct operational supervision of the Reception Officer, after notifying Company management.

3.0	MATERIAL, EQUIPMENT, OR SERVICES FURNISHED BY COMPANY

Company will furnish or cause to be furnished to Contractor, without cost to Contractor, the following items for or in connection with performance of the Work:

3.1	Two –way communication within the Engineering Site. Radios provided will be one base station and five hand-held portables.

4.0	TEMPORARY FACILITIES AND UTILITIES

4.1	Furnished by Contractor

Except as expressly set forth in Section 4.2 of this Article, Contractor shall, as part of the Scope of Work, supply, install, and properly maintain, all items necessary for full and complete performance of the Work. Such items shall include, but not necessarily be limited to, those listed below. The items located at the jobsite shall be subject to and in accordance with the review and approval of Company.

4.1.1	One roving patrol vehicle and all hazard equipment including: light bars, spotlights and road flares. Vehicle fuel expenses will be billed to Company’s account.

4.1.2	“Watchman” type clocks and/or key stations. Orca’s TouchTrak Starter Kit, complete with software, hardware, “Touch Memory Buttons” and mounting brackets for multiple tour points shall be provided to Company, if requested, for patrol activity conduced at Company’s facilities.

4.1.3	Flashlights for all Security Officers, both day and night.

4.1.4	Uniforms, including two (2) blazers per Officer at a minimum.

All Security Officers shall at all times while on duty, wear a navy blue blazer, a white dress shirt, the same styled striped tie, gray slacks and black Corfram style military shoes. Officers shall report to assignments at Company sites in the prescribed uniform on their first day of duty. Within thirty (30) days of assignment to Company sites, all officers shall report to duty wearing the prescribed shoes. Female Security Officers may wear either the described slacks, or a gray skirt, at their option. A “cross-over” style tie for women, made of the same material, is also acceptable. Male Security Officers will be clean shaven. No eccentric hairstyles or body piercing, with the exception of ears on women, will be allowed. Conservative, stud type earrings, and professional jewelry is acceptable. The Contractors insignia, bearing the Contractor’s business name shall be worn on the

SCHEDULE G-2

left breast pocket of the blazer. This insignia, along with a Company access card badge must at all times be able to be seen by Company employees and the visiting general public.

4.1.5	Inclement weather gear.

4.1.6	Security Logbooks.

4.1.7	Cellular telephone for use by Contractor’s on-duty Cover Officer or Shift Supervisor for emergency situations only.

4.2	Furnished by Company

Company will supply or cause to be supplied the following temporary facilities and utilities to Contractor, without cost to Contractor, for or in connection with performance of the Work:

4.2.1	Parking facilities (no plug-ins). Neither Company or Owner will be financially responsible for any damage or unlawful acts to any Contractor equipment or private vehicles parked in designated parking areas.

4.2.2	Office space for Security Supervisors.

4.2.3	Limited office furniture, including but not limited to: chairs, worksurfaces, and file cabinets.

4.2.4	Centrally located Security Command Post in Building A, which contains all of the security control, access control for all exterior doors and the alarm systems for both sites.

4.2.5	Limited first aid services.

4.2.6	Electric power for small tools, etc. required in the actual work areas.

4.2.7	Janitorial Services.

4.2.8	Telephone line subject to approval of Company. All non-business related telephone call costs will be to Contractor’s account.

4.2.9	Company access card badges.

5.0	PERFORMANCE SCHEDULE AND SEQUENCE OF WORK

5.1	Contractor shall commence performance of the Work on May 1, 1999 and shall complete Work not later than April 30, 2005. The initial term of this Contract will be three (3) years.

5.2	General scheduling, reporting and coordination requirements shall be described in PART II, GENERAL TERMS – PROFESSIONAL SERVICES.

5.3	Company plant closure days are: New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.[INS12].

SCHEDULE G-2

6.0	REPORTING REQUIREMENTS AND COORDINATION MEETINGS

Contractor shall promptly submit the schedules and reports set forth below and, in addition, those schedules and report as requested by Company pursuant to the Article entitled SCHEDULING, REPORTING AND COORDINATION set forth in PART II.

6.1	Reports

6.1.1	At the conclusion of each tour of duty, each Contractor Security Officer shall submit a written report to the Company Building Manager covering all unusual or hazardous conditions encountered during the tour. No information contained in a report or obtained by a Security Officer relating to Company, its employees, or clients shall be disclosed by the Contractor, or its employees without written consent of Company.

6.1.2	Contractor’s Security Supervisor shall be responsible for maintaining a continuous “Security Logbook” containing pertinent information relating to the individual shifts. This Logbook will be reviewed by the Company Building Manager daily.

6.1.3	During the latter stages of accomplishing the Work, and prior to delivering notice of completion of the Work, Contractor shall submit its plans for demobilization at the jobsite to Company for approval and shall comply with such demobilization plan as approved by Company.

6.2	Weekly Coordination Meetings

6.2.1	Contractor shall attend a weekly coordination meeting together with Company’s Building Manager to coordinate the Work for the following week.

6.2.2	The person or persons designated by Contractor to attend the meetings shall have all the required authority to make decisions and commit Contractor to solutions agreed upon during any coordination meetings.

6.3	Other Meetings

Contractor participation in certain nonproductive activities shall be required. These activities shall include, but not be limited to:

6.3.1	Indoctrination and orientation of all Contractors’ employees prior to commencing work at the jobsite. (This includes the entire labor force and all new hires). The meeting will last approximately 2 hours.

6.3.2	Monthly safety meetings organized and conducted by Contractor and attended by all of Contractor’s employees. Contractor shall be responsible for arranging and conducting these meetings with its craft employees. The meeting will last approximately 30 [INS15]minutes.

6.3.3	Company Building Manager may attend these meetings as necessary.

7.0	DATA REQUIREMENTS

7.1	Contractor shall submit the following data to Company as part of the Scope of Work:

7.1.1	Start up Plan.

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7.1.2	Personnel replacement practices

7.1.3	Training Practices

8.0	COMMUNICATIONS

All communications pursuant to or in connection with this Contract shall be identified by Company’s Contract Number and shall be communicated as set forth below:

8.1	Contractual Notices

All contractual notices given under this Contract shall be sufficient if in writing and delivered in person to an officer of the party to be notified, or sent to the party to be notified, addressed as set forth below, by registered mail, telex, facsimile or cable. Telexes, facsimiles and cables must be confirmed in writing within three (3) days thereafter.

Contractual notices to Company shall be addressed to Company’s Field Office Address set forth herein and marked Attn.: Sue Berg/A1A

Contractual notices to Contractor shall be addressed to Contractor’s Address set forth herein marked Attn.: District Manager                                .

8.1.1	Company’s Address

Fluor Enterprises, Inc.

One Fluor Daniel Drive

Aliso Viejo, CA 92698

Telephone: (949) 349-5729

FAX: (949) 349-2112

Attn.: Sue Berg/A1A

8.1.2	Contractor’s Address

Allied Security Inc.

2050 West Chapman Avenue, Suite 208

Orange, CA 92868

Phone: (714) 939-8211

Fax:      (714) 939-1282

8.1.3	Technical Coordination

Day to day coordination of functional and technical activities as described in Part I and elsewhere in this Contract shall be coordinated with Company’s Building Manager listed below.

Fluor Enterprises, Inc.

One Fluor Daniel Drive

Aliso Viejo, CA 92698

Telephone: (949) 349-7115

FAX: (949) 349-5453

Attn.: Dennis Plymale/B1O

SCHEDULE G-2

9.0	SAFETY, WORK RULES AND REGULATIONS

9.1	Safety

9.1.1	All Contractors and subcontractors working on jobsite shall have in effect a safety plan and shall designate a Safety Representative.

9.1.2	Contractor’s Safety Representative shall be responsible for initiating the safety program, ensuring that jobsite safety requirements and procedures are being accomplished, conducting safety inspections of Work being performed, conducting weekly safety meetings with craft employees and submitting a weekly report to Company documenting safety activities. The Safety representative will also be responsible for a continuing survey of its operations, to ensure that the probable causes of injury or accident are controlled and that operating equipment, tools and facilities are used, inspected and maintained as required by applicable safety and health regulations.

9.1.3	Company and Owner will have the right to stop Work whenever safety violations are observed which could jeopardize the well being of personnel and equipment. The expense of any such Work stoppage and resultant standby time shall be for Contractor’s account. The failure or refusal of Contractor to correct the observed violation may result in the termination of the Contract, and/or the dismissal from the jobsite of those responsible for such failure or refusal.

9.1.4	Contractor shall provide to Company a copy of all reports made to government agencies or insurance companies relating to any jobsite accident or injury during Contractor’s performance of the Work.

9.2	Work Rules and Regulations

Contractor shall comply with all work rules and regulations set forth in the Site Security Procedures provided to Contractor upon Contract award.

9.2.1	No Smoking

No smoking will be allowed in the Work area(s) or outside of the designated smoking areas.

9.3	OSHA Permits and Programs

Contractor shall initiate and maintain such permits and programs as may be necessary to comply with requirements set forth by the Occupational Safety and Health Administration (OSHA) and any other local, state and federal regulations.

A copy of all permits will be provided by Company prior to commencement of Work at the jobsite. If OSHA permits are not required to perform Work, a letter shall be submitted to Company prior to commencement of Work at the jobsite stating that no permits are required.

SCHEDULE G-2

EXHIBIT H

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

RECORDING REQUESTED BY AND WHEN RECORDED MAIL TO:

Attention:

(Space Above This Line For Recorder’s Use Only)

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”), is made and entered into as of the      day of                     , 200    , by and among QUEST SOFTWARE, INC., a California corporation (“Tenant”), whose address is                     , FLUOR ENTERPRISES, INC., a California corporation (“Landlord”), whose address is One Enterprise Drive, Aliso Viejo, California 92656, and                     , a                      (“Lender”), whose address is                     .

A. Lender has agreed to make a mortgage loan (the “Loan”) to Landlord secured by a deed of trust (the “Deed of Trust”) on Landlord’s interest in the real property legally described in Exhibit “A” attached hereto (the “Premises”)

B. Tenant is the present lessee under that certain lease, dated as of                     , 2004, made by and between Tenant, as Tenant, and Landlord, as Landlord, demising a portion of the Premises and other property (said lease as so amended being referred to as the “Lease”); and

C. Subject to the terms and conditions of this Agreement, Tenant has agreed to subordinate its interest in the Lease to the lien of the Deed of Trust so long as, among other things, Lender agrees not to disturb Tenant’s possession of the portion of the Premises covered by the Lease (the “Demised Premises”).

NOW, THEREFORE, the parties hereby agree as follows:

1. Subordination. Subject to the terms and conditions hereinafter set forth, the Lease, and the rights of Tenant in, to and under the Lease and the Demised Premises, are hereby subjected and subordinated to the lien of the Deed of Trust, and to any renewal, substitution, extension, modification or replacement thereof; provided, however, that notwithstanding anything to the contrary in this Agreement, any purchase, renewal, first refusal or first offer rights or options (each such right or option, an “Option,” and collectively, the “Options”) of Tenant under the Lease are not hereby subordinated to the lien of the Deed of Trust.

EXHIBIT “H”

2. Tenant Not To Be Disturbed. So long as Tenant is not in default (beyond any period given Tenant by the terms of the Lease to cure such default) in the payment of rent or additional rent or performance of any of the terms, covenants or conditions of the Lease on Tenant’s part to be performed, (a) Tenant’s possession of the Demised Premises, and its rights and privileges under the Lease shall not be diminished or interfered with by Lender, and (b) Lender will not join Tenant as a party defendant in any action or proceeding foreclosing the Deed of Trust unless such joinder is necessary to foreclose such Deed of Trust and then only for such purpose and not for the purpose of terminating the Lease. Lender represents and warrants that it has received and reviewed a copy of the Lease.

3. Tenant to Attorn To Lender. If the Premises shall be sold by reason of foreclosure (whether judicial or non judicial) or other proceedings brought to enforce the Deed of Trust, or the Premises shall be transferred by deed in lieu of foreclosure, the Lease shall continue in full force and effect as a direct lease between the then owner of the Premises, who shall succeed to the rights and duties of the Landlord, and Tenant for the balance of the term thereof. Tenant shall attorn to Lender or any other such owner as its Landlord, said attornment to be effective and self operative without the execution of further instruments; provided, however, that Lender or any such other owner shall not be (a) personally liable for any act or omission of Landlord or any prior landlord which cannot be cured; (b) subject to any offsets or defenses which Tenant might have against Landlord or any prior landlord except to the extent of Tenant’s right to offsets set forth in the Lease; (c) required or obligated to credit Tenant with any rent or additional rent for any rental period beyond the then current month which Tenant might have paid Landlord or any prior landlord, excluding any reconciliations as provided for in the Lease; or (d) liable for the return of any security deposit unless and only to the extent such security deposit shall have been actually received by Lender. Tenant hereby agrees that upon the occurrence of any default under the Loan or the documents evidencing or securing the same, and in the event of a demand on Tenant by Lender, or its successors and assigns, for the payment to Lender or its successors and assigns of the rent due under the Lease, Tenant will pay said rent to Lender and Landlord hereby consents to said payment and releases Tenant from any and all liability, damages, or claims in connection with any such payment or payments. Landlord agrees that receipt by Tenant of any such demand shall be conclusive evidence of the right of Lender to the receipt of said rental payments. Tenant shall be under no obligation to pay rent to Lender or any such other owner until Tenant receives written notice from Lender or any such other owner.

4. Notice of Default. If Landlord is in material default of one or more of its obligations under the Lease, Tenant agrees to give written notice thereof to Lender. Tenant further agrees that Lender shall have the right, but not the obligation, to cure such default within thirty (30) days or if such default cannot be cured within that time, then such additional time as may be reasonably required to complete such cure, provided, that Lender commences such cure during the initial thirty (30) day period and thereafter diligently prosecutes such cure to completion.

5. Notice of Discharge. Landlord shall give notice to Tenant of the reconveyance or other release of the Deed of Trust within thirty (30) days after the date the reconveyance or other release is recorded.

6. Limitation. This Agreement shall not apply to any equipment, inventory, merchandise, furniture, fixtures or other personal property owned or leased by Tenant which is now or hereafter placed or installed on the Demised Premises, and Tenant shall have the full right to remove said property at any time during or at the expiration of the Lease term.

7. Notices. Any notice required or permitted to be given hereunder must be in writing and may be given by personal delivery (including delivery by overnight courier or an

EXHIBIT “H”

express mailing service) or by mail, if sent by registered or certified mail, to the parties at their addresses set forth above. The addresses to which notices shall be sent may be changed by any party by notice given pursuant to this paragraph.

8. Successors And Assigns. This Agreement and each and every covenant, agreement and other provision hereof shall be binding upon and shall inure to the benefit of the parties hereto and their representatives, successors and assigns.

9. Miscellaneous. This Agreement may not be modified other than by an agreement in writing, signed by the parties hereto or by their respective successors in interest. Nothing in this Agreement shall in any way impair or affect the lien created by the Deed of Trust or the other lien rights of Lender.

10. Counterparts. This Agreement may be executed in counterparts which together shall constitute but one and the same original.

[balance of this page left blank; signature page follows]

EXHIBIT “H”

IN WITNESS WHEREOF, the parties hereto have each caused this Subordination, Non-Disturbance and Attornment Agreement to be executed as of the date first above written.

“Lender”

Its:

“Landlord”

FLUOR ENTERPRISES, INC.,
a California corporation

By:
Name:
Its:

“Tenant”

QUEST SOFTWARE, INC.,
a California corporation

By:
By:
Name:
Its:

[NOTARY BLOCKS TO BE ATTACHED PRIOR TO EXECUTION]

EXHIBIT “H”

EXHIBIT A

[To be attached]

EXHIBIT “H”

EXHIBIT I-1

TENANT ESTOPPEL CERTIFICATE

The undersigned,                                                                                                                                    (“Tenant”), hereby certifies to                                                                                                                           , as follows:

1. Attached hereto is a true, correct and complete copy of that certain lease dated                                 , between                                     , a                                               (“Landlord”) and Tenant (the “Lease”), regarding the premises located at                                                                                                                            (the “Premises”). The Lease is now in full force and effect and has not been amended, modified or supplemented, except as set forth in Section 4 below.

2. The Term of the Lease commenced on                     ,     .

3. The Term of the Lease will expire on                     ,     .

4. The Lease has: (Initial one)

(                     )              not been amended, modified, supplemented, extended, renewed or assigned.

(                     )              been amended, modified, supplemented, extended, renewed or assigned by the following described terms or agreements, copies of which are attached hereto:

                                                                                                                                                                                                                             .

5. Tenant has accepted and is now in possession of the Premises.

6. Tenant and Landlord acknowledge that Landlord’s interest in the Lease will be assigned to                                                                                                                and that no modification, adjustment, revision or cancellation of the Lease or amendments thereto shall be effective unless written notice is given to                                                                                   , and that until further notice, payments under the Lease may continue as heretofore.

7. The amount of Monthly Base Rent is $

8. The amount of Security Deposit (if any) is $                                    . No other security deposits have been made except as follows:                                                                                                                                                        .

9. Tenant is paying the full lease rental which has been paid in full as of the date hereof. No rent or other charges under the Lease have been paid for more than thirty (30) days in advance of its due date except as follows:                                                                                                                                                                     .

10. All work required to be performed by Landlord under the Lease has been completed except as follows:                                                                                                                                                                    .

EXHIBIT “I-1”

11. To the actual knowledge of Tenant, There are no Defaults on the part of the Landlord or Tenant under the Lease except as follows:                                                                                                                                            .

12. To the actual knowledge of Tenant, Neither Landlord nor Tenant has any defense as to its obligations under the Lease and claims no set-off or counterclaim against the other party except as follows:                                                                                                                                                        .

13. Tenant has no right to any concession (rental or otherwise) or similar compensation in connection with renting the space it occupies other than as provided in the Lease except as follows:                                                                                                                                                                     .

14. All provisions of the Lease and the amendments thereto (if any) referred to above are hereby ratified.

The foregoing certification is made with the knowledge that                                                                               is relying upon the representations herein made in funding a loan to Landlord in purchasing the Premises.

IN WITNESS WHEREOF, this certificate has been duly executed and delivered by the authorized officers of the undersigned as of                                                                          , 2            .

TENANT:

a
By:		SAMPLE ONLY [NOT FOR EXECUTION]
Print Name:
Print Title:

By:
Print Name:
Print Title:

EXHIBIT “I-1”

EXHIBIT “I-2”

LANDLORD ESTOPPEL CERTIFICATE

The undersigned, hereby certifies to follows:	(“Landlord”), , as

1. Attached hereto is a true, correct and complete copy of that certain lease dated             , between                                                              , a                      (“Landlord”) and Tenant (the “Lease”), regarding the premises located at                                                               (the “Premises”). The Lease is now in full force and effect and has not been amended, modified or supplemented, except as set forth in Section 4 below.

2. The Term of the Lease commenced on                     ,     .

3. The Term of the Lease will expire on                     ,     .

4. The Lease has: (Initial one)

(                    ) not been amended, modified, supplemented, extended, renewed or assigned.

(                    ) been amended, modified, supplemented, extended, renewed or assigned by the following described terms or agreements, copies of which are attached hereto:                                                                                        .

5. The amount of Monthly Base Rent under the Lease is $

6. The amount of Security Deposit (if any) is $                 . No other security deposits have been made except as follows:

7. Tenant is paying the full lease rental which has been paid in full as of the date hereof. No rent or other charges under the Lease have been paid for more than thirty (30) days in advance of its due date except as follows:

8. To the actual knowledge of Landlord, there are no Defaults on the part of the Landlord or Tenant under the Lease except as follows:

9. To the actual knowledge of Landlord, neither Landlord nor Tenant has any defense as to its obligations under the Lease and claims no set-off or counterclaim against the other party except as follows:

IN WITNESS WHEREOF, this certificate has been duly executed and delivered by the authorized officers of the undersigned as of                                                              , 2        .

EXHIBIT “I-2”

LANDLORD:

a

By:		SAMPLE ONLY [NOT FOR EXECUTION]
Print Name:
Print Title:

By:
Print Name:
Print Title:

EXHIBIT “I-2”

EXHIBIT “J”

OPTION PURCHASE AND SALE AGREEMENT

[To be attached]

EXHIBIT “J”

EXHIBIT “K”

GROUND FLOOR LEASE-BACK PREMISES

[To be attached]

EXHIBIT “K”

EXHIBIT “L”

MODIFIED TERMS FOR LANDLORD LEASE-BACK

If Tenant acquires the Premises Parcel pursuant to Section 40 of the Addendum and exercises its Landlord Lease-Back Option with respect to all or a portion of the Lease-Back Premises, the lease for the Lease-Back Premises (the “Lease-Back Lease”) shall be substantially upon the same terms as this Lease, subject to the following modifications:

1. Tenant shall be the “Landlord” under the Lease-Back Lease and “Landlord” shall be the “Tenant.”

2. The “Premises” shall be the applicable Lease-Back Premises pursuant to Section 40 of the Addendum.

3. The “Tenant’s Percentage of Building” shall be the ratio of the Rentable Square Footage of the applicable Lease-Back Premises (using the measurements set forth in Section 40 of the Addendum) to the Rentable Square Footage of the Building (as set forth in Section 1(f) of the Lease).

4. The “Term” of the Lease-Back Lease as to the applicable Lease-Back Premises shall be as set forth in Section 40 of the Addendum. The Commencement Date shall be the Purchase Closing Date.

5. Monthly Base Rent for the Lease-Back Premises shall be $2.25 per Rentable Square Foot (using the measurements set forth in Section 40 of the Addendum).

6. Tenant shall have no obligation to construct or fund tenant improvements or a tenant improvement allowance for the Lease-Back Premises, and the terms of the Work Letter shall not apply, except as applicable with respect to Alterations.

7. Landlord shall be entitled to use 4.25 parking spaces per 1,000 Rentable Square Feet of the Lease-Back Premises on a non-exclusive basis.

8. There shall be no broker commissions paid for the Lease-Back Lease or the lease of the Lease-Back Premises to Landlord thereunder.

9. Tenant shall have no responsibility for providing or maintaining any rights to Landlord to utilize the Gymnasium, Cafeteria or Presentation Room, but nothing herein shall preclude Landlord from utilizing such facilities pursuant to the Project CC&Rs or other rights reserved to Landlord in the Project.

10. Sections 3(b), 3(c), 7(c)(ii), 7(c)(iii), 9, 24(a), 39 (except to the extent set forth in Paragraph 16 below), 40, 42 and 43 shall not apply.

11. Section 4 shall not apply, the Lease-Back Premises shall be controlled and occupied by Landlord through the Purchase Closing Date, so the Lease-Back Premise will be delivered “as-is,” without any warranty by Tenant.

12. Landlord shall continue to operate the Gymnasium if it is part of the Lease-Back Premises unless (i) such Gymnasium incurs operating losses in excess of 25% of operating costs and the building owners in the Project refuse to subsidize such loss or (ii) Tenant exercises its termination right as to the First Floor Lease-Back Premises pursuant to Paragraph 17 below. Tenant may terminate the operation of the Gymnasium in the event Tenant terminates the Lease-Back Lease as to the First Floor Lease-Back Premises pursuant to Paragraph 17 below or Tenant otherwise reacquires the Gymnasium space pursuant to Section 16 below.

EXHIBIT “L”

13. Landlord’s repair obligations pursuant to Section 13(a) of the Lease shall not apply to any defects that existed at the time Tenant acquired the Premises Parcel from Landlord, and nothing in the Lease-Back Lease shall limit or reduce any Landlord warranties under the Lease or the Option Purchase Agreement.

14. Landlord shall have no right to utilize any supplemental chillers, generators or other supplemental equipment installed by Tenant for the Premises.

15. Landlord shall not sublet or assign all or any portion of the Lease-Back Premises to any Tenant Competitor.

16. If Landlord desires to assign or sublet any portion of the Lease-Back Premises, Tenant shall have a right of first offer with respect to such proposed sublease or assignment on substantially the same terms as set forth in Section 39(b) of the Addendum.

17. Upon no less than sixty (60) days prior written notice to Landlord delivered at any time prior to Landlord’s delivery to Tenant of a First Offer Notice pursuant to Paragraph 16 above (and the applicable terms of Section 39(b) of the Addendum), Tenant may terminate the Lease-Back Lease as to the First Floor Lease-Back Premises, the Fourth Floor Lease-Back Premises, or both.

18. Tenant may impose reasonable access and security rules and restrictions upon Landlord’s use of common areas within the Building, including any restrictions applicable to confidential business operations conducted by Tenant in the Building.

19. For as long as Landlord lease and occupies not less than one (1) full floor of the Building, Landlord shall retain the exclusive Building top signage rights, otherwise Tenant shall have the exclusive right to install building top signage in accordance with applicable zoning, regulations and the Project CC&Rs.

20. Landlord shall have no right to extend the term of the Lease-Back Lease beyond the terms set forth in Section 40 of the Addendum.

21. Tenant shall not be required to provide janitorial service to the Gymnasium.

EXHIBIT “L”

EXHIBIT “M”

MEMORANDUM OF LEASE

RECORDING REQUESTED BY AND WHEN RECORDED MAIL TO:

Attention:

(Space Above This Line For Recorder’s Use Only)

MEMORANDUM OF LEASE, PURCHASE OPTION AND RIGHT OF FIRST REFUSAL

TO PURCHASE

THIS LEASE HEREIN IS FOR A PERIOD

OF TIME LESS THAN 99 YEARS.

A.P.N.

FLUOR ENTERPRISES, INC., a California corporation (“Landlord”), hereby leases to QUEST SOFTWARE, INC., a California corporation (“Tenant”), those certain premises located on that certain real property located in the City of Aliso Viejo, California and more particularly described on Exhibit “A” attached hereto (the “Property”). The rent payable by Tenant and the other terms of the tenancy are as set forth in a certain unrecorded lease instrument between Landlord and Tenant dated                          , 2004 (the “Lease”), the provisions of which are incorporated herein by this reference. The term of the Lease shall commence as provided in the Lease and extend for a period of ten (10) years, subject to Tenant’s early termination option as provided in the Lease. Tenant has two (2) options to extend the term of the Lease for two (2) additional periods of five (5) years each.

In additional Landlord grants to Tenant (a) an option to purchase the Property, prior to November 15, 2004, which date may be extended until December 1, 2004 as provided for under the Lease and (b) certain rights of first refusal to purchase the Property any time after July 21, 2004, but prior to December 1, 2004. The terms and conditions of all such options and first refusal rights are more fully set forth in the Lease and incorporated herein by this reference.

EXHIBIT “M”

This instrument is executed solely for recording purposes and nothing herein shall be deemed or construed to modify or vary the terms of the Lease.

IN WITNESS WHEREOF, the undersigned have executed this Memorandum of Lease as of the              day of                     , 2004.

TENANT:		LANDLORD:

QUEST SOFTWARE, INC., a California corporation		FLUOR ENTERPRISES, INC., a California corporation

By:		By:
	Print Name:		Print Name:
	Print Title:		Print Title:

By:		By:
	Print Name:		Print Name
	Print Title:		Print Title:

EXHIBIT “M”